   As filed with the Securities and Exchange Commission on September 4, 1998

                                               Registration No.
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________
                                    FORM S-4
                             Registration Statement
                        under the Securities Act of 1933
                              ____________________
                    FIRST COMMONWEALTH FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        Pennsylvania                               6711                                    25-1428528
(State or other jurisdiction of        (Primary Standard Industrial           (I.R.S. Employer Identification Number)
incorporation or organization)          Classification Code Number)

                             Old Courthouse Square
                             22 North Sixth Street
                               Indiana, PA 15701
                                 (724) 349-7220
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal Executive Offices)
                              ____________________
                            David R. Tomb, Jr., Esq.
                             Senior Vice President
                    First Commonwealth Financial Corporation
                             Old Courthouse Square
                             22 North Sixth Street
                               Indiana, PA 15701
                                 (724) 349-7220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________
                                   Copies to:
                              Henry S. Pool, Esq.
                            Tucker Arensberg, P.C.
                              1500 One PPG Place
                             Pittsburgh, PA 15222

  Approximate Date of Commencement of Proposed Sale to the Public: As promptly as practicable after this Registration Statement is declared effective and upon consummation of the transactions described in the enclosed Joint Proxy Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box: [ ]

===================================================================================================================================
                                                       Proposed Maximum        Proposed Maximum
    Title of Each Class of          Amount to be        Offering Price            Aggregate
Securities to be Registered/1/      Registered/2/         Per Unit              Offering Price       Amount of Registration Fee/3/
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, Par Value
$1.00 Per Share...............   8,826,840 Shares       Not Applicable          Not Applicable                  $55,502
===================================================================================================================================

1 This Registration Statement relates to securities of the Registrant issuable to holders of Common Stock, par value $2.50 per share ("Southwest Common Stock"), of Southwest National Corporation, a Pennsylvania corporation ("Southwest"), in the proposed merger of Southwest with and into the Registrant (the "Merger").

2 The amount of Common Stock, par value $1.00 per share, of the Registrant ("First Commonwealth Common Stock") to be registered has been determined on the basis of the exchange ratio in the Merger (2.9 shares of First Commonwealth Common Stock for each share of Southwest Common Stock) and the maximum aggregate number of shares of Southwest Common Stock ([3,043,738] shares) to be exchanged in the Merger for shares of First Commonwealth Common Stock.

3 The registration fee was calculated pursuant to Rule 457(f), as .000295 times $61.81 (the average of the high and low sale price of Southwest Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System on August 28, 1998) multiplied by 3,043,738 (the maximum aggregate number of shares of Southwest Common Stock to be converted and cancelled in the Merger).
                              ____________________

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        SOUTHWEST NATIONAL CORPORATION
                                      AND
                   FIRST COMMONWEALTH FINANCIAL CORPORATION
                             JOINT PROXY STATEMENT
                   FIRST COMMONWEALTH FINANCIAL CORPORATION
                                  PROSPECTUS

                               ----------------

  This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of First Commonwealth Financial Corporation, a Pennsylvania corporation ("First Commonwealth"), and Southwest National Corporation, a Pennsylvania corporation ("Southwest"), in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at the Special Meeting of Shareholders of First Commonwealth (including any adjournments or postponements thereof, the "First Commonwealth Special Meeting") and the Special Meeting of Shareholders of Southwest (including any adjournments or postponements thereof, the "Southwest Special Meeting" and, together with the First Commonwealth Special Meeting, the "Special Meetings"), each to be held on [December 8, 1998].

  This Proxy Statement/Prospectus relates to the proposed merger of Southwest with and into First Commonwealth (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of July 15, 1998 (the "Merger Agreement"), between First Commonwealth and Southwest. At each of the Special Meetings, common shareholders will consider and vote on a proposal to approve and adopt the Merger Agreement.

  This Proxy Statement/Prospectus also constitutes a prospectus of First Commonwealth with respect to the shares of First Commonwealth Common Stock issuable to holders of Southwest's Common Stock, par value $2.50 per share (the "Southwest Common Stock"), pursuant to the Merger. First Commonwealth Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FCF." At the effective time of the Merger (the "Effective Time"), each outstanding share of Southwest Common Stock will be converted into the right to receive 2.9 shares of First Commonwealth Common Stock (the "Exchange Ratio"), except that cash will be paid in lieu of fractional shares of First Commonwealth Common Stock in an amount per fractional share equal to the relevant fraction multiplied by the average of the closing prices for First Commonwealth Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") for the ten NYSE trading days immediately preceding the Effective Time. The Exchange Ratio is subject to possible increase in certain limited circumstances, but under no circumstances is it subject to any decrease. See "The Merger--Merger Consideration" and "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" and "--Termination; Possible Exchange Ratio Increase."

  Based on the [3,043,738] shares of Southwest Common Stock outstanding on the Southwest Record Date (as hereinafter defined), and the Exchange Ratio of 2.9, up to approximately [8,826,840] shares of First Commonwealth Common Stock are
expected to be issued in the Merger. Based on the $           last reported
sale price per share of First Commonwealth Common Stock on the NYSE Tape on [November 4,] 1998, each share of Southwest Common Stock would have been converted into the right to receive First Commonwealth Common Stock having a
market price of $           at such time. The actual value of the First
Commonwealth Common Stock to be exchanged for Southwest Common Stock will depend on the market price of the First Commonwealth Common Stock at the Effective Time. Southwest Common Stock is quoted on the NASDAQ Stock Market National Market System ("Nasdaq NMS") under the symbol "SWPA." On [November 4,] 1998, the last sale price of Southwest Common Stock as reported on the
Nasdaq NMS was $           . No assurance can be given as to the market value
of First Commonwealth Common Stock or Southwest Common Stock at the Effective Time.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of First Commonwealth and Southwest on or about [November 9, 1998].

  THE SHARES OF FIRST COMMONWEALTH COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST COMMONWEALTH AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is [November 5, 1998].

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   6
SUMMARY...................................................................   8
 THE COMPANIES............................................................   8
  First Commonwealth Financial Corporation................................   8
  Southwest National Corporation..........................................   8
 THE SPECIAL MEETINGS.....................................................   9
  Date, Time and Place....................................................   9
  Matters to be Considered at the Special Meetings........................   9
  Record Dates............................................................   9
  Votes Required..........................................................   9
  Security Ownership of Management and Others.............................  10
 THE MERGER...............................................................  11
  Effect of Merger........................................................  11
  Reasons for the Merger; Recommendations of the Boards of Directors......  11
  Interests of Certain Persons in the Merger..............................  12
  Financial Advisors......................................................  13
  Conditions to the Merger................................................  13
  Termination; General....................................................  13
  Decrease in First Commonwealth's Stock Price; Possible Exchange Ratio
   Increase...............................................................  14
  Regulatory Approvals Required...........................................  14
  Certain Federal Income Tax Consequences.................................  14
  Accounting Treatment....................................................  15
  Stock Option Agreement..................................................  15
  No Appraisal Rights.....................................................  16
 MANAGEMENT AND OPERATIONS AFTER THE MERGER...............................  16
  Directors After the Merger..............................................  16
  Executive Management After the Merger...................................  16
  Comparison of Shareholder Rights........................................  16
FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES SELECTED
 HISTORICAL FINANCIAL INFORMATION.........................................  17
FIRST COMMONWEALTH FINANCIAL CORPORATION SELECTED HISTORICAL FINANCIAL
 INFORMATION..............................................................  18
SOUTHWEST NATIONAL CORPORATION AND SUBSIDIARY SELECTED HISTORICAL
 FINANCIAL INFORMATION....................................................  19
SOUTHWEST NATIONAL CORPORATION SELECTED HISTORICAL FINANCIAL INFORMATION..  20
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  21
COMPARATIVE STOCK PRICES..................................................  21
COMPARATIVE PER SHARE DATA................................................  23
THE SPECIAL MEETINGS......................................................  24
 Date, Time and Place.....................................................  24
  First Commonwealth......................................................  24
  Southwest...............................................................  24
 Matters to Be Considered at the Special Meetings.........................  24
  First Commonwealth......................................................  24
  Southwest...............................................................  24
 Votes Required...........................................................  24
  First Commonwealth......................................................  24

                                                                           PAGE
                                                                           ----
  Southwest...............................................................  25
 Voting of Proxies........................................................  25
 Revocability of Proxies..................................................  26
 Record Dates; Stock Entitled to Vote; Quorum.............................  26
  First Commonwealth......................................................  26
  Southwest...............................................................  26
 Solicitation of Proxies..................................................  26
THE COMPANIES.............................................................  27
 First Commonwealth Financial Corporation.................................  27
 Southwest National Corporation...........................................  27
  General.................................................................  27
  Business................................................................  28
  Banking Services........................................................  28
  Trust Services..........................................................  28
THE MERGER................................................................  28
 General..................................................................  28
 Background of the Merger.................................................  28
 Preliminary Considerations...............................................  29
 Reasons for the Merger; Recommendations of the Boards of Directors.......  32
 Financial Advisors.......................................................  34
  Role of First Commonwealth's Financial Advisor..........................  34
  Opinion of Southwest's Financial Advisor................................  34
   Pro Forma Merger Analyses..............................................  35
   Comparable Companies...................................................  35
   Comparable Transaction Analysis........................................  36
   Other Analysis.........................................................  36
 Structure of the Merger..................................................  37
 Merger Consideration.....................................................  38
 Effective Time...........................................................  38
 Conversion of Shares; Procedures for Exchange of Certificates; Fractional
  Shares..................................................................  38
 Conduct of Business Pending Merger and Related Matters...................  39
 Representations and Warranties...........................................  40
 Conditions to the Consummation of the Merger.............................  40
 Dividends................................................................  41
 Regulatory Approvals Required............................................  41
 Certain Federal Income Tax Consequences..................................  43
  Tax Opinion.............................................................  43
  Cash Received in Lieu of Fractional Shares..............................  43
  Tax Basis and Holding Period of First Commonwealth Common Stock.........  43
 Accounting Treatment.....................................................  43
 Termination; Possible Exchange Ratio Increase............................  44
 Amendment and Waiver.....................................................  46
 Expenses.................................................................  46
 Effect on Employee Benefit and Stock Plans...............................  46
 Interests of Certain Persons in the Merger...............................  46
  Indemnification and Board Membership....................................  46
  Employment Agreements...................................................  47
 Stock Option Agreement...................................................  47
  General.................................................................  47
  Exercise of the Option..................................................  47
  Adjustment of Number of Shares..........................................  48

                                                                            PAGE
                                                                            ----
  Substitute Option........................................................  49
  Repurchase at the Option of First Commonwealth...........................  49
  Registration Rights......................................................  49
  Effect of Stock Option Agreement.........................................  49
 Resale of First Commonwealth Common Stock.................................  49
 No Appraisal Rights.......................................................  50
MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................  50
 Directors After the Merger................................................  50
 Management After the Merger...............................................  50
POST MERGER OPERATIONS.....................................................  51
UNAUDITED PRO FORMA FINANCIAL INFORMATION..................................  51
 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET......................  52
 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME...............  53
REGULATION AND SUPERVISION.................................................  54
DESCRIPTION OF CAPITAL STOCK...............................................  55
 First Commonwealth Capital Stock..........................................  55
 First Commonwealth Common Stock...........................................  55
  Dividend Rights..........................................................  55
  Voting Rights............................................................  55
  Size and Classification of Board of Directors............................  56
  Preemptive Rights........................................................  56
  Liquidation Rights.......................................................  56
  Assessment and Redemption................................................  56
 First Commonwealth Preferred Stock........................................  56
COMPARISON OF SHAREHOLDER RIGHTS...........................................  56
 General...................................................................  56
 Authorized Capital........................................................  56
 Amendment of Articles of Incorporation or By-Laws.........................  57
 Size and Classification of Board of Directors.............................  57
 Cumulative Voting.........................................................  57
 Limitation of Liability and Indemnification...............................  58
 Shareholder Meetings......................................................  58
 Merger or Other Fundamental Transactions..................................  59
 State Anti-Takeover Statutes..............................................  60
EXPERTS....................................................................  61
 First Commonwealth........................................................  61
 Southwest.................................................................  61
LEGAL MATTERS..............................................................  62
SHAREHOLDER PROPOSALS......................................................  62

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST COMMONWEALTH OR SOUTHWEST. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST COMMONWEALTH OR SOUTHWEST SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

  IN ADDITION TO HISTORICAL INFORMATION, THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS DOCUMENT. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH REFLECT MANAGEMENT'S ANALYSIS ONLY AS OF THE DATE HEREOF. FIRST COMMONWEALTH AND SOUTHWEST UNDERTAKE NO OBLIGATION TO PUBLICLY REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT ARISE AFTER THE DATE HEREOF.

                             AVAILABLE INFORMATION

  First Commonwealth and Southwest are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). First Commonwealth has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the First Commonwealth Common Stock to be issued to holders of Southwest Common Stock pursuant to the Merger Agreement. The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed by First Commonwealth and Southwest with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. First Commonwealth and Southwest currently file their documents electronically with the Commission. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and informational statements and other information regarding registrants that file electronically with the Commission. In addition, First Commonwealth Common Stock is listed on the NYSE, and material filed by First Commonwealth can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, a portion of which has been omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by First Commonwealth (File No. 0-11242) and Southwest (File No. 0-11026) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

  1. First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 1997;

  2. First Commonwealth's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  3. First Commonwealth's Current Report on Form 8-K dated July 15, 1998;

  4. The description of First Commonwealth Common Stock set forth in First Commonwealth's Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description;

  5. Southwest's Annual Report on Form 10-K for the year ended December 31,
1997;

  6. Southwest's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

  7. Southwest's Current Report on Form 8-K dated July 15, 1998; and

  8. The descriptions of Southwest Common Stock set forth in Southwest's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such descriptions.

  Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

  All documents and reports filed by First Commonwealth or Southwest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED THEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF STOCK OF FIRST COMMONWEALTH OR SOUTHWEST, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO FIRST COMMONWEALTH, TO DAVID R. TOMB, JR., THE SECRETARY OF FIRST COMMONWEALTH FINANCIAL CORPORATION, OLD COURTHOUSE SQUARE, 22 NORTH SIXTH STREET, INDIANA, PENNSYLVANIA 15701 (TELEPHONE NUMBER (724) 349-7220), OR, IN THE CASE OF DOCUMENTS RELATING TO SOUTHWEST, TO SOUTHWEST NATIONAL CORPORATION, 111 SOUTH MAIN STREET, GREENSBURG, PENNSYLVANIA 15601 (TELEPHONE NUMBER (724) 834-2310), ATTENTION: SECRETARY. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY [December 1, 1998].

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the annexes hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the annexes hereto in their entirety.

THE COMPANIES

First Commonwealth
 Financial Corporation..  First Commonwealth is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. First Commonwealth's principal bank subsidiaries are First Commonwealth Bank, a Pennsylvania banking corporation headquartered in Indiana, Pennsylvania and First Commonwealth Trust Company, a Pennsylvania trust company headquartered in Indiana, Pennsylvania (collectively, the "First Commonwealth Banking Subsidiaries"). Through the First Commonwealth Banking Subsidiaries, First Commonwealth is engaged in the business of providing commercial banking services and consumer financial services, including retail banking, trust and investment management services. As of June 30, 1998, First Commonwealth had, on a consolidated basis, approximately $3.2 billion in assets, $2.3 billion in deposits and $279 million in shareholders' equity. First Commonwealth was the sixth largest bank holding company headquartered in Pennsylvania measured by total assets at June 30, 1998; after giving effect to the Merger, First Commonwealth believes it would have been the fifth largest bank holding company headquartered in Pennsylvania as of that date.

                          First Commonwealth's principal executive offices are located at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania 15701, and its telephone number is (724) 349-7220. See "The Companies--First Commonwealth Financial Corporation."

Southwest National
Corporation.............  Southwest is a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania. Southwest's principal subsidiary is Southwest National Bank of Pennsylvania ("Southwest Bank"), a national banking association. Southwest Bank provides a wide variety of services, including secured and unsecured financing, real estate financing, retail banking services, as well as the offering of asset management and fiduciary services. As of June 30, 1998, Southwest had, on a consolidated basis, approximately $841 million in assets, $646 million in deposits and $84 million in shareholders' equity. Southwest was the twentieth largest bank holding company headquartered in Pennsylvania measured by total assets at June 30, 1998.

                          Southwest's principal executive offices are located at 111 South Main Street, Greensburg, Pennsylvania 15601, and its telephone number is (724) 834-2310. See "The Companies--Southwest National Corporation."

THE SPECIAL MEETINGS

Date, Time and Place....  The First Commonwealth Special Meeting will be held in the First Commonwealth training center located at 654 Philadelphia Street, Indiana, Pennsylvania, at [10:00 A.M.], local time, on [December 8], 1998. The Southwest Special Meeting will be held at its main office located at 111 South Main Street, Greensburg, Pennsylvania, at [10:00 A.M.], local time, on [December 8], 1998.

Matters to be
 Considered at the
 Special Meetings.......  First Commonwealth. At the First Commonwealth Special
                          Meeting, holders of First Commonwealth Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement attached as Annex I to this Proxy Statement/Prospectus, providing for the Merger of Southwest with and into First Commonwealth.

                          Southwest. At the Southwest Special Meeting, holders of Southwest Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement providing for the merger of Southwest with and into First Commonwealth. See "The Special Meetings--Matters to be Considered at the Special Meetings."

Record Dates............  The record date for the First Commonwealth Special
                          Meeting is the close of business in Indiana on [October 19], 1998 (the "First Commonwealth Record Date"), and the record date for the Southwest Special Meeting is the close of business in Greensburg on [October 19], 1998 (the "Southwest Record Date"). See "The Special Meetings--Record Dates; Stock Entitled to Vote; Quorum."

Votes Required..........  First Commonwealth. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Commonwealth Record Date must be represented in person or by proxy at the First Commonwealth Special Meeting in order for a quorum to be present for purposes of voting on the Merger Agreement. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the First Commonwealth Common Stock present and voting at the First Commonwealth Special Meeting.

                          Holders of First Commonwealth Common Stock as of the First Commonwealth Record Date are entitled to one vote per share on each matter to be voted on at the First Commonwealth Special Meeting.

                          Southwest. Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Southwest Record Date must be represented in person or by proxy at the Southwest Special Meeting in order for a quorum to be present for purposes of voting on the Merger Agreement. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Southwest Common Stock present and voting at the Southwest Special Meeting.

                          Holders of Southwest Common Stock as of the Southwest Record Date are entitled to one vote per share on each matter to be voted on at the Southwest Special Meeting. See "The Special Meetings--Votes Required."

Security Ownership of
 Management and Others..  First Commonwealth. As of August 28, 1998, directors and executive officers of First Commonwealth and their affiliates beneficially owned and were entitled to vote 1,323,768 shares of First Commonwealth Common Stock, which represented approximately 5.99% of the shares of First Commonwealth Common Stock outstanding on such date. Each First Commonwealth director and executive officer has indicated his or her present intention to vote, or cause to be voted, the First Commonwealth Common Stock so owned by him or her for approval and adoption of the Merger Agreement. As of August 28, 1998, various subsidiaries of First Commonwealth, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 1,915,693 shares of First Commonwealth Common Stock, which represented approximately 8.66% of the shares of First Commonwealth Common Stock outstanding on such date. As of August 28, 1998, Southwest's directors and executive officers beneficially owned no shares of First Commonwealth Common Stock, and various subsidiaries of Southwest, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 6,824 shares of First Commonwealth Common Stock, which together represented approximately 0.03% of the shares of First Commonwealth Common Stock outstanding on such date. Each Southwest director and executive officer has indicated his or her present intention to vote all of the shares of First Commonwealth Common Stock so owned by him or her for approval and adoption of the Merger Agreement. Based on the foregoing, persons holding an aggregate of approximately 5.99% of the outstanding shares of First Commonwealth Common Stock on August 28, 1998, have indicated a present intention to vote for approval and adoption of the Merger Agreement.

                          Southwest. As of August 28, 1998, directors and executive officers of Southwest and their affiliates beneficially owned and were entitled to vote 118,270 shares of Southwest Common Stock, which represented approximately 3.89% of the shares of Southwest Common Stock outstanding on such date. Each Southwest director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Southwest Common Stock so owned by him or her for approval and adoption of the Merger Agreement. As of August 28, 1998, Southwest National Bank of Pennsylvania ("Southwest Bank"), as fiduciary, custodian or agent, had sole or shared voting power with respect to 291,390 shares of Southwest Common Stock, which represented approximately 9.57% of the shares of Southwest Common Stock outstanding on such date. As of August 28, 1998, First Commonwealth's directors and executive officers beneficially owned 103,357 shares of Southwest Common Stock, and various subsidiaries of First Commonwealth, as fiduciaries, custodians or agents, had sole or shared voting power with respect to no shares of Southwest Common Stock, which together represented approximately 3.40% of the shares of Southwest Common Stock outstanding on such date. Each First Commonwealth director and executive officer has indicated his or her present intention to vote all of the shares of Southwest Common Stock so owned by him or her for approval and adoption of the Merger Agreement. Based on the foregoing, persons holding an aggregate of approximately 7.28% of the outstanding shares of Southwest Common Stock on August 28, 1998, have indicated their present intention to vote for approval and adoption of the Merger Agreement.

                          See "The Special Meetings--Votes Required."

                          No compensation has been or will be paid to any shareholder, as such, who has indicated an intention to vote for approval and adoption of the Merger Agreement which has not been or will not be paid to all shareholders generally. As disclosed elsewhere herein, certain members of the Boards of Directors and managements of First Commonwealth and Southwest may be deemed to have certain interests in the Merger in addition to their interests as shareholders. See "The Merger--Interests of Certain Persons in the Merger."

THE MERGER

Effect of Merger........  At the Effective Time of the Merger, Southwest will merge with and into First Commonwealth. First Commonwealth will be the surviving corporation in the Merger (the "Continuing Corporation") and will continue its corporate existence under Pennsylvania law under its present name.

                          On a pro forma basis after giving effect to the Merger, the percentage of total assets, shareholders' equity, net interest income and net income of the Continuing Corporation at and for the six-month period ended June 30, 1998, contributed by Southwest would have been approximately 20.8%, 23.1%, 24.8% and 21.8%, respectively.

                          At the Effective Time, subject to certain exceptions as described herein with respect to shares owned by First Commonwealth, Southwest or their respective subsidiaries, each outstanding share of Southwest Common Stock will be automatically converted into 2.9 fully paid and non-assessable shares of First Commonwealth Common Stock, subject to possible increase in certain limited circumstances, except that cash will be paid in lieu of fractional shares of First Commonwealth Common Stock. See "The Merger-- Merger Consideration" and "--Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares", and "--Termination; Possible Exchange Ratio Increase."

Reasons for the Merger;
 Recommendations of the
 Boards of Directors....  The Boards of Directors of First Commonwealth and
                          Southwest believe that the Merger represents a unique opportunity to create a regional community bank system with a meaningful market presence in Western and Central Pennsylvania able to provide a full range of financial services including traditional banking, insurance, securities brokerage and financial planning services. In connection with the Merger, it is currently estimated that one-time pre-tax Merger-related and other charges of approximately $3.7 million will be incurred upon consummation of the Merger. In determining to approve the Merger Agreement, the Southwest Board of Directors also considered a number of factors in addition to the financial and other terms of the Merger, including
                          (i) the continuity of management, including the representation of former Southwest directors on the First Commonwealth Board of Directors and the position of responsibility to be assigned to David S. Dahlmann, which would enable Southwest's Board and management to have input concerning the future course of the Continuing Corporation and (ii) the impact of the Merger on Southwest employees and on the communities served by Southwest. See "The Merger-- Reasons for the Merger; Recommendations of the Boards of Directors", "Management and Operations After the Merger" and "Pro Forma Financial Information."

                          The Board of Directors of First Commonwealth and the Board of Directors of Southwest each believes that the terms of the Merger are fair to and in the best interests of their respective shareholders. The First Commonwealth Board of Directors (with eighteen directors present and one director absent) and the Southwest Board of Directors (with eleven directors present and none absent) have each, by unanimous vote of all directors present, approved the Merger Agreement and the transactions contemplated thereby and recommend that their respective shareholders vote to approve and adopt the Merger Agreement. The First Commonwealth director who was absent has subsequently indicated his approval of the Merger Agreement and the transactions contemplated thereby.

                          See "The Merger--Reasons for the Merger;
                          Recommendations of the Boards of Directors".

Interests of Certain
 Persons in the Merger..  Certain members of the Boards of Directors and managements of First Commonwealth and Southwest may be deemed to have certain interests in the Merger in addition to their interests generally as shareholders of First Commonwealth or Southwest, as the case may be. Certain executive officers and directors of each of First Commonwealth and Southwest will be executive officers of the Continuing Corporation. First Commonwealth has also agreed to take certain actions regarding the existing employment and severance arrangements of officers of Southwest and to indemnify, and maintain directors' and officers' liability insurance covering the Southwest directors and officers following the Merger. The First Commonwealth Board of Directors and the Southwest Board of Directors were each aware of these interests of their respective directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

                          See "The Merger--Effect on Employee Benefit and Stock Plans", "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

Financial Advisors......  Keefe, Bruyette & Woods Inc. ("Keefe Bruyette") has
                          been retained by First Commonwealth to advise it generally on corporate finance issues, including capital markets and merger and acquisition activity, and has advised First Commonwealth on the Merger. Keefe Bruyette has not been asked by First Commonwealth to issue any report or fairness opinion.

                          Danielson Associates, Inc. ("Danielson") rendered a written opinion as of July 15, 1998, as reaffirmed as of the date of this Proxy Statement/Prospectus, to the Board of Directors of Southwest that, as of the respective dates of such opinions, and subject to the assumptions and considerations set forth therein, the Merger was fair from a financial point of view to the holders of Southwest Common Stock. Copies of the opinion of Danielson, dated the date of this Proxy Statement/Prospectus, is attached hereto as Annex III.

                          Southwest has agreed to pay fees of approximately $1.1 million to Danielson for its fairness opinion and related services performed in connection with the Merger, a substantial portion of which is contingent upon consummation of the Merger.

                          For information on the assumptions made, matters considered and limits of the reviews by Danielson, see "The Merger--Financial Advisors."

Conditions to the
Merger..................  The obligations of First Commonwealth and Southwest to consummate the Merger are subject to various conditions, including obtaining requisite shareholder approvals, obtaining requisite regulatory approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Department of Banking of the Commonwealth of Pennsylvania ("Department of Banking") and certain other federal and state authorities, in each case without the imposition of certain burdensome conditions in connection with obtaining such regulatory approvals; receipt of a letter dated the closing date of the Merger from Deloitte & Touche LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment as of the closing date; receipt of opinions of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger; and approval for listing on the NYSE, subject to official notice of issuance, of the shares of First Commonwealth Common Stock to be issued pursuant to the Merger. See "The Merger--Conditions to the Consummation of the Merger" and "--Regulatory Approvals Required." The Merger Agreement permits any condition (other than a condition required in order to comply with applicable law) to be waived by the party benefited thereby.

Termination; General....  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of First Commonwealth and Southwest, (i) by mutual written consent of First Commonwealth and Southwest, or (ii) by either party if (A) the Merger shall not have been consummated by November 30, 1999 (except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the terminating party), (B) the consent of the Federal Reserve Board or the Department of Banking for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been denied, or (C) any shareholder approval required for consummation of the Merger shall not have been obtained at the applicable Special Meeting. The Merger Agreement may also be terminated by either party prior to the Special Meeting of the other party's shareholders if such other party's Board of Directors fails to recommend the approval of the Merger Agreement or withdraws or changes such recommendation in a manner adverse to the terminating party.

Decrease in First
 Commonwealth's Stock
 Price; Possible
 Exchange Ratio
 Increase...............  In addition, subject to First Commonwealth's right to increase the Exchange Ratio as summarized below, the Southwest Board may terminate the Merger Agreement if, on the Determination Date, (a) the Average Closing Price of First Commonwealth Common Stock is less than $23.59 and the Index Price is greater than $407.50, or (b) the Average Closing Price of First Commonwealth Common Stock is less than $20.64. The Determination Date is the date on which approval for the Merger from the Federal Reserve Board is received. The Index Price is the closing price of the market-capitalization weighted average of banks with assets of $1,000,000,000 to $5,000,000,000 as compiled by SNL Securities, L.P.

                          At the close of business on [September 30], 1998, the
                          Index Price was $        .

                          If the conditions described in the foregoing clause exist (a "Termination Event") and the Southwest Board elects to terminate the Merger Agreement, such termination will not occur if First Commonwealth elects to increase the Exchange Ratio to a number calculated pursuant to the Merger Agreement. Under no circumstances may the Exchange Ratio be decreased.

                          See "The Merger--Termination; Possible Exchange Ratio Increase."

Regulatory Approvals
Required................  The Merger is subject to prior approval by the
                          Federal Reserve Board and the Department of Banking. Certain aspects of the Merger will require notifications to, and/or approvals from, certain other federal and state authorities. First Commonwealth has filed applications for such approval with the Federal Reserve Board and the Department of Banking. See "The Merger--Regulatory Approvals Required."

Certain Federal Income
 Tax Consequences.......  The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by First Commonwealth or Southwest, and no gain or loss will be recognized by Southwest shareholders, except in respect of cash received by holders of Southwest Common Stock in lieu of fractional shares of First Commonwealth Common Stock. First Commonwealth and Southwest have received the opinion, dated the date hereof, of Tucker Arensberg, P.C., that, among other things, based on certain customary representations and assumptions referred to in such opinions, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon delivery of an opinion of Tucker Arensberg, P.C., to the same effect dated as of the closing date of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

Accounting Treatment....  First Commonwealth's and Southwest's management each expect the Merger to be accounted for under the "pooling of interests" method of accounting. It is a condition to the consummation of the Merger that First Commonwealth and Southwest shall have received a letter, dated the closing date of the Merger, from Deloitte & Touche LLP confirming its concurrence with First Commonwealth's management's and Southwest's management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger, as of the closing date, under generally accepted accounting principles. See "The Merger--Accounting Treatment."

Stock Option Agreement..  Concurrently with and as a condition to entering into the Merger Agreement, First Commonwealth and
                          Southwest entered into a Stock Option Agreement, dated as of July 15, 1998, between Southwest as issuer and First Commonwealth as grantee (the "Stock Option Agreement"), pursuant to which Southwest has granted to First Commonwealth the option to purchase up to 756,185 shares of Southwest Common Stock (or such greater number of shares of Southwest Common Stock as shall represent 19.9% of the then outstanding Southwest Common Stock) at a price of $50.75 per share. The option may only be exercised upon the occurrence of certain events, which generally relate to an acquisition of control of Southwest, or a significant equity interest in Southwest or significant assets of Southwest by a third party, or certain proposals or offers with respect thereto. None of such events has occurred as of the date hereof. Upon the occurrence of certain events (none of which has occurred), the Stock Option Agreement provides First Commonwealth with the right to require the issuer to repurchase the option and all shares previously purchased upon exercise thereof.

                          See "The Merger--Stock Option Agreement."

                          The Board of Directors of each of First Commonwealth and Southwest considered the effects of the Stock Option Agreement, and determined that entering into the Stock Option Agreement was in the best interests of their respective companies. Under the Pennsylvania Business Corporation Law ("PBCL"), a board of directors, in the exercise of its fiduciary duties, is not required to act solely because of the effect such action might have on a potential acquisition. See "The Merger--Reasons for the Merger; Recommendations of the Boards of Directors."

No Appraisal Rights.....  No holder of First Commonwealth Common Stock or of
                          Southwest Common Stock will have any appraisal rights under Pennsylvania law in connection with, or as a result of, the matters to be acted upon at the First Commonwealth Special Meeting or the Southwest Special Meeting. See "The Merger--No Appraisal Rights."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Directors After the
Merger..................  As of the Effective Time, the Board of Directors of
                          the Continuing Corporation is expected to consist of 24 directors, comprised of 19 current directors of First Commonwealth and five directors of Southwest. David S. Dahlmann, currently the President and Chief Executive Officer of Southwest, will be one of the five directors. The other four directors have not yet been selected. See "Management and Operations After the Merger--Directors After the Merger."

Executive Management
 After the Merger.......  David S. Dahlmann, while retaining his position and duties as President and Chief Executive Officer of Southwest Bank, will join the senior management team of First Commonwealth, assuming the title and duties of Vice Chairman. See "Management and Operations After the Merger--Management After the Merger."

Comparison of
Shareholder Rights......  The rights of shareholders of Southwest currently are determined by reference to the PBCL, Southwest's Articles of Incorporation (the "Southwest Charter") and Southwest's By-laws. At the Effective Time, shareholders of Southwest will become shareholders of the Continuing Corporation. Their rights as shareholders will then be determined by reference to the PBCL, the First Commonwealth Charter and First Commonwealth's By-laws. See "Description of Capital Stock" and "Comparison of Shareholder Rights."

           FIRST COMMONWEALTH FINANCIAL CORPORATION AND SUBSIDIARIES

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical financial data for First Commonwealth for each of the five years in the period ended December 31, 1997, and the six-month periods ended June 30, 1998 and 1997. Such information has been derived from and should be read in conjunction with the audited consolidated financial statements of First Commonwealth, including the respective notes thereto and Management's Discussions and Analyses of Financial Condition and Results of Operations, which are incorporated by reference in this Proxy Statement/Prospectus. The selected historical financial data for each of the six month periods ended June 30, 1998 and 1997, are derived from unaudited financial statements of First Commonwealth which, in the opinion of Management, contain all adjustments, including normal recurring items, necessary to present fairly the selected financial data for such periods. Results of the six month period ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire year. The 1993 amounts have been restated to reflect the poolings of interests in 1994.

                    FIRST COMMONWEALTH FINANCIAL CORPORATION
                   SELECTED HISTORICAL FINANCIAL INFORMATION

                             SIX MONTHS ENDED
                                 JUNE 30,                               YEAR ENDED DECEMBER 31,
                           -------------------------     ----------------------------------------------------------
                              1998           1997           1997        1996        1995        1994        1993
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
                                             ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income..........  $  112,396     $   96,742     $  199,811  $  182,329  $  175,701  $  159,644  $  154,990
Interest expense.........      61,795         48,494        102,753      88,325      82,418      69,102      67,164
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
 Net interest income.....      50,601         48,248         97,058      94,004      93,283      90,542      87,826
Provision for possible
 credit losses...........       3,750          2,631          6,929       4,501       4,125       2,896       2,920
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  possible credit
  losses.................      46,851         45,617         90,129      89,503      89,158      87,646      84,906
Securities gains
 (losses)................         982          2,797          6,686       1,403        (603)      5,536       3,528
Other operating income...       7,879          6,306         13,157      12,338      11,007      10,635      10,960
Other operating expenses.      33,735         33,145         65,909      63,589      62,062      60,855      59,405
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
 Income before income
  taxes and cumulative
  effect of change in
  accounting method......      21,977         21,575         44,063      39,655      37,500      42,962      39,989
Applicable income taxes..       5,969          6,696         13,529      12,072      11,974      14,226      12,444
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
 Net income before
  cumulative effect of
  change in accounting
  method.................      16,008         14,879         30,534      27,583      25,526      28,736      27,545
Cumulative effect of
 change in accounting
 method..................           0              0              0           0           0           0         865
                           ----------     ----------     ----------  ----------  ----------  ----------  ----------
Net income...............  $   16,008     $   14,879     $   30,534  $   27,583  $   25,526  $   28,736  $   28,410
                           ==========     ==========     ==========  ==========  ==========  ==========  ==========
Basic Per Share Data:
 Net income before
  cumulative effect of
  change in accounting
  method.................  $     0.73     $     0.68     $     1.40  $     1.26  $     1.16  $     1.28  $     1.23
 Cumulative effect of
  change in accounting
  method.................  $     0.00     $     0.00     $     0.00  $     0.00  $     0.00  $     0.00  $     0.04
 Net income..............  $     0.73     $     0.68     $     1.40  $     1.26  $     1.16  $     1.28  $     1.27
 Dividends declared......  $     0.44     $     0.40     $     0.82  $     0.74  $     0.66  $     0.58  $     0.51
 Average shares
  outstanding............  21,926,263     21,910,853     21,878,945  21,954,111  22,005,427  22,432,062  22,416,360
Per Share Data Assuming
 Dilution:
 Net income before
  cumulative effect of
  change in accounting
  method.................  $     0.72     $     0.68     $     1.39  $     1.25  $     1.16  $     1.28  $     1.22
 Cumulative effect of
  change in accounting
  method.................  $     0.00     $     0.00     $     0.00  $     0.00  $     0.00  $     0.00  $     0.04
 Net income..............  $     0.72     $     0.68     $     1.39  $     1.25  $     1.16  $     1.28  $     1.26
 Dividends declared......  $     0.44     $     0.40     $     0.82  $     0.74  $     0.66  $     0.58  $     0.51
 Average shares
  outstanding............  22,118,966     21,954,970     21,965,833  21,989,963  22,051,185  22,505,908  22,484,172
At End of Period:
 Total assets............  $3,202,836     $2,716,105     $2,929,315  $2,584,638  $2,364,307  $2,334,921  $2,252,836
 Securities..............   1,058,458        743,693        856,694     704,161     748,702     813,687     909,166
 Loans and leases, net of
  unearned income........   1,978,237      1,824,070      1,920,903   1,747,335   1,487,542   1,377,794   1,211,109
 Allowance for possible
  credit losses..........      20,822         18,913         19,766      19,324      18,152      17,337      16,483
 Deposits................   2,279,456      2,226,294      2,242,478   2,104,783   1,962,760   1,881,060   1,822,085
 Long-term debt..........     373,253         51,950        193,054      40,880       5,261       7,596       7,363
 Shareholders' equity....     279,170        265,093        271,834     261,358     252,276     225,135     228,910
Key Ratios:
 Return on average
  assets.................        1.04%(a)       1.15%(a)       1.13%       1.12%       1.10%       1.26%       1.32%
 Return on average
  equity.................       11.57%(a)      11.29%(a)      11.34%      10.69%      10.55%      12.55%      12.86%
 Net loan to deposit
  ratio..................       85.87%         81.08%         84.78%      82.10%      74.86%      72.32%      65.56%
 Dividends per share as
  percent of net income
  per share..............       60.27%         58.82%         58.57%      58.73%      56.90%      45.31%      40.16%
 Average shareholders'
  equity as a percentage
  of average assets......        8.98%         10.18%          9.98%      10.47%      10.39%      10.01%      10.23%

--------
(a) Annualized for comparative purposes.

                 SOUTHWEST NATIONAL CORPORATION AND SUBSIDIARY

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth selected historical financial data for Southwest for each of the five years in the period ended December 31, 1997, and the six-month periods ended June 30, 1998 and 1997. Such information has been derived from and should be read in conjunction with the audited consolidated financial statements of Southwest, including the respective notes thereto and Management's Discussions and Analyses of Financial Condition and Results of Operations, which are incorporated by reference in this Proxy Statement/Prospectus. The selected historical financial data for each of the six month periods ended June 30, 1998 and 1997, are derived from unaudited financial statements of Southwest which, in the opinion of Management, contain all adjustments, including normal recurring items, necessary to present fairly the selected financial data for such periods. Results of the six month period ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire year.

                         SOUTHWEST NATIONAL CORPORATION

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                            SIX MONTHS ENDED
                                JUNE 30,                            YEAR ENDED DECEMBER 31,
                           -----------------------     -----------------------------------------------------
                             1998          1997          1997       1996       1995       1994       1993
                           ---------     ---------     ---------  ---------  ---------  ---------  ---------
                                          ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income........... $  28,073     $  27,267     $  54,961  $  52,859  $  51,481  $  47,724  $  47,936
Interest expense..........    11,429        10,663        21,673     20,864     20,601     17,031     18,112
                           ---------     ---------     ---------  ---------  ---------  ---------  ---------
 Net interest income......    16,644        16,604        33,288     31,995     30,880     30,693     29,824
Provision for possible
 credit losses............     1,350         1,095         3,223      1,800      1,450      1,560      1,597
                           ---------     ---------     ---------  ---------  ---------  ---------  ---------
  Net interest income
   after provision for
   possible credit losses.    15,294        15,509        30,065     30,195     29,430     29,133     28,227
Securities gains..........         0             0           139        196          0          0          0
Other operating income....     3,060         2,632         5,559      5,021      4,989      4,833      4,566
Other operating expenses..    12,091        11,282        22,949     21,710     21,627     21,825     21,406
                           ---------     ---------     ---------  ---------  ---------  ---------  ---------
  Income before income
   taxes..................     6,263         6,859        12,814     13,702     12,792     12,141     11,387
Applicable income taxes...     1,795         2,055         3,809      4,092      3,754      3,535      3,285
                           ---------     ---------     ---------  ---------  ---------  ---------  ---------
Net income................ $   4,468     $   4,804     $   9,005  $   9,610  $   9,038  $   8,606  $   8,102
                           =========     =========     =========  =========  =========  =========  =========
Per Share Data(b):
 Net income............... $    1.46     $    1.55     $    2.92  $    3.03  $    2.84  $    2.70  $    2.54
 Dividends declared....... $    0.70     $    0.64     $    1.31  $    1.22  $    1.14  $    1.08  $    0.98
 Average shares
  outstanding............. 3,055,875     3,108,569     3,088,622  3,172,735  3,183,026  3,192,295  3,192,295
At End of Period:
 Total assets............. $ 841,406     $ 743,634     $ 739,242  $ 755,358  $ 710,816  $ 685,283  $ 702,794
 Securities...............   278,074       196,563       159,104    197,250    211,886    204,541    234,769
 Loans and leases, net of
  unearned income.........   489,527       496,497       515,434    489,188    448,396    412,890    371,236
 Allowance for possible
  credit losses...........     6,064         5,851         6,166      5,910      5,651      5,038      4,451
 Deposits.................   645,636       645,729       641,865    651,328    623,785    612,075    633,248
 Long-term debt...........   100,000             0             0     11,857      1,907      1,953          0
 Shareholders' equity.....    84,016        80,698        82,489     80,164     77,210     68,102     65,840
Key Ratios:
 Return on average assets.      1.16%(a)      1.29%(a)      1.21%      1.32%      1.30%      1.24%      1.18%
 Return on average equity.     10.78%(a)     12.06%(a)     11.19%     12.31%     12.61%     12.81%     12.84%
 Net loan to deposit
  ratio...................     74.88%        75.98%        79.34%     74.20%     70.98%     66.63%     57.92%
 Dividends per share as
  percent of net income
  per share...............     47.94%        41.29%        44.86%     40.26%     40.14%     40.00%     38.58%
 Average shareholders'
  equity as a percentage
  of average assets.......     10.78%        10.69%        10.83%     10.72%     10.34%      9.69%      9.22%

--------
(a) Annualized for comparative purposes.

(b) Basic and diluted per share data.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following table sets forth certain historical and pro forma combined financial information for the six month period ended June 30, 1998, and for the year ended December 31, 1997, for First Commonwealth and Southwest. This table should be read in conjunction with the separate historical balance sheets and statements of income of First Commonwealth and Southwest and the pro forma combined financial statements appearing elsewhere in this Proxy Statement/Prospectus.

                          FIRST COMMONWEALTH      SOUTHWEST     PRO FORMA COMBINED
                          -------------------  ---------------- -------------------
                          6/30/98   12/31/97   6/30/98 12/31/97 6/30/98   12/31/97
                          --------- ---------  ------- -------- --------- ---------
Net income (in
 thousands).............  $  16,008 $  30,534  $4,468   $9,005  $  20,476 $  39,539
Net income per share....       0.73      1.40    1.46     2.92       0.67      1.28
Pro forma net income per
 2.9 First Commonwealth
 shares.................        --        --      --       --        1.94      3.71
Cash dividends declared.       0.44      0.82    0.70     1.31        --        --
Pro forma cash dividends
 declared per 2.9 First
 Commonwealth shares....        --        --      --       --        1.28      2.38
Book value per share....      12.63     12.33   27.60    26.91      11.74     11.45
Pro forma book value per
 2.9 First Commonwealth
 shares.................        --        --      --       --       34.05     33.21

                           COMPARATIVE STOCK PRICES

  First Commonwealth Common Stock is listed on the NYSE under the symbol "FCF", and Southwest Common Stock is quoted on the Nasdaq NMS under the symbol "SWPA". The following table sets forth, for the periods indicated, the high and low sale prices per share of First Commonwealth Common Stock and Southwest Common Stock, as reported on the NYSE Tape and on the Nasdaq NMS, respectively.

                                            FIRST COMMONWEALTH     SOUTHWEST
CALENDAR QUARTER                               COMMON STOCK      COMMON STOCK
----------------                            ------------------- ---------------
                                                HIGH      LOW    HIGH     LOW
                                            --------- --------- ------- -------
1996:
 First Quarter............................. $  19.500 $  17.750 $35.500 $33.000
 Second Quarter............................    19.625    17.750  35.500  31.000
 Third Quarter.............................    19.125    17.000  37.000  31.500
 Fourth Quarter............................    19.000    17.500  46.250  36.500
1997:
 First Quarter.............................    18.875    17.125  46.000  41.500
 Second Quarter............................    23.000    17.500  44.250  41.750
 Third Quarter.............................    22.000    19.563  48.500  42.750
 Fourth Quarter............................    35.063    21.625  55.750  44.500
1998:
 First Quarter.............................    34.250    27.313  51.000  44.875
 Second Quarter............................    29.750    26.313  52.000  49.000
 Third Quarter (through      ).............

  On July 15, 1998, the last trading day before the public announcement of the Merger Agreement, the closing sale prices of First Commonwealth Common Stock and Southwest Common Stock, as reported on the NYSE Tape and Nasdaq NSM, respectively, were $30.5625 per share and $55.00 per share, respectively. The pro forma equivalent per share value of the Southwest Common Stock on July 15, 1998, was $88.63 per share. The pro forma equivalent per share value of Southwest Common Stock on any date equals the closing sale price of First Commonwealth Common Stock on such date, as reported on the NYSE Tape, multiplied by the Exchange Ratio.

  On [November 4], 1998, the closing sale prices of First Commonwealth Common Stock and Southwest Common Stock as reported on the NYSE Tape and Nasdaq NMS
were $     per share and $     per share ($     on a pro forma equivalent per
share basis), respectively.

  Shareholders are urged to obtain current quotations for the market prices of First Commonwealth Common Stock and Southwest Common Stock.

  No assurance can be given as to the market price of First Commonwealth Common Stock or Southwest Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement (subject to possible increase in certain limited circumstances, see "The Merger--Termination; Possible Exchange Ratio Increase"), the market value of the shares of First Commonwealth Common Stock that holders of Southwest Common Stock receive in the Merger may vary significantly from the prices shown above.

                          COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share information for First Commonwealth Common Stock and Southwest Common Stock and pro forma per share financial information for First Commonwealth and Southwest combined. The calculations are based on the average number of shares outstanding. Net income per common share and pro forma net income per common share do not give effect to anticipated costs savings and revenue enhancements in connection with the Merger. The pro forma information is presented for informational purposes only, and should not be construed as being indicative of the actual financial position, results of operations and dividends subsequent to the Merger. The pro forma information does not reflect the effect of the estimated one-time Merger-related and other charges of approximately $3.7 million expected to be incurred upon consummation of the Merger.

                                                   SIX MONTHS    YEAR ENDED
                                                     ENDED      DECEMBER 31,
                                                    JUNE 30,  -----------------
                                                      1998    1997  1996  1995
                                                   ---------- ----- ----- -----
Earnings Per Share(b):
 Historical:
  Net income per First Commonwealth share.........   $0.73    $1.40 $1.26 $1.16
  Net income per Southwest share..................    1.46     2.92  3.03  2.84
 Pro forma combined First Commonwealth and
  Southwest per First Commonwealth share(a).......    0.67     1.28  1.19  1.11
 Pro forma combined First Commonwealth and
  Southwest per 2.9 First Commonwealth shares(a)..    1.94     3.71  3.45  3.22
Dividends Per Share:
 Historical:
  Dividends per First Commonwealth share..........    0.44     0.82  0.74  0.66
  Dividends per Southwest share...................    0.70     1.31  1.22  1.14
 Pro forma dividends per share(c).................    0.44     0.82  0.74  0.66
 Pro forma dividends per 2.9 First Commonwealth
  shares(a).......................................    1.28     2.38  2.15  1.91
Book Value Per Share:
 Historical:
  Book value per First Commonwealth share.........   12.63    12.33
  Book value per Southwest share..................   27.60    26.91
 Pro forma combined First Commonwealth and
  Southwest per First Commonwealth share(a).......   11.74    11.45
 Pro forma combined First Commonwealth and
  Southwest per 2.9 First Commonwealth shares(a)..   34.05    33.21

--------
(a) Pro forma data is derived from the pro forma combined financial statements which follow. Pro forma data includes the historical financial information for First Commonwealth and Southwest.

(b) First Commonwealth's historical and pro forma earnings per share for the six months ended June 30, 1998, and for each of the three years in the period ended December 31, 1997, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than or equal to one cent per share.

(c) Pro forma dividends have been stated at the historical First Commonwealth dividend per share amounts.

                             THE SPECIAL MEETINGS

 Date, Time and Place

  First Commonwealth. The First Commonwealth Special Meeting will be held in the First Commonwealth training center located at 654 Philadelphia Street, Indiana, Pennsylvania, at [10:00 A.M.] local time, on [December 8], 1998.

  Southwest. The Southwest Special Meeting will be held at its main office located at 111 South Main Street, Greensburg, Pennsylvania, at [10:00 A.M.] local time, on [December 8], 1998.

 Matters to Be Considered at the Special Meetings

  First Commonwealth. At the First Commonwealth Special Meeting, holders of First Commonwealth Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and vote upon such other matters as may properly be brought before the First Commonwealth Special Meeting.

  THE BOARD OF DIRECTORS OF FIRST COMMONWEALTH HAS (WITH EIGHTEEN DIRECTORS PRESENT AND ONE DIRECTOR ABSENT), BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Southwest. At the Southwest Special Meeting, holders of Southwest Common Stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and such other matters as may properly be brought before the Southwest Special Meeting.

  THE BOARD OF DIRECTORS OF SOUTHWEST HAS (WITH 11 DIRECTORS PRESENT AND NONE ABSENT), BY UNANIMOUS VOTE OF ALL DIRECTORS, APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

 Votes Required

  First Commonwealth. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of First Commonwealth Common Stock present and voting at the First Commonwealth meeting.

  Holders of record of First Commonwealth Common Stock on the First Commonwealth Record Date are each entitled to one vote per share on each matter to be voted on at the First Commonwealth Special Meeting.

  As of August 28, 1998, directors and executive officers of First Commonwealth and their affiliates beneficially owned and were entitled to vote 1,323,768 shares of First Commonwealth Common Stock, which represented approximately 5.99% of the shares of First Commonwealth Common Stock outstanding on such date. Each First Commonwealth director and executive officer has indicated his or her present intention to vote the First Commonwealth Common Stock so owned by him or her for approval of the Merger Agreement. As of August 28, 1998, First Commonwealth and its subsidiaries, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 1,915,693 shares of First Commonwealth Common Stock, representing approximately 8.66% of the shares of First Commonwealth Common Stock outstanding on such date. As of August 28, 1998, Southwest's directors or executive officers beneficially owned no shares of First Commonwealth Common Stock, and various subsidiaries of Southwest, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 6,824 shares of First Commonwealth Common Stock, representing approximately 0.03% of the shares of First Commonwealth Common Stock outstanding on such date. Each Southwest director and executive officer has indicated his or her present intention to vote all of the shares of First Commonwealth Common Stock so owned by him or her for approval and adoption of the Merger Agreement. Based on the foregoing, persons holding an aggregate of approximately 5.99% of the shares of First

Commonwealth Common Stock outstanding on August 28, 1998, have indicated a present intention to vote for approval. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of Southwest Common Stock present and voting at the Southwest Special Meeting.

  Southwest. The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of Southwest Common Stock present and voting at the Southwest Special Meeting.

  Holders of record of Southwest Common Stock on the Southwest Record Date are each entitled to one vote per share on each matter to be considered at the Southwest Special Meeting.

  As of August 28, 1998, directors and executive officers of Southwest and their affiliates beneficially owned and were entitled to vote 118,270 shares of Southwest Common Stock, which represented approximately 3.89% of the shares of Southwest Common Stock outstanding on such date. Each Southwest director and executive officer has indicated his or her present intention to vote the Southwest Common Stock so owned by him or her for approval and adoption of the Merger Agreement. As of August 28, 1998, various subsidiaries of Southwest, as fiduciaries, custodians or agents, had sole or shared voting power with respect to 291,390 shares of Southwest Common Stock, representing approximately 9.57% of the shares of Southwest Common Stock outstanding on such date. As of August 28, 1998, First Commonwealth's directors and executive officers beneficially owned 103,357 shares of Southwest Common Stock, which represented approximately 3.40% of the shares of Southwest Common Stock outstanding on August 28, 1998, and various subsidiaries of First Commonwealth, as fiduciaries, custodians or agents, had sole or shared voting power with respect to no shares of Southwest Common Stock. Each First Commonwealth director and executive officer has indicated his or her present intention to vote all of the shares of Southwest Common Stock so owned by him or her for approval and adoption of the Merger Agreement. Based on the foregoing, persons holding an aggregate of approximately 7.28% of the outstanding shares of Southwest Common Stock on August 28, 1998, have indicated their present intention to vote for approval and adoption of the Merger Agreement.

  No compensation has been or will be paid to any shareholder, as such, who has indicated an intention to vote for approval and adoption of the Merger Agreement which has not been or will not be paid to all shareholders generally. As disclosed elsewhere herein, certain members of the Boards of Directors and management of First Commonwealth and Southwest may be deemed to have certain interests in the Merger in addition to their interests as shareholders. See "The Merger--Interests of Certain Persons in the Merger."

 Voting of Proxies

  Shares represented by all properly executed proxies received in time for the Special Meetings will be voted at such Special Meetings in the manner specified by the holders thereof. Proxies which have been signed and returned but which do not contain voting instructions will be voted in favor of the Merger Agreement.

  First Commonwealth and Southwest each intend to count shares of First Commonwealth Common Stock or Southwest Common Stock, as the case may be, present in person at the Special Meetings but not voting, and shares of First Commonwealth Common Stock or Southwest Common Stock, as the case may be, for which they have received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meetings for purposes of determining the presence or absence of a quorum for the transaction of business.

  For voting purposes at the Special Meetings, shares affirmatively voted in favor of a proposal and properly executed proxies containing no voting instructions and not marked as abstaining will be voted for the Merger and counted as favorable votes for such proposal. The abstention from voting with respect to any proposal by any shareholder who is present in person or by proxy at a Special Meeting will not be considered as "voting" and will, therefore, not be included in determining the amount required for a majority of voting shares. In addition, under the applicable rules of the NYSE and the National Association of Securities Dealers, Inc. ("NASD"), brokers and/or members, as the case may be, who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to the approval and adoption of the Merger Agreement in the absence of specific instructions from such customers ("broker non-votes"). Broker non-votes will not be counted toward a quorum and will not be treated as for or against the proposal.

  It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

  The persons named as proxies by a Southwest or First Commonwealth shareholder may propose and vote for one or more adjournments of the applicable Special Meeting to permit further solicitations of proxies in favor of any proposal; provided, however, that no proxy which is voted against the approval of the Merger Agreement will be voted in favor of any such adjournment.

 Revocability of Proxies

  The grant of a proxy on the enclosed First Commonwealth or Southwest form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Commonwealth (in the case of a First Commonwealth shareholder) or the Secretary of Southwest (in the case of a Southwest shareholder) a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the applicable Special Meeting and voting in person at such Special Meeting. Attendance at the relevant Special Meeting will not, in and of itself, constitute revocation of a proxy.

 Record Dates; Stock Entitled to Vote; Quorum

  First Commonwealth. Only holders of record of First Commonwealth Common Stock on the First Commonwealth Record Date will be entitled to notice of, and to vote at, the First Commonwealth Special Meeting. On the First Commonwealth Record Date, [22,110,895] shares of First Commonwealth Common Stock were issued and outstanding and held by approximately [9,500] holders of record.

  Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the First Commonwealth Record Date must be represented in person or by proxy at the First Commonwealth Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement.

  Southwest. Only holders of record of Southwest Common Stock on the Southwest Record Date will be entitled to notice of, and to vote at, the Southwest Special Meeting. On the Southwest Record Date, [3,043,738] shares of Southwest Common Stock were issued and outstanding and held by approximately [2,100] holders of record.

  Shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the Southwest Record Date must be represented in person or by proxy at the Southwest Special Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement.

 Solicitation of Proxies

  Each of First Commonwealth and Southwest will bear the cost of the solicitation of proxies from its own shareholders, except that First Commonwealth and Southwest will share equally the cost of printing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from shareholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Commonwealth and Southwest will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                 THE COMPANIES

 First Commonwealth Financial Corporation

  First Commonwealth is a bank holding company organized under the laws of the Commonwealth of Pennsylvania, and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). First Commonwealth conducts its regional financial services business through various bank and non-bank subsidiaries. First Commonwealth traces its banking origins to 1866 through First Commonwealth Bank, its wholly-owned commercial banking subsidiary headquartered in Indiana, Pennsylvania. First Commonwealth Bank provides a full range of consumer and commercial loan and deposit services to customers in 19 counties in central and western Pennsylvania. In addition to traditional banking products, First Commonwealth Bank offers many specialty products including consumer and commercial, insurance and annuity products which are provided through First Commonwealth Insurance Agency, a wholly-owned subsidiary of First Commonwealth Bank also headquartered in Indiana, Pennsylvania.

  Subsidiaries of First Commonwealth in addition to First Commonwealth Bank include First Commonwealth Trust Company, Commonwealth Systems Corporation and BSI Financial Services, Inc. First Commonwealth Trust Company is a non-depository trust company formed in 1991 to provide general trust services throughout the bank's market area. First Commonwealth Trust Company offers both fiduciary administration and investment management services to individuals, corporations and institutions. Commonwealth Systems Corporation is located in Indiana, Pennsylvania, and provides First Commonwealth and its subsidiaries with a full range of data processing services including centralized loan, deposit and trust processing as well as general ledger accounting and bookkeeping services. BSI Financial Services, Inc. has its principal place of business in Titusville, Pennsylvania, and provides mortgage banking, loan servicing and collection services to the Corporation's subsidiary bank as well as unaffiliated organizations.

  At June 30, 1998, on a consolidated basis, First Commonwealth had total assets of approximately $3.2 billion, total deposits of approximately $2.3 billion and shareholders' equity of approximately $279 million. As of that date, First Commonwealth ranked as the sixth largest bank holding company headquartered in Pennsylvania in terms of total consolidated assets. As of June 30, 1998, First Commonwealth's banking subsidiary operated from 83 full service offices.

  The principal executive offices of First Commonwealth are located at Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania 15701. First Commonwealth's telephone number is (724) 349-7220.

 Southwest National Corporation

  General. Southwest is a bank holding company organized under the laws of the Commonwealth of Pennsylvania and registered under the BHCA. Southwest conducts its regional financial services business through its bank subsidiary, Southwest National Bank of Pennsylvania, a national banking association headquartered in Greensburg, Pennsylvania ("Southwest Bank"). At June 30, 1998, Southwest Bank operated 16 offices in Westmoreland and Allegheny Counties in western Pennsylvania.

  At June 30, 1998, on a consolidated basis, Southwest had total assets of approximately $841 million, total deposits of approximately $646 million and total shareholders' equity of approximately $84 million. As of that date, Southwest ranked as the twentieth largest bank holding company headquartered in Pennsylvania in terms of total consolidated assets. Southwest Bank will convert from a national banking association to a Pennsylvania banking corporation, and become a member bank of the Federal Reserve System. The exact time of the conversion is uncertain, but it is anticipated that it will occur prior to December 31, 1998. The primary reason for the conversion is to reduce regulatory burden.

  Business. Southwest is a regional financial services company that serves its customers through two core franchises: banking services and trust services.

  Banking Services. Southwest Bank provides a variety of banking services including consumer banking, regional commercial banking, home secured lending, and other consumer lending.

  Trust Services. Southwest Bank, through its trust division, combines traditional bank trust services with money management products and services for individuals, corporations and institutions.

  The executive office of Southwest is located at 111 South Main Street, Greensburg, Pennsylvania 15601. Southwest's telephone number is (724) 834-2310.

                                  THE MERGER

 General

  The Boards of Directors of First Commonwealth and Southwest have approved the Merger Agreement, which provides for the Merger at the Effective Time, with First Commonwealth as the Continuing Corporation. This section of the Proxy Statement/Prospectus describes the material aspects of the proposed Merger, including the principal terms of the Merger Agreement and the Stock Option Agreement. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex I and is incorporated herein by reference. The description set forth below of the terms of the Merger Agreement is qualified in its entirety by reference thereto. All shareholders of First Commonwealth and Southwest are urged to read the Merger Agreement in its entirety.

 Background of the Merger

  As the pace of change within the banking industry has accelerated over the past decade, and as competition from banks and from non-bank financial service providers has increased, each of First Commonwealth and Southwest has carefully reviewed its strategic alternatives and long-term goals and has taken steps to maintain and enhance its competitive position and meet the rising demand for investments in technology and ancillary financial services. As part of this process, each of First Commonwealth and Southwest has confirmed its commitment to the central and western Pennsylvania area in which it operates by building on existing strengths and expanding into neighboring markets, both through internal growth as well as through identifying appropriate acquisition opportunities.

  First Commonwealth's Board of Directors has for some time recognized the foregoing industry trends and anticipates that industry consolidation and intensifying competition from within and outside the banking industry will continue. First Commonwealth therefore evaluates merger and acquisition opportunities where potential for shareholder value enhancement, strategic growth and franchise development exist. It was in this context that, in 1996, First Commonwealth acquired BSI Financial Services, Inc., a financial services corporation, in 1997 created First Commonwealth Insurance Agency and entered into a joint venture agreement with Kuzneski Agency, and in 1998 entered into a strategic alliance with Hefren Tillotson Inc., a registered broker dealer.

  Similarly, Southwest's Board of Directors has, over a number of years, periodically reviewed strategic alternatives including (i) remaining independent and continuing its strategy of internal growth and expansion through acquisitions, (ii) engaging in a merger-of-equals type transaction, or
(iii) a strategic combination with a larger banking organization. In prior years, Southwest's Board determined that Southwest should continue its strategy of independence and to seek growth internally and through in-market acquisitions both of banks and other financial services providers.

  The management of First Commonwealth believes that combining the resources of Southwest with those of First Commonwealth's subsidiaries under common holding company ownership and control will enable First Commonwealth to more effectively meet the increased competition and to profit from the opportunities made available by the elimination of legislative restrictions on banking in Pennsylvania. The increased financial, managerial, technological and other resources available to First Commonwealth will place the corporation in a better position to offer the expanding variety of financial services that will be necessary to meet ongoing competition from larger bank and non-bank financial institutions. The management of First Commonwealth believes that the merger will create a combined entity having substantially improved capacity to offer the varied and specialized services and expertise that are available from larger organizations, and will substantially strengthen its ability to compete with the largest banks. The Merger will enable First Commonwealth and Southwest to draw upon and take advantage of the other's expertise and experience, through a combination that will provide greater strength and stability to their customers, employees and shareholders.

  Southwest's attractive market area and strong local identity will provide First Commonwealth and its subsidiaries with opportunity for growth which can be achieved in part by providing services to Southwest customers that Southwest does not currently offer. These services would include competitively priced, consumer and commercial, insurance and annuity products offered through First Commonwealth Insurance Agency and financial planning and brokerage services offered through First Commonwealth's strategic alliance with Hefren Tillotson Inc. In addition to expanding First Commonwealth's array of traditional financial products into the geographic area made available by the Merger with Southwest, the combined entity will have greater resources available to fund the technological research and product development costs that will be required to deliver new and improved financial services in the future. The combined entity will also have a larger lending limit than First Commonwealth possesses alone, enabling First Commonwealth to compete for larger loans which they presently must pass up and which are then often made by larger banks from outside the local area.

  Economies of scale may be achieved by combining purchases of supplies and services, eliminating duplication of contract services, and combining certain internal management and other functions under one holding company. First Commonwealth's data processing subsidiary should be a great asset in generating cost savings from data processing charges and the centralized purchase of computer hardware and software for Southwest after the Merger is completed. First Commonwealth believes that the formation of a substantially larger financial institution will enable the corporation to attract qualified personnel and to hold both new and existing personnel by offering broader career opportunities and advancement potential. First Commonwealth plans to draw upon the skills and experience of Southwest personnel following the Merger.

  The increased resources of the combined entity following the Merger and the flexibility afforded by First Commonwealth's holding company structure will also place First Commonwealth in a better position to take advantage of the opportunities for expansion into new markets, either through expansion of service areas of existing subsidiaries or through the acquisition of additional financial services companies. First Commonwealth remains receptive to and continues to evaluate potential opportunities for such expansion and acquisitions, and is confident that the acquisition of Southwest substantially increases its opportunity for future transactions.

  While the combined holding company and its shareholders will benefit from the increased size and strength and the diversification of assets, liabilities and revenue sources resulting from the ownership of several banks having different geographical markets, the separate corporate identities of the subsidiary banks will be maintained so long as it is advantageous to do so. As a result, each bank will be able to maintain its regional market identification and its inherent advantage, in competing with larger financial institutions, of greater flexibility in tailoring its services to respond to the particular needs of the communities it serves.

 Preliminary Considerations

  On April 7, 1998, Joseph E. O'Dell broached to Mr. Dahlmann the possibility of a potential merger of Southwest with and into First Commonwealth. After the meeting, Mr. O'Dell delivered a preliminary outline for discussion.

  At the meeting of Southwest's Board of Directors on April 21, 1998, Mr. Dahlmann reviewed the preliminary discussion outline with the Board. The Board discussed a merger as an alternative to remaining independent. The Board suggested that Mr. Dahlmann and the Executive Committee discuss the possibility of a merger with First Commonwealth, and report back to the full Board of Directors at its next regularly scheduled monthly meeting or at an earlier special meeting, if appropriate.

  The Executive Committee met on April 25, 1998, to discuss the preliminary outline, and to determine Southwest's response. The Executive Committee discussed the range of exchange values and the participation of Southwest's officers and directors in the combined entity. The Executive Committee also felt that it was advisable for its members to meet on an informal basis with the senior management of First Commonwealth, and Mr. Dahlmann was asked to arrange such a meeting.

  The informal meeting of the members of the Southwest Executive Committee (except for one member who was unavailable) and senior executives of First Commonwealth occurred on April 29. At the meeting, First Commonwealth discussed its views of creating long-term shareholder value and responded to questions from Southwest's representatives.

  The Executive Committee of Southwest next met on May 11, 1998, at which time Mr. Dahlmann reported on his conversations with Mr. O'Dell. First Commonwealth was willing to discuss the exchange ratio, and issues involving the representation of the Southwest directors on the First Commonwealth Board of Directors.

  While discussions with First Commonwealth were promising, and while the informational session between the members of the Executive Committee and the senior executives of First Commonwealth had gone well, it was determined to retain Danielson Associates, Inc. ("Danielson") as Southwest's financial advisor and investment banker. Danielson's engagement would be twofold: first, to determine if the merger of Southwest with and into any institution was in the best interest of Southwest's shareholders; second, if it was determined that such a merger was in the best interest of the shareholders of Southwest, Danielson would advise Southwest regarding such a merger.

  On May 15, 1998, the Executive Committee met to hear the initial presentation by Danielson. The first portion of the Danielson report addressed the primary basic decision of whether Southwest should remain independent or seek a merger partner. Danielson reported that (i) given the value represented by the First Commonwealth proposal, (ii) the competitive and pricing pressures on traditional banking products, and (iii) the cost and time involved in implementing Southwest's strategic plan to increase income from non-traditional banking revenue sources, it appeared that the best way in which to increase Southwest shareholder value was to consider a merger.

  Danielson also felt that given Southwest's strong market presence in Westmoreland County, Southwest would represent an attractive merger candidate.

  Danielson then presented what, in its opinion, was the universe of potential merger partners, some of which, in Danielson's opinion, were based on Danielson's experience and prior discussions not related to Southwest, would have a high probability of being interested, others of which would have a moderate probability of being interested, and others of which would have little or no probability of being interested. Danielson also analyzed these candidates on their respective ability to pay fair value to Southwest shareholders.

  On the basis of this report and the ensuing discussion, the list of potential merger partners was reduced to four institutions, including First Commonwealth, each of which had a perceived high or at least moderate level of interest and an ability to pay fair value. Danielson was instructed to prepare a detailed analysis on each of the four potential merger partners.

  At the meeting of Southwest's Board on May 19, 1998, Mr. Dahlmann reported on the activities of the Executive Committee. The Executive Committee had determined that the possibility of a merger seemed to be an appropriate alternative for Southwest, its shareholders and its other constituencies, that First Commonwealth was a viable merger candidate, and that other potential merger candidates were being assessed by Danielson.

  The Executive Committee reconvened on May 21 to receive the report of Danielson on the four prospective merger partners. The report, reviewed as to each prospective merger partner, (i) its historical financial performance,
(ii) its ability to pay fair value, (iii) its corporate strategies based on historical activity and, in certain cases, independent prior discussions with management, (iv) the value that Southwest would bring to each partner, and (v) the perceived role that Southwest, its directors, senior executives and staff would have in a combination with each prospective partner.

  On the basis of the report and the ensuing discussion, it was determined that Danielson and senior Southwest executives would immediately prepare a confidential information memorandum. The memorandum was to be delivered to each of the four institutions on June 18th and June 19th with instructions that responses were required to be delivered to Danielson not later than July 3, 1998.

  The Executive Committee next met on July 7, 1998, to receive the report by Danielson on the response to the confidential information memorandum. One potential merger partner, the one deemed only moderately likely to respond, declined to respond. A second potential merger partner responded with an exchange ratio that was deemed less than warranted, but this potential merger partner did present an unusual and interesting strategic opportunity. The third potential merger partner presented a strong financial bid, and offered proportional board representation, but the ongoing role outlined for Southwest implied a negative impact on Southwest's employees. First Commonwealth's response presented a financial bid that was equal to or incrementally better than any other response. First Commonwealth's response also presented a good board representation, a strategy that kept Southwest as a separate subsidiary, and went much further in protecting the jobs of Southwest's employees.

  It was determined that in order to ensure that these were the best possible responses, each of the three potential merger partners would make, Danielson was directed to contact each of the three institutions which had responded to see if any would improve their respective bids. Revised responses were due at noon on Friday, July 10.

  The Executive Committee reconvened on July 10 to receive Danielson's final report. In essence, while each ultimately unsuccessful merger partner did modify its proposal slightly, neither proposal matched the proposal of First Commonwealth on either financial terms or, taken as a whole, the role that Southwest's directors, senior executives and employees would have in the combined institution.

  On the basis of this final report, the Executive Committee authorized Mr. Dahlmann to tell Mr. O'Dell that, subject to First Commonwealth agreeing to make available an additional seat on the First Commonwealth Executive Committee, Southwest was willing to immediately begin to work upon a definitive merger agreement and related stock option. In a telephone conversation which occurred immediately after the Executive Committee meeting, Mr. O'Dell agreed to the additional seat on the First Commonwealth Executive Committee.

  Drafts of the Merger Agreement and Stock Option Agreement were presented to
E. James Trimarchi, Chairman of the Board, and Messrs. O'Dell and Tomb of First Commonwealth and to Donald A. Lawry and Mr. Dahlmann of Southwest in the afternoon of Monday, July 13. Final issues were negotiated on Tuesday, July
14. The Merger Agreement and the Stock Option Agreement were approved by the Board of First Commonwealth on the afternoon of July 14 at First Commonwealth's regularly scheduled board meeting. The Merger Agreement and Stock Option Agreement were approved by Southwest's Board of Directors at a special meeting on Wednesday, July 15. Public announcement of the execution of the Merger Agreement and the Stock Option Agreement were made after the close of business on Wednesday, July 15.

  The Exchange Ratio was the result of arms-length bargaining by representatives of First Commonwealth and Southwest.

 Reasons for the Merger; Recommendations of the Boards of Directors

  The Boards of Directors of First Commonwealth and Southwest believe that the Merger represents a unique opportunity to create a strong regional community bank based Pennsylvania financial services organization. Following the Merger, the combined company will also have a substantially larger capital base providing enhanced flexibility for future operations and a significantly expanded retail customer base with higher customer penetration.

  In addition, although no assurances can be given that any specific level of expense savings will be achieved or as to the timing thereof, the managements of First Commonwealth and Southwest have identified potential annual pretax expense savings and revenue enhancements of $6.6 million expected to be achieved by consolidating certain operations, facilities and business lines and eliminating redundant costs. There can, however, be no assurance that the Continuing Corporation will be able to achieve these anticipated expense savings within the time periods contemplated or otherwise. See "Post Merger Operations" and "Pro Forma Combined Financial Information."

  In determining to approve the Merger Agreement, the Boards of Directors of each of First Commonwealth and Southwest also considered, among others, the following factors:

    (i) The Financial and Other Terms of the Merger Agreement. The Boards of Directors of each of First Commonwealth and Southwest considered the terms of the Merger Agreement and the transactions contemplated thereby, including the execution and delivery of the Stock Option Agreement. Each Board took into account the historical trading ranges for First Commonwealth Common Stock and Southwest Common Stock and the Exchange Ratio. The Southwest Board noted, in particular, that the Exchange Ratio reflected a 75.66% premium to the market price for the shareholders of Southwest Common Stock based on the closing prices of Southwest Common Stock and First Commonwealth Common Stock, respectively, on July 14, 1998. Both Boards also took into account the premium to book value and the multiple of earnings implied by the Exchange Ratio, the potential impact of the Merger on the price of, First Commonwealth Common Stock over the short- and medium-term and the resulting relative interests of Southwest and First Commonwealth shareholders in the equity of the combined company. The Southwest Board considered the increase in dividends to Southwest's shareholders and the potential for increased earnings and book value per share for shareholders of Southwest. The First Commonwealth Board considered the anticipated cost savings and revenue enhancements, which were expected to be accretive to First Commonwealth's earnings per share. Both Boards were advised, and considered, that under the Merger Agreement, Southwest would have the right to terminate the Merger Agreement in the event of a specified significant decline in the price of First Commonwealth Common Stock prior to the completion of the Merger, but that First Commonwealth would then have the right to elect to increase the Exchange Ratio as specified in the Merger Agreement. With respect to the Stock Option Agreement, the Southwest Board considered the fact that First Commonwealth was unwilling to enter into a transaction with Southwest absent the Stock Option Agreement, as well as the fact that Southwest was granting the Stock Option in order to increase the likelihood that the transaction would be completed. Both Boards also took into account that the existence of such option and certain other provisions in the Merger Agreement might discourage third parties from seeking to acquire Southwest prior to the Merger, and might also preclude any third party from being able to effect a merger with Southwest which would qualify for pooling of interests accounting treatment. After considering the foregoing factors, both Boards determined that entering into the Stock Option Agreement was in the best interests of their respective companies. Under the PBCL, a board of directors, in exercising its fiduciary duties, is not required to act solely because of the effect such action may have on a potential acquisition. See"--Termination; Possible Exchange Ratio Increase" and "-- Stock Option Agreement."

    (ii) Advice of Financial Advisors and Fairness Opinion. Each Board considered advice received from its financial advisor at their respective Board meetings and reviewed the detailed financial analyses, pro forma results and other information presented either by such advisors or by senior executives of the respective party including, in the case of the Southwest Board, the opinion of Danielson that the Exchange

  Ratio was fair, from a financial point of view, to its shareholders. For a discussion of the Danielson opinion, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto by each such advisor, see "-- Opinion of Southwest's Financial Advisor" below.

    (iii) Certain Financial and Other Information. Each Board analyzed information with respect to, among other things, the historical financial results of the other party and the projected financial results provided by the other party's management and reviewed information with respect to the other party's business, operations, financial condition and future prospects. Each Board also considered, in particular, the other party's approach to risk management and its capital position, asset quality, management strength and strategic direction, as well as relative strengths and weaknesses of the other party's businesses.

    (iv) Due Diligence Review. Each Board considered the results of the due diligence review conducted by its management and advisors, including, among other things, a review of the other party's credit policies, asset quality, the adequacy of its loan loss reserves and its interest rate risk profile.

    (v) The Tax and Accounting Treatment of the Transaction. Each Board considered that the Merger is expected to be tax-free (other than with respect to cash paid in lieu of fractional shares) to shareholders for federal income tax purposes and to be accounted for under the pooling of interests method of accounting for business combinations. See "--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

    (vi) Regulatory Approvals. Each Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "--Regulatory Approvals Required."

    (vii) Operating Environment. Each Board took into account the current and prospective economic and competitive environment facing the financial services industry generally and each of Southwest and First Commonwealth in particular, and considered the increasing importance of size and market share as key indicators of shareholder value and the ability of larger institutions to invest in technology and leverage fixed costs over larger markets. Each Board also considered the changing legal environment for banking and financial services.

  The First Commonwealth Board also considered the impact of the proposed Merger on First Commonwealth's depositors, employees, customers and the communities it serves.

  The Southwest Board also considered the following factors of relevance to Southwest and its shareholders:

    (i) Continuity of Management. The Southwest Board considered the facts that (i) Mr. Dahlmann would be elected or appointed Vice Chairman of First Commonwealth, with duties, operational authority and reporting lines consistent with such title, (ii) Mr. Dahlmann would continue as President and Chief Executive Officer of Southwest Bank, (iii) Mr. Dahlmann and four other members of the Southwest Board would be elected or appointed members of the First Commonwealth Board, and (iv) Mr. Dahlmann and one of such other Southwest Board members would become members of the Executive Committee of the First Commonwealth Board following completion of the Merger. The Southwest Board believed that these continuing roles would enable Southwest's Board and management to have input in decisions concerning the future course of the combined company, job loss and the impact of future decisions on Southwest's employees and customers and the communities served by Southwest.

    (ii) Impact on Southwest Constituencies. The Southwest Board considered
  (a) the possible negative impact the Merger would have on the various constituencies served by Southwest, including potential job loss and the economic effect of the Merger on the communities served by Southwest, and
  (b) the provisions of the Merger Agreement designed to mitigate these effects, including provisions of the Merger Agreement concerning employee retention and the present intention of First Commonwealth (i) to maintain a substantial and prominent presence in the Westmoreland County and northeastern Allegheny County market and (ii) to continue for at least two years after the Merger the separate existence of Southwest Bank as a subsidiary. The Southwest Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to Southwest's customers.

    (iii) Alternatives to the Merger Agreement. The Southwest Board considered the effect on Southwest's depositors, employees, customers and the communities it serves of Southwest continuing as a stand-alone entity or combining with other potential merger partners, compared to the effect of its combining with First Commonwealth pursuant to the proposed Merger Agreement, and determined that the Merger with First Commonwealth presented the best opportunity for achieving Southwest's long-term strategic objectives.

  The foregoing discussion of the information and factors considered by each Board of Directors is not intended to be exhaustive but includes all material factors considered by each such Board. In making its decision, each Board necessarily relied on estimates and other forward looking information on the possible benefits of the Merger. There can be no assurance that such benefits can be achieved. In reaching its determination to approve the Merger Agreement, neither Board assigned any relative or specific weights to the various factors considered by it nor did either Board specifically characterize any factor as positive or negative (except as described above), and individual directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others. After considering the Merger Agreement and the transactions contemplated thereby, and after considering, among other things, the matters discussed above, the Board of Directors of each of First Commonwealth and Southwest, by the unanimous vote of all directors present, approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby as being in the best interests of its respective shareholders.

  FOR THE REASONS DESCRIBED ABOVE, THE BOARDS OF DIRECTORS OF EACH OF FIRST COMMONWEALTH AND SOUTHWEST, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDED THAT ITS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

  The First Commonwealth director who was absent from the meeting of the Board of Directors of First Commonwealth at which such vote was taken has subsequently indicated his approval of the Merger Agreement.

 Financial Advisors

  Role of First Commonwealth's Financial Advisor. Keefe Bruyette has been engaged to advise First Commonwealth generally on corporate finance issues, including capital markets and merger activities and did advise First Commonwealth regarding the Merger; however, Keefe Bruyette was not engaged to render, and did not render, any report or fairness or other opinion in connection with the Merger. Pursuant to its continuing engagement as an advisor, Keefe Bruyette provided advice to First Commonwealth's management and board regarding financial institution mergers and recent developments in the industry, as well as information and advice to assist in evaluating Southwest as a potential merger partner.

  Keefe Bruyette has not filed a written consent with the Commission relating to the inclusion of the references to Keefe Bruyette in the Registration Statement in which this Proxy Statement/Prospectus is included because Keefe Bruyette has not acted with respect to any part of such Registration Statement as an expert within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

  Opinion of Southwest's Financial Advisor. Southwest retained Danielson Associates Inc. ("Danielson") to advise the Southwest Board of Directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of the offer to acquire Southwest. Danielson is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, the Pennsylvania banking markets and banking organizations operating in those markets. Danielson was selected by Southwest because of its knowledge of, expertise with, and reputation in the financial services industry.

  In such capacity, Danielson reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Board of Directors of Southwest. Danielson rendered its written opinion to the Southwest Board of Directors at the meeting of the Board of Directors on July 15, 1998, that as of the date of such opinion, the financial terms of the First Commonwealth offer were "fair" to Southwest and its shareholders. No limitations were imposed by the Southwest Board of Directors upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion. Danielson has confirmed its July 15, 1998, written opinion by delivery of its written opinion dated as of the date of this Proxy Statement/Prospectus.

  In arriving at its opinion, Danielson (a) reviewed certain business and financial information relating to Southwest and First Commonwealth, including annual reports for the fiscal year ended December 31, 1997, and call report data from 1989 to 1997 including quarterly reports for 1998; (b) discussed the past and current operations, financial condition and prospects of Southwest with its senior executives; (c) analyzed the pro forma impact of the merger on First Commonwealth's earnings per share, capitalization, and financial ratios;
(d) reviewed the reported prices and trading activity for the Southwest and the First Commonwealth Common Stock and compared them to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

  Danielson did not obtain any independent appraisal of assets or liabilities of Southwest or First Commonwealth or their respective subsidiaries. Further, Danielson did not independently verify the information provided by Southwest or First Commonwealth and assumed the accuracy and completeness of all such information.

  In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all the factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson's opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis and summary description.

  In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Southwest's or First Commonwealth's control. Any estimates contained in Danielson's analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

    Pro Forma Merger Analyses. Danielson analyzed the changes in the amount of earnings and book value represented by the receipt of about $267.5 million at the time of the Merger Agreement for all of the outstanding shares of Southwest Common Stock, which will be paid in First Commonwealth common stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for First Commonwealth Common Stock.

    Comparable Companies. Danielson compared Southwest's (a) tangible capital of 11.21% of assets as of March 31, 1998, (b) .72% of assets non-performing as of March 31, 1998, and (c) net operating income of 2.13% of average assets for the trailing twelve month period ending March 31, 1998, with the medians for selected Pennsylvania banks which Danielson deemed comparable. These banks included BT Financial Corporation, First Commonwealth, First Western Bancorp, Inc., and S&T Bancorp, Inc. Their medians were (a) tangible capital of 9.18% of assets, (b) .49% of assets non-performing, and (c) net operating income of 2.02% of average assets.

    Danielson also compared First Commonwealth's (a) stock price as of July 13, 1998 of 21.7 times earnings and 244% of book, (b) dividend yield based on trailing four quarters as of March 31, 1998 and stock price as of July 13, 1998 of 2.90%, (c) tangible capital as of March 31, 1998 of 8.35% of assets, (d) non-performing assets as of March 31, 1998 equal to .74% of total assets, (e) return on average assets during the trailing four quarters ended March 31, 1998 of 1.09% and (f) return on average equity during the same period of 11.27%, with the medians for selected banks and bank holding companies that Danielson deemed to be comparable to First Commonwealth. The selected institutions included BT Financial Corporation, F.N.B. Corporation, First Western Bancorp, Inc., Fulton Financial Corporation, Keystone Financial, Inc., Omega Financial Corporation, S&T Bancorp, Inc., Susquehanna Bancshares, Inc., United Bankshares, Inc., USBANCORP, Inc. and WesBanco, Inc. The comparable medians were (a) stock price of 19.8 times earnings and 236% of book, (b) dividend yield of 2.36%,
  (c) tangible capital of 9.05% of assets, (d) .68% of assets non-performing,
  (e) return on average assets of 1.39% and (f) return on average equity of 14.26%. Danielson also compared other income, expense, and balance sheet information of such companies with similar information about First Commonwealth.

    Comparable Transaction Analysis. Danielson compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Southwest with earnings and capital multiples paid in acquisitions of banks in Kentucky, Maryland, Ohio, Pennsylvania and West Virginia through the opinion date. Of these, the most applicable recent transactions included Fulton/Keystone Heritage, Citizens/Century, WesBanco/Commercial, and One Valley/Summit. At the time Danielson made its analysis, the consideration to be paid in the merger was 321% of Southwest's March 31, 1998 book value and 27.4 (adjusted for nonrecurring items and a normalized provision) times Southwest's earnings for the trailing four quarters as of March 31, 1998. This compares to the median multiples of 270% of book value and 26.4 times earnings for the comparable acquisitions.

    Other Analysis. In addition to performing the analyses summarized above, Danielson also considered the general market for bank and thrift mergers, the historical financial performance of Southwest and First Commonwealth, the deposit market shares of both banks, and the general economic conditions and prospects of those banks.

  No company or transaction used in this composite analysis is identical to Southwest or First Commonwealth. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

  THE FULL TEXT OF THE WRITTEN OPINION OF DANIELSON TO THE SOUTHWEST BOARD OF DIRECTORS, DATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS, IF ANY, ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX III, AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF SOUTHWEST COMMON STOCK ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE DANIELSON OPINION DOES NOT CONSTITUTE RECOMMENDATIONS TO ANY HOLDER OF SOUTHWEST COMMON STOCK AS TO HOW TO VOTE AT THE SOUTHWEST SPECIAL MEETING. THE SUMMARY OF THE DANIELSON OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX III HERETO.

  In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Danielson confirmed the appropriateness of its reliance on the analysis used to render its opinion on July 15, 1998, by performing certain procedures to update certain of such analysis and by reviewing the assumptions on which such analysis was based and the factors considered in connection therewith.

  Southwest believes (i) that the historical financial information provided by it to Danielson in connection with Danielson's analysis was accurate and complete in all material respects, (ii) that the financial forecasts provided by it to Danielson in connection with Danielson's analysis were reasonably prepared and reflected the best currently available estimates and judgments of the management of Southwest, and (iii) that Danielson's reliance on such financial information and financial forecasts was reasonable. However, as discussed above, Danielson's forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, and, accordingly, actual results could vary significantly from those set forth in such forecasts. In addition, although Southwest's Board of Directors carefully considered and discussed the presentations made to it by Danielson (see "--Reasons for the Merger; Recommendations of the Boards of Directors"), the Southwest Board relied upon the professional competence of Danielson in preparing such analysis and fairness opinion, and accordingly did not undertake to independently review the specific methodologies or confirm the specific assumptions utilized by Danielson in reaching its determination as to the fairness of the Exchange Ratio.

  Danielson has filed a written consent with the Commission relating to the inclusion of its fairness opinion and the references to such opinion and to such firm in the Registration Statement in which this Proxy Statement/Prospectus is included. In giving such consent, Danielson did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder nor did it admit that it was an expert with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

  As described above (see "Background of the Merger"), the presentation of Danielson to the Southwest Board of Directors was only one of a number of factors taken into consideration by the Southwest Board of Directors in making its determination to approve the Merger Agreement. In addition, the terms of the Merger, including the Exchange Ratio, were determined through negotiations between Southwest and First Commonwealth and were approved by the Southwest Board of Directors. The decision to enter into the Merger Agreement and to accept the Exchange Ratio was solely that of the Southwest Board of Directors.

  Pursuant to letter agreement (the "Engagement Letter"), Southwest engaged Danielson to provide an opinion with respect to the Merger. Pursuant to the terms of the Engagement Letter, Southwest has agreed to pay Danielson a fee equal to .50% of the total transaction price (i.e., approximately $1.1 million). One-half of such fee is payable at the time the Merger is completed. In addition, Southwest has agreed to reimburse Danielson for its reasonable out-of-pocket expenses, and to indemnify it and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement and related matters.

 Structure of the Merger

  Subject to the terms and conditions of the Merger Agreement and in accordance with the PBCL, at the Effective Time, Southwest will merge with and into First Commonwealth. First Commonwealth will be the Continuing Corporation in the Merger, and will continue its corporate existence under Pennsylvania law under the name "First Commonwealth Financial Corporation." At the Effective Time, the separate corporate existence of Southwest will terminate. The First Commonwealth Articles of Incorporation, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Continuing Corporation, and the By-Laws of First Commonwealth, as in effect immediately prior to the Effective Time, will be the By-Laws of the Continuing Corporation.

 Merger Consideration

  Upon consummation of the Merger, except as described below, each outstanding share of Southwest Common Stock, other than shares held in Southwest's treasury or held by First Commonwealth or any wholly-owned subsidiary of First Commonwealth or Southwest (except in both cases for shares held in trust, managed, custodial or nominee accounts and the like, or held by mutual funds for which a subsidiary of First Commonwealth or Southwest acts as investment advisor that, in any such case, are beneficially owned by third parties ("Trust Account Shares") and shares acquired in respect of debts previously contracted ("DPC Shares")), will be automatically converted into 2.9 fully paid and non-assessable shares of First Commonwealth Common Stock (except that cash will be paid in lieu of fractional shares as described under "-- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" below), subject to possible increase in certain limited circumstances. See "--Termination; Possible Exchange Ratio Increase" below.

  Any shares of Southwest Common Stock owned immediately prior to the Effective Time by First Commonwealth, Southwest or their wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) will be cancelled. All shares of First Commonwealth Common Stock owned immediately prior to the Effective Time by Southwest (other than Trust Account Shares and DPC Shares) will become treasury stock of First Commonwealth. Southwest owns no First Commonwealth Common Stock, and First Commonwealth owns no Southwest Common Stock.

  The Exchange Ratio was determined through arm's-length negotiations between First Commonwealth and Southwest.

 Effective Time

  The Effective Time will be the time of the filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania or such later time as is specified in such Articles of Merger. The closing of the Merger will occur on the first day which is at least two business days after satisfaction or waiver (subject to applicable law) of the conditions to consummation of the Merger set forth in the Merger Agreement (excluding conditions that, by their terms, cannot be satisfied until the date of closing) unless another date is agreed to in writing by Southwest and First Commonwealth. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before November 30, 1999. See "--Conditions to the Consummation of the Merger" and "--Termination; Possible Exchange Ratio Increase" below.

 Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

  The conversion of Southwest Common Stock into First Commonwealth Common Stock will occur automatically at the Effective Time.

  As soon as practicable after the Effective Time, The Bank of New York, or another bank designated by First Commonwealth and reasonably acceptable to Southwest, in its capacity as Exchange Agent (the "Exchange Agent"), will send a transmittal form to each former Southwest shareholder. The transmittal form will contain instructions with respect to the surrender of certificates previously representing Southwest Common Stock to be exchanged for First Commonwealth Common Stock.

  SOUTHWEST SHAREHOLDERS SHOULD NOT FORWARD SOUTHWEST STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS. SOUTHWEST SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

  After the Effective Time, each certificate that previously represented shares of Southwest Common Stock will represent only the First Commonwealth Common Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of First Commonwealth Common Stock as described below.

  Holders of certificates previously representing Southwest Common Stock will not be paid dividends or distributions declared or made after the 30th day following the Effective Time on the First Commonwealth Common Stock into which such shares have been converted, and will not be paid cash in lieu of fractional shares of First Commonwealth Common Stock, until such certificates are surrendered to the Exchange Agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of First Commonwealth Common Stock payable as described below will be paid without interest.

  For a period of ninety (90) days after the Effective Time, holders of record of certificates previously representing shares of Southwest Common Stock will be entitled to vote the number of whole shares of First Commonwealth Common Stock into which their shares of Southwest Common Stock were converted in the Merger, notwithstanding that such certificates shall not have been exchanged for certificates evidencing First Commonwealth Common Stock.

  No fractional shares of First Commonwealth Common Stock will be issued to any Southwest shareholder upon surrender of certificates previously representing Southwest Common Stock. For each fractional share that would otherwise be issued, First Commonwealth will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the closing prices for a share of First Commonwealth Common Stock on the NYSE Tape for the ten NYSE trading days immediately preceding the Effective Time.

 Conduct of Business Pending Merger and Related Matters

  Pursuant to the Merger Agreement, each of First Commonwealth and Southwest has made certain covenants, with respect to itself and its subsidiaries' relating to the conduct of business pending consummation of the Merger. Among other things, each has agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of the other party) not to do any of the following:

    (i) conduct its business other than in the ordinary and usual course;

    (ii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or give any person the right to acquire any such shares, other than (a) pursuant to the exercise of stock options outstanding on July 15, 1998, (b) in connection with acquisitions of business otherwise permitted pending the Merger, (c) in the case of First Commonwealth, pursuant to employee benefit plans in effect on July 15, 1998, or (d) under the Stock Option Agreement;

    (iii) make, declare or pay dividends on shares of its capital stock other than regular quarterly cash dividends of $.35 per share of Southwest Common Stock and $.22 per share of First Commonwealth Common Stock, and dividends by a wholly-owned subsidiary, or redeem or otherwise acquire shares of its capital stock;

    (iv) in the case of Southwest, increase any salaries or employee benefits or enter into or modify any employee agreements (other than certain termination agreements contemplated by the Merger Agreement) or benefit plans, except for certain increases in the ordinary course of business, as required by law, to satisfy pre-existing contractual obligations or as otherwise permitted by the Merger Agreement;

    (v) dispose of any material assets, business or property or acquire material business or property of any other entities except that First Commonwealth may make acquisitions in which the aggregate purchase price paid does not exceed $10,000,000 or the aggregate number of shares does not exceed 10% of the number of such shares outstanding on June 30, 1998;

    (vi) amend its articles of incorporation or By-laws;

    (vii) change its accounting methods;

    (viii) knowingly take any action that (a) would, or is reasonably likely to, prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code, or (b) is intended or is reasonably likely to result in a breach of any representation or warranty, a condition not being satisfied or a violation of the Stock Option Agreement or of the Merger Agreement; or

    (ix) incur any long-term debt other than in the ordinary course.

  The Merger Agreement also provides that without the prior written consent of the other party, neither Southwest nor First Commonwealth will solicit or encourage inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to a Takeover Proposal (as defined in the Merger Agreement).

 Representations and Warranties

  The Merger Agreement contains customary mutual representations and warranties of Southwest and First Commonwealth relating to, among other things, (a) corporate organization and similar corporate matters and capital structures, (b) good standing and the authority to carry on business, (c) shares of capital stock, (d) subsidiaries, (e) corporate power and authority,
(f) the authorization, execution and delivery of the Merger Agreement and the Stock Option Agreement, (g) the absence of violations of or defaults under applicable laws and such party's articles of incorporation or by-laws, (h) documents filed by such party with the Commission and the accuracy of the information included therein, (i) the absence of litigation, (j) compliance with applicable laws and certain bank regulatory matters, (k) the absence of defaults under various contracts and the possession of good title to various properties, (l) brokers' and finders' fees, (m) retirement and other employee plans and matters under the Employee Retirement Income Security Act of 1974, as amended, (n) the absence of labor unions and the status of labor relations,
(o) directors' and officers' liability insurance, (p) the inapplicability of certain takeover laws, including Chapter 25 of the PBCL, (q) required shareholder votes, (r) environmental matters, (s) the filing of tax returns and payment of taxes, (t) the absence of knowledge of any reason why the Merger would not qualify for a "pooling of interests" accounting or as a "reorganization" for purposes of Section 368(a) of the Code and (u) the conduct of the business in the ordinary course and the absence of certain changes since December 31, 1997, which would be likely to have a Material Adverse Effect (as defined in the Merger Agreement). The Merger Agreement provides that no representation or warranty shall be deemed to be untrue or incorrect as a result of the existence or absence of any fact, if such fact together with all other facts inconsistent with any such representation or warranty, is not reasonably likely to have a Material Adverse Effect, except that certain representations and warranties, including those concerning due organization, capital structure and the absence of material adverse changes, must be true and correct, and certain other representations and warranties, including those concerning subsidiaries, corporate power and authority, the inapplicability of certain takeover laws, the required vote and the conduct of the business in the ordinary course, must be true and correct in all material respects.

 Conditions to the Consummation of the Merger

  Each party's obligation to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following:

    (i) approval of the Merger Agreement by the requisite vote of the shareholders of First Commonwealth and Southwest;

    (ii) receipt of all required regulatory approvals without the imposition of any condition or restriction upon the Continuing Corporation which would reasonably be expected either (x) to have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Continuing Corporation, or
  (y) to prevent the parties from realizing a major portion of the economic benefits of the Merger that they anticipated at the date of entering into the Merger Agreement;

    (iii) the receipt of any required third party consents;

    (iv) no court or agency having taken any action, nor law or regulation having been enacted or adopted, which prohibits the Merger;

    (v) the receipt of letters from the independent accountants of Southwest and First Commonwealth relating to "pooling of interests" accounting treatment for the Merger (except that the requirement for a "pooling of interests" letter at the date of the mailing of this Proxy Statement/Prospectus, and the requirement for a separate "pooling of interests" letter from Southwest's accountants have been waived);

    (vi) in the case of Southwest, the continued accuracy of the representations and warranties of First Commonwealth, the performance by First Commonwealth of all covenants and the delivery by First Commonwealth of an officers' certificate to such effect;

    (vii) in the case of First Commonwealth, the continued accuracy of the representations and warranties of Southwest, the performance by Southwest of all covenants and the delivery of an officers' certificate to such effect; and

    (viii) the receipt by First Commonwealth and Southwest of an opinion from Tucker Arensberg, P.C., as to certain federal income tax consequences of the Merger; and

    (ix) the shares of First Commonwealth Common Stock issuable in the Merger having been approved for listing in the NYSE, subject to official notice of issuance.

  The Merger Agreement permits any condition (other than a condition required in order to comply with applicable law) to be waived by the party benefited thereby.

 Dividends

  Each of First Commonwealth and Southwest expects to continue to declare until the Effective Time their respective regularly scheduled dividends. The Merger Agreement requires each of First Commonwealth and Southwest to coordinate with the other the payment of dividends relating to First Commonwealth Common Stock and Southwest Common Stock with the intent that holders of First Commonwealth Common Stock and Southwest Common Stock shall not receive two dividends, or fail to receive one dividend, for any calendar quarter.

 Regulatory Approvals Required

  The Merger is subject to the prior approval of the Federal Reserve Board and the Department of Banking of the Commonwealth of Pennsylvania (the "Department of Banking"). In addition, aspects of the Merger will require notifications to, and/or approvals from, certain other federal and state authorities.

  The Merger is subject to approval by the Federal Reserve Board under Section 3 of the BHCA. First Commonwealth has filed an application for such approval with the Federal Reserve Board. Under Section 3 of the BHCA, the Federal Reserve Board must withhold approval of the Merger if it finds that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve Board may not approve the Merger if it finds that the effect thereof may be substantially to lessen competition or to tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effects of the Merger in meeting the convenience and needs of the communities to be served. In each case, the Federal Reserve

Board will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions. The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has sufficient capitalization, taking into account, among other things, asset quality.

  In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of each of First Commonwealth and Southwest in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As part of the review process, the Federal Reserve Board frequently receives, in merger transactions, protests from community groups and others. FCB and Southwest Bank, the subsidiaries of First Commonwealth and Southwest subject to the CRA, have received either an "outstanding" or a "satisfactory" CRA rating in their most recent CRA examinations by their respective federal regulators.

  The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. Furthermore, the BHCA and Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by First Commonwealth for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board. Under
Section 3 of the BHCA, the Merger may not be consummated for 30 days from the date of approval by the Federal Reserve Board, during which time the Merger could be challenged on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Justice Department would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Justice Department could analyze the Merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the Justice Department could reach a different conclusion than the Federal Reserve Board regarding the Merger's competitive effects.

  Using the above standards, First Commonwealth and Southwest do not expect that the Federal Reserve Board or the Justice Department will request that First Commonwealth and/or Southwest make any divestiture.

  The Merger will be subject to the prior approval of the Department of Banking. Simultaneously with the filing of an application with the Federal Reserve, First Commonwealth will file a similar application with the Department of Banking in accordance with Section 115 of the Pennsylvania Banking Code. The Department of Banking has a period of 60 days within which to approve or disapprove of the Merger. The factors that the Department of Banking will consider in determining whether to grant its approval include the competitive effects of the Merger, the principles of sound banking and the public interest and the needs of the communities served by First Commonwealth and Southwest. Information regarding the competitive effects of the Merger is also being provided to the Attorney General of Pennsylvania.

  First Commonwealth's right to exercise its option under the Stock Option Agreement is also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of such option would result in First Commonwealth owning more than 5% of the outstanding shares of Southwest Common Stock. In considering whether to approve First Commonwealth's right to exercise its option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

  There can be no assurance as to whether or when any of the above-described regulatory approvals required for consummation of the Merger will be obtained or as to any conditions that may be imposed in connection with the granting of such approvals. See "--Conditions to the Consummation of the Merger."

 Certain Federal Income Tax Consequences

  The following describes the material federal income tax consequences of the Merger under the Code, assuming that the Merger is consummated as contemplated herein. This discussion is based on current laws and interpretations thereof, which are subject to change. The discussion assumes that the Southwest stock exchanged by each holder in the Merger is held as a capital asset and does not take account of rules that may apply to holders of Southwest stock ("Southwest Shareholders") that are subject to special treatment under the Code (including, without limitation, insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, shareholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation or foreign persons). Also, the discussion does not address state, local or foreign tax consequences. Consequently each Southwest Shareholder should consult its own tax advisor as to the specific tax consequences of the Merger to that shareholder.

  Tax Opinion. The obligations of First Commonwealth and of Southwest to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined below, unless waived. Neither First Commonwealth nor Southwest has requested or will request an advance ruling from the Internal Revenue Service (the "IRS") as to the tax consequences of the Merger.

  As of the date of this Proxy Statement/Prospectus, Tucker Arensberg, P.C., advised First Commonwealth and Southwest, respectively, that in its opinion, based on certain customary representations and assumptions referred to in such opinions, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no income, gain or loss will be recognized for federal income tax purposes by Southwest Shareholders upon the exchange in the Merger of shares of Southwest for shares of First Commonwealth (except to the extent of any cash received in lieu of fractional shares). In addition, consummation of the Merger is conditioned upon the receipt by First Commonwealth and Southwest of the opinion described above dated as of the Closing Date.

  Cash Received in Lieu of Fractional Shares. A Southwest Shareholder who receives cash in the Merger in lieu of a fractional share interest in First Commonwealth Common Stock will be treated for federal income tax purposes as receiving such fractional share interest and then redeeming it for cash. Such a Southwest Shareholder will recognize gain or loss as of the Effective Time in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the shares of Southwest Common Stock allocable to the fractional share interest. Any gain or loss will be capital gain or loss if the shareholder holds the Southwest Common Stock as a capital asset at the Effective Time and will be long-term capital gain or loss if the holding period for the fractional share interest deemed to be received and then redeemed is more than one year.

  Tax Basis and Holding Period of First Commonwealth Common Stock. The tax basis of the shares of First Commonwealth Common Stock received by the Southwest Shareholders will be the same as the tax basis of their Southwest Common Stock exchanged therefor (reduced by any amount allocable to a fractional share interest for which cash is received). The holding period of the First Commonwealth Common Stock in the hands of the Southwest Shareholders will include the holding period of their Southwest Common Stock exchanged therefor, provided such Southwest Common Stock is held as a capital asset at the Effective Time.

 Accounting Treatment

  First Commonwealth's and Southwest's management expect the Merger to be accounted for under the "pooling of interests" method of accounting. Under this method of accounting, the recorded assets and liabilities of First Commonwealth and Southwest will be carried forward to the Continuing Corporation at their recorded amounts; income of the Continuing Corporation will include income of First Commonwealth and Southwest for the entire fiscal year in which the combination occurs; and the reported income of the separate companies for prior periods will be combined and restated as income of the Continuing Corporation.

  It is a condition to the consummation of the Merger that each of First Commonwealth and Southwest shall have received a letter, dated the Closing Date, from Deloitte & Touche LLP confirming its concurrence with First Commonwealth's management's and Southwest's management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger as of that date under Accounting Principles Board Opinion No. 16 if the Merger is consummated in accordance with the Merger Agreement.

 Termination; Possible Exchange Ratio Increase

  The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval and adoption of the Merger Agreement by the shareholders of Southwest or First Commonwealth:
(a) by mutual consent of First Commonwealth and Southwest; (b) by either First Commonwealth or Southwest if the Merger shall not have been consummated by November 30, 1999 (except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the terminating party); or (c) by either First Commonwealth or Southwest if
(i) the consent of the Federal Reserve Board for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been denied by final action and the time for appeal shall have expired or (ii) any approval of the shareholders of Southwest or of First Commonwealth required for the consummation of the Merger shall not have been obtained. The Merger Agreement may also be terminated at any time prior to (a) the Southwest Special Meeting, by First Commonwealth, if the Board of Directors of Southwest fails to recommend to its shareholders the approval of the Merger or withdraws or modifies or changes such recommendation in a manner adverse to First Commonwealth, and (b) the First Commonwealth Special Meeting, by Southwest, if the Board of Directors of First Commonwealth fails to recommend to its shareholders approval of the Merger or withdraws or modifies or changes such recommendations in a manner adverse to Southwest.

  In addition, the Merger Agreement may be terminated by the Southwest Board of Directors at its sole option, after the approval of the Federal Reserve Board is received by First Commonwealth (the "Determination Date") if the Average Closing Price (i.e., the average closing price of First Commonwealth's Common Stock for the ten full trading dates ending on the date the Federal Reserve Board's approval of the Merger) is less than $23.59. This right cannot be exercised if the Index Price is equal to or less than $407.50 on the Determination Date unless the Average Closing Price on the Determination Date is less than $20.64. The Merger Agreement allows First Commonwealth to avoid termination if it elects, at its sole option, to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the Southwest Board of Directors would exercise its right to terminate the Merger Agreement if a Termination Event (the condition above) exists, and if the Southwest Board of Directors does elect to so terminate the Merger Agreement, there can be no assurance that First Commonwealth will elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.

  Certain possible effects of the above provisions of the Exchange Ratio may be illustrated by the following four scenarios:

    (i) If the Average Closing Price on the Determination Date is equal to or greater than $23.59, there would be no Termination Event.

    (ii) If the Average Closing Price on the Determination Date is less than $23.59 and the Index Price is greater than $407.50, there would be a Termination Event.

    (iii) If the Index Price on the Determination Date is equal to or less than $407.50, and the Average Closing Price is equal to or greater than $20.64, there is no Termination Event.

    (iv) If the Average Closing Price on the Determination Date is less than $20.64, there would be a Termination Event regardless of the Index Price.

  If either of the scenarios set forth in (ii) or (iv) immediately above occur, the Southwest Board of Directors could, at its sole option, elect to terminate the Merger Agreement. If the Board of Directors of Southwest did elect to terminate the Merger, then First Commonwealth could, at its sole option, override such election by electing to increase the Exchange Ratio to a fraction whose numerator is $23.59 multiplied by 2.9 and whose denominator is the Average Closing Price.

  The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the First Commonwealth Common Stock that may actually be received by holders of Southwest Common Stock in the Merger, nor do they reflect all possible termination/increase scenarios.

  Southwest stockholders should be aware that the Average Closing Price on the Determination Date on which the occurrence of a Termination Event and the subsequent increase, if any, in the Exchange Ratio may be determined, will be based on the average of the last sale prices of First Commonwealth Common Stock during a ten-day period ending on the Determination Date. Accordingly, because the market price of First Commonwealth Common Stock between the Determination Date and the Effective Time, as well as on the date certificates representing shares of First Commonwealth Common Stock are delivered in exchange for shares of Southwest Common Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the First Commonwealth Common Stock actually received by holders of Southwest Common Stock may be more or less than (i) the Average Closing Price on the Determination Date, or (ii) the value of the First Commonwealth Common Stock on the Closing Date resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.

  At the close of business on [November 4], 1998, the Index Price was $    .

  The Index Price shall mean the market-capitalization weighted average of the closing prices of the companies in the SNL Bank Index for banks with assets of $1 billion to $5 billion on the Determination Date as calculated by SNL Securities L.P.

  It is not possible to know whether a Termination Event will occur until after the Determination Date. The Southwest Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Southwest Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of Southwest at the Southwest Special Meeting will confer on the Southwest Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of Southwest. If the Southwest Board of Directors elects to exercise its termination right, Southwest must give First Commonwealth prompt notice of that decision during a ten-day period beginning two days after the Determination Date, but the Southwest Board of Directors may withdraw such notice, at its sole option, at any time during such ten-day period. During the five-day period commencing with receipt of such notice, First Commonwealth has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. First Commonwealth is under no obligation to increase the Exchange Ratio, and there can be no assurance that First Commonwealth would elect to increase the Exchange Ratio if the Southwest Board of Directors were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by First Commonwealth in light of the circumstances existing at the time First Commonwealth has the opportunity to make such an election. If First Commonwealth elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give Southwest prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

  Although First Commonwealth has the right in the limited circumstances described above to increase the Exchange Ratio, under no circumstances may the Exchange Ratio be decreased.

  The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Annex I to this Joint Proxy Statement/Prospectus) relating to possible increase of the Exchange Ratio as the result of a Termination Event.

  In the event of termination of the Merger Agreement by either Southwest or First Commonwealth, there will be no liability or obligation on the part of First Commonwealth or Southwest other than the obligation dealing with confidentiality, and other than any liabilities or damages incurred as a result of the willful breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

 Amendment and Waiver

  Prior to the Effective Time, any provision of the Merger Agreement may be:
(i) waived by the party benefited by the provision; or (ii) amended or modified at any time by an agreement in writing among the parties thereto, approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that, after approval by the shareholders of Southwest, the consideration to be received by the shareholders of Southwest Common Stock may not thereby be decreased.

 Expenses

  All costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that First Commonwealth and Southwest shall share equally the expenses incurred in connection with filing, printing and mailing this Proxy Statement/Prospectus and First Commonwealth shall reimburse Southwest for the fees and expenses of its legal counsel.

 Effect on Employee Benefit and Stock Plans

  Pursuant to the Merger Agreement, First Commonwealth and Southwest have agreed that all Southwest employees will be entitled to participate in First Commonwealth's benefit plans on substantially the same terms and conditions as First Commonwealth employees, and that until such time the plans of Southwest will remain in effect.

  Pursuant to the Merger Agreement, Southwest Bank is entering into employment contracts with seven executive officers of Southwest Bank, and First Commonwealth is entering into an employment contract with Mr. Dahlmann. See "Interests of Certain Persons in the Merger--Employment Agreements" below.

 Interests of Certain Persons in the Merger

  Certain members of the Boards of Directors and management of First Commonwealth, Southwest and Southwest Bank may be deemed to have certain interests in the Merger in addition to their interests generally as shareholders of First Commonwealth or Southwest, as the case may be. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of First Commonwealth and Southwest, no material interests in the Merger apart from those of shareholders generally. The First Commonwealth Board of Directors and the Southwest Board of Directors were each aware of these interests of their respective directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Indemnification and Board Membership. The Merger Agreement provides that the Continuing Corporation will maintain all rights of indemnification existing in favor of the directors, officers and employees of Southwest for six years after the Effective Time to the full extent that Southwest would have been permitted under Pennsylvania law and the Southwest Articles of Incorporation (the "Southwest Charter") and By-laws to indemnify such persons and will cause to be maintained for six years after the Effective Time directors' and officers' liability insurance on terms no less favorable than those contained in policies maintained by Southwest;

provided that if the annual premium payments for such insurance exceed 250% of the annual premiums paid as of the date of the Merger Agreement by Southwest, the Continuing Corporation is required to maintain the maximum coverage available at an annual premium equal to 250% of Southwest's annual premium.

  The Board of Directors of the Continuing Corporation as of the Effective Time is expected to consist of twenty-four (24) persons comprised of nineteen
(19) current directors of First Commonwealth and five (5) current directors of Southwest, existing officers of First Commonwealth and Mr. Dahlmann will become officers of the Continuing Corporation as of the Effective Time, and certain senior executives of Southwest Bank will enter into employment contracts with Southwest Bank. See "Management and Operations After the Merger."

  Employment Agreements. Prior to the consummation of the Merger, seven executive officers of Southwest Bank will have entered into employment contracts with Southwest Bank.

 Stock Option Agreement

  General. Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement thereto, First Commonwealth and Southwest entered into the Stock Option Agreement pursuant to which Southwest granted First Commonwealth an option to purchase up to 756,185 shares of Southwest Common Stock (or such greater number of shares of Southwest Common Stock as shall represent 19.9% of the then outstanding Southwest Common Stock) at a price per share of $50.75.

  The following is a summary of the material provisions of the Stock Option Agreement, which is attached as Annex II to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

  Exercise of the Option. The option is exercisable, in whole or in part, at any time or from time to time upon the occurrence of one of the following events (each a "Purchase Event"), provided that First Commonwealth is not in material breach of the Merger Agreement, and no injunctive order against the delivery of shares covered by the relevant option is in effect:

    (a) without the prior written consent of First Commonwealth, Southwest shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than First Commonwealth or any of its subsidiaries), to effect (i) a merger, consolidation or similar transaction involving Southwest or Southwest Bank, (ii) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of the issuer or any of its significant subsidiaries, representing in either case 15% or more of the consolidated assets or deposits of the issuer and its subsidiaries, or (iii) the issuance, sale or other disposition by the issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Southwest or Southwest Bank, other than, in each case of (i), (ii) or (iii) (each such transaction, an "Acquisition Transaction"), any merger, consolidation or similar transaction involving Southwest or Southwest Bank in which the voting securities of Southwest outstanding immediately prior to such transaction equal (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of Southwest or surviving entity immediately after such transaction; or

    (b) any person (other than First Commonwealth or any of its subsidiaries) or "group" (as defined under the Exchange Act) shall have acquired beneficial ownership (as defined in the Exchange Act) or the right to acquire beneficial ownership of 15% or more of the voting power of Southwest or Southwest Bank; or

    (c) any person (other than First Commonwealth or any of its subsidiaries) shall have commenced (as defined in the Exchange Act) or filed a registration statement under the Securities Act with respect to a tender offer or exchange offer for shares of the common stock of the issuer such that, upon consummation of such offer, such person would have beneficial ownership (as defined under the Exchange Act) of 15% or more of the then outstanding common stock of Southwest; or

    (d) the holders of common stock of Southwest shall not have approved the Merger Agreement at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement or the Board of Directors of Southwest shall have withdrawn or modified in a manner adverse to the grantee the recommendation of such Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than First Commonwealth or any subsidiary of First Commonwealth) shall have (A) made, or publicly disclosed an intention to make, a proposal, to engage in an Acquisition Transaction, (B) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (C) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act, the Bank Merger Act, as amended, the BHCA or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction.

  The right to purchase shares under the Stock Option Agreement will expire upon the earliest to occur of (x) the Effective Time, (y) termination of the Merger Agreement prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) or (z) 18 months after the termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event.

  A Preliminary Purchase Event means the occurrence of any of the following events:

    (a) any person (other than First Commonwealth or any of its subsidiaries) publicly announces a proposal to engage in an Acquisition Transaction;

    (b) after any third party proposes to the issuer or its shareholders or such third party indicates its intention to Southwest to propose an Acquisition Transaction if the Merger Agreement terminates, Southwest shall have breached any representation, warranty or covenant in the Merger Agreement;

    (c) any person (other than First Commonwealth or any of its subsidiaries) files an application or notice with a regulatory authority for approval to engage in an Acquisition Transaction without the consent of First Commonwealth; or

    (d) prior to the Special Meeting of Southwest, the Board of Directors of Southwest fails to recommend the Merger to its shareholders or such recommendation is withdrawn, modified or changed in a manner adverse to First Commonwealth.

  The consummation of a purchase or a repurchase pursuant to the Stock Option Agreement may be subject to, among other things, obtaining any required regulatory approvals. The prior approval of the Federal Reserve Board is required for the acquisition by First Commonwealth of control of more than 5% (or, in the case of a transferee grantee that is not a bank holding company, 10%) of Southwest's outstanding common stock. Following occurrence of a Purchase Event, First Commonwealth will have the ability to assign its rights under the Stock Option Agreement with respect to which it is grantee.

  Adjustment of Number of Shares. The number and type of securities subject to the options and the purchase price of the shares will be adjusted for any change in Southwest's common stock by reason of a stock dividend, stock split, recapitalization, combination, exchange of shares or similar transaction, such that First Commonwealth will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of common stock subject to each option will also be adjusted in the event Southwest issues additional shares of common stock, such that the number of shares of common stock subject to the option represents 19.9% of Southwest's common stock then outstanding, without giving effect to shares subject to or issued pursuant to the option.

  Substitute Option. In the event Southwest enters into any agreement to (A) merge or consolidate with any person other than First Commonwealth or one of its subsidiaries such that Southwest is not the surviving corporation, (B) permit any person, other than First Commonwealth or one of its subsidiaries, to merge or consolidate with Southwest and Southwest shall be the surviving corporation but, in connection therewith, Southwest's common stock is exchanged for any other securities or other property or the outstanding shares of Southwest's common stock prior to such merger or consolidation represent less than 50% of the outstanding shares and share equivalents of the merged company following such merger or consolidation, or (C) sell or otherwise transfer all or substantially all of its assets or deposits to a person other than First Commonwealth or one of its subsidiaries, the option will be converted into an option (the "Substitute Option") to purchase securities of either the acquiring person, a person that controls the acquiring person or Southwest (if Southwest is the surviving entity), in all cases at the option of First Commonwealth. The Substitute Option would be subject to immediate repurchase by Southwest at the request of First Commonwealth, at prices, and subject to conditions, specified in the Stock Option Agreement.

  Repurchase at the Option of First Commonwealth. First Commonwealth has the right to require Southwest to repurchase the option and any shares acquired by exercise of the option during the 18-month period after (a) any person (other than First Commonwealth or any of its subsidiaries) or group (as defined in the Exchange Act) shall have acquired beneficial ownership (as defined in the Exchange Act) or the right to acquire beneficial ownership of at least 25% of the outstanding common stock of Southwest, or (b) Southwest shall have entered into an agreement entitling First Commonwealth to exercise a Substitute Option as described above (each a "Repurchase Event"), or during the 30 business days following the failure to obtain necessary regulatory approval of the purchase of shares pursuant to the option. Such repurchase will be at an aggregate price (the "Repurchase Price") equal to the sum of (i) the aggregate exercise price paid by First Commonwealth for any shares of Southwest's common stock acquired pursuant to the option with respect to which First Commonwealth then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Southwest's common stock over (y) the purchase price (subject to adjustment), multiplied by the number of shares of Southwest's common stock with respect to which the option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the purchase price paid by First Commonwealth for each share of Southwest's common stock with respect to which the option has been exercised and with respect to which First Commonwealth then has beneficial ownership, multiplied by the number of such shares. For purposes of the Stock Option Agreement, "Applicable Price" means the highest of (x) the highest price per share paid or to be paid by any person in a transaction of the type specified in clause (a) of the definition of "Repurchase Event", (y) the price per share paid by a third party for shares of Southwest's common stock in connection with a merger or other business combination which entitles grantee to a Substitute Option and
(z) the highest closing sale price per share quoted on Nasdaq NMS during the 40 business days prior to First Commonwealth's exercise of its right to require Southwest to repurchase the option or the shares acquired by exercise thereof.

  Registration Rights. First Commonwealth has certain rights to require registration of any shares purchased pursuant to the option under the securities laws if necessary for First Commonwealth to be able to sell such shares.

  Effect of Stock Option Agreement. The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in Southwest from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for Southwest Common Stock than that implicit in the Exchange Ratio.

 Resale of First Commonwealth Common Stock

  The First Commonwealth Common Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Southwest shareholder (including any director or executive officer of First Commonwealth who may be a Southwest shareholder) who may be deemed to be an "affiliate" of First Commonwealth or Southwest for purposes of Rule 145 under the Securities Act. It is expected that each such affiliate will enter into an agreement with First Commonwealth providing that such affiliate will not transfer any First Commonwealth Common Stock received in the Merger except in compliance with the Securities Act and will make no disposition of any First Commonwealth or Southwest Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Time through the date on which financial results covering at least 30 days of combined operations of First Commonwealth and Southwest after the Merger have been published. This Proxy Statement/Prospectus does not cover resales of First Commonwealth Common Stock received by any person who may be deemed to be such an affiliate of First Commonwealth or Southwest.

 No Appraisal Rights

  No holder of First Commonwealth Common Stock or of Southwest Common Stock will be entitled to appraisal rights under the PBCL in connection with, or as a result of, the matters to be acted upon at the Special Meetings.

                  MANAGEMENT AND OPERATIONS AFTER THE MERGER

 Directors After the Merger

  First Commonwealth has agreed in the Merger Agreement to fix the size of its Board of Directors at twenty-four (24) members, comprised of nineteen (19) of the current directors of First Commonwealth and five current directors of Southwest. Mr. Dahlmann will be one of the five directors. The other four have not yet been selected. First Commonwealth has agreed in the Merger Agreement to cause the Former Southwest Directors to be elected or appointed as directors of First Commonwealth at, or as promptly as practicable after, the Effective Time.

  The Agreement provides that (i) Mr. Dahlmann will be appointed to the class of the Board of Directors of First Commonwealth elected by the shareholders of First Commonwealth at the annual meeting of First Commonwealth immediately preceding the Effective Time, (ii) three (3) of the Former Southwest Directors will be appointed to the class of the Board of Directors of First Commonwealth elected by the shareholders of First Commonwealth at the annual meeting of First Commonwealth immediately preceding the annual meeting referenced in the preceding sentence and (iii) the remaining Former Southwest Director will be appointed to the remaining class of the First Commonwealth Board of Directors.

 Management After the Merger

  The Board of Directors of First Commonwealth will take appropriate action so that as of the Effective Time of the Merger, the following persons will hold the offices of the Continuing Corporation having the functions set forth below

  E. James Trimarchi: Chairman of the Board

  Joseph E. O'Dell: President and Chief Executive Officer

  David S. Dahlmann: Vice Chairman

  Gerard M. Thomchick: Senior Executive Vice President and Chief Operating
  Officer

  John J. Dolan: Senior Vice President and Chief Financial Officer

  David R. Tomb, Jr.: Senior Vice President, Secretary and Treasurer

  William R. Jarrett: Senior Vice President, Risk Management

  R. John Previte: Senior Vice President, Investments

  Rosemary Krolick: Senior Vice President, Chief Information Officer

  As of the date hereof, neither First Commonwealth nor Southwest is aware of any material relationship between First Commonwealth or its directors or executive officers and Southwest or its directors or executive officers, except as contemplated by the Merger Agreement or as described herein or in the documents incorporated by reference herein. In the ordinary course of business and from time to time, First Commonwealth may do business with Southwest, First Commonwealth may enter into banking transactions with certain of Southwest's directors, executive officers and their affiliates, Southwest may do business with First Commonwealth, and Southwest may enter into banking transactions with certain of First Commonwealth's directors, officers and their affiliates.

  For a discussion of certain contractual arrangements being entered into by certain persons affiliated with Southwest in connection with the Merger, see "The Merger--Interests of Certain Persons in the Merger."

                            POST MERGER OPERATIONS

  First Commonwealth intends to keep Southwest Bank a separate subsidiary of First Commonwealth for at least two years after the Effective Date. First Commonwealth intends that the Continuing Corporation will have a substantial and prominent presence in the Westmoreland County marketplace, and intends to operate all current 16 offices of Southwest Bank.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements reflect the Merger under the application of the pooling of interests method of accounting. Under the pooling of interests method of accounting, the historical recorded values of the assets, liabilities and shareholders' equity of Southwest as reported on its Consolidated Balance Sheet, will be carried over onto the Consolidated Balance Sheet of First Commonwealth, and no goodwill or other intangible assets will be created. First Commonwealth will include in its Consolidated Statement of Income the consolidated results of operations of Southwest for the entire fiscal year in which the Effective Date occurs and will combine and restate its results of operations of Southwest for prior periods. See "The Merger--Accounting Treatment."

  This pro forma financial information is based on the estimates and assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma financial information are preliminary and have been made solely for purposes of developing such pro forma financial information as necessary to comply with the disclosure requirements of the Commission. The pro forma financial information has been prepared using the historical consolidated financial statements and notes thereto, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The unaudited pro forma condensed combined financial statements do not give effect to anticipated cost savings and revenue enhancements in connection with the Merger, and do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods. Additionally, the pro forma information does not reflect the effect of the estimated one-time Merger-related and other charges of approximately $3.7 million expected to be incurred upon consummation of the Merger.

  The Merger Agreement provides for an Exchange Ratio of 2.9 shares of First Commonwealth Common Stock for each share of Southwest Common Stock. The Exchange Ratio of 2.9 is subject to possible increase in certain limited circumstances. See "The Merger--Termination; Possible Exchange Ratio Increase." The accompanying unaudited pro forma financial information reflects an equivalent per share of Southwest Common Stock at that Exchange Ratio.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 JUNE 30, 1998

  The following unaudited Pro Forma Combined Balance Sheet combines the historical balance sheets of First Commonwealth and Southwest as if the Merger had become effective on June 30, 1998. This balance sheet should be read in conjunction with the First Commonwealth Financial Corporation Consolidated Financial Statements and the Southwest National Corporation Consolidated Financial Statements and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus.

                                     HISTORICAL
                               ----------------------
                                  FIRST                              PRO FORMA
                               COMMONWEALTH SOUTHWEST  ADJUSTMENTS    COMBINED
                               ------------ ---------  -----------   ----------
ASSETS
 Cash and due from banks......  $   66,524  $ 25,594                 $   92,118
 Investment securities........   1,058,458   278,074                  1,336,532
 Money market investments.....      13,317    31,457                     44,774
 Loans, net...................   1,957,415   483,463                  2,440,878
 Premises and equipment.......      33,965     9,157                     43,122
 Other assets.................      73,157    13,661                     86,818
                                ----------  --------     -------     ----------
  Total assets................  $3,202,836  $841,406     $     0     $4,044,242
                                ==========  ========     =======     ==========
LIABILITIES
 Deposits.....................  $2,279,456  $645,636                 $2,925,092
 Short-term borrowings........     244,592     5,796                    250,388
 Other liabilities............      26,365     5,958                     32,323
 Long-term debt...............     373,253   100,000                    473,253
                                ----------  --------     -------     ----------
  Total liabilities...........   2,923,666   757,390           0      3,681,056
SHAREHOLDERS' EQUITY
 Common stock.................      22,437     7,952       8,827(2)      31,264
                                                          (7,952)(2)
 Additional paid-in capital...      75,738    31,760      30,885(2)     106,623
                                                         (31,760)(2)
 Retained earnings............     187,422    49,424      43,522(2)     230,944
                                                         (43,522)(2)
                                                          (5,902)(1)
 Treasury stock...............      (6,118)   (5,902)      5,902(1)      (6,118)
 Accumulated other
  comprehensive income........       1,841       782                      2,623
 Unearned ESOP shares.........      (2,150)        0                     (2,150)
                                ----------  --------     -------     ----------
  Total shareholders' equity..     279,170    84,016           0        363,186
                                ----------  --------     -------     ----------
  Total liabilities and
   shareholders' equity.......  $3,202,836  $841,406     $     0     $4,044,242
                                ==========  ========     =======     ==========
 Book value per common share..      $12.63    $27.60                     $11.74

--------
(1) Reflects the cancellation of 137,049 shares of Southwest National Corporation treasury stock.

(2) Reflects the issuance of 8,826,840 shares of First Commonwealth, $1.00 par value, common stock for 3,043,738 shares (100% of outstanding) of Southwest National Corporation, $2.50 par value, common stock, and reflects the elimination of Southwest National Corporation Shareholders' Equity accounts.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following unaudited Pro Forma Combined Condensed Statements of Income for the six months ended June 30, 1998, and the years ended December 31, 1997, 1996 and 1995 for First Commonwealth and Southwest, combine the historical statements of income of First Commonwealth and Southwest as if the Merger had become effective on January 1, 1995. The pro forma income statement amounts presented below are the sum of the historical First Commonwealth and Southwest income statement amounts, and do not reflect any other adjustments to the sum of the historical income statement amounts. These income statements should be read in conjunction with the First Commonwealth Financial Corporation Consolidated Financial Statements and the Southwest National Corporation Consolidated Financial Statements and the related notes thereto included in the respective annual reports on Form 10-K, which are incorporated by reference in this Proxy Statement/Prospectus.

                                 SIX MONTHS       YEAR ENDED DECEMBER 31,
                                    ENDED     --------------------------------
                                JUNE 30, 1998    1997       1996       1995
                                ------------- ---------- ---------- ----------
INTEREST INCOME
 Interest and fees on loans....  $  102,655   $  198,357 $  177,556 $  165,832
 Interest and dividends on
  investment securities........      36,856       55,490     56,006     58,073
 Interest on money market
  investments..................         958          925      1,626      3,277
                                 ----------   ---------- ---------- ----------
  Total interest income........     140,469      254,772    235,188    227,182
                                 ----------   ---------- ---------- ----------
INTEREST EXPENSE
 Interest on deposits..........      57,180      112,599    101,186     94,156
 Interest on short-term
  borrowings...................       6,254        7,994      6,780      8,126
 Interest on long-term debt....       9,790        3,833      1,223        737
                                 ----------   ---------- ---------- ----------
  Total interest expense.......      73,224      124,426    109,189    103,019
                                 ----------   ---------- ---------- ----------
  Net interest income..........      67,245      130,346    125,999    124,163
 Provision for possible credit
  losses.......................       5,100       10,152      6,301      5,575
                                 ----------   ---------- ---------- ----------
  Net interest income after
   provision for possible
   credit losses...............      62,145      120,194    119,698    118,588
 Securities gains (losses).....         982        6,825      1,599       (603)
 Other operating income........      10,939       18,716     17,359     15,996
 Other operating expenses......      45,826       88,858     85,299     83,689
                                 ----------   ---------- ---------- ----------
  Income before income taxes...      28,240       56,877     53,357     50,292
 Applicable income taxes.......       7,764       17,338     16,164     15,728
                                 ----------   ---------- ---------- ----------
  Net income...................  $   20,476   $   39,539 $   37,193 $   34,564
                                 ==========   ========== ========== ==========
Average shares outstanding.....  30,788,301   30,835,949 31,155,043 31,236,202
Average shares outstanding
 assuming dilution.............  30,981,004   30,922,837 31,190,895 31,281,960
Basic earnings per share.......       $0.67        $1.28      $1.19      $1.11
Diluted earnings per share.....       $0.66        $1.28      $1.19      $1.10
HISTORICAL PER SHARE DATA
 First Commonwealth:
  Average shares outstanding...  21,926,263   21,878,945 21,954,111 22,005,427
  Average shares outstanding
   assuming dilution...........  22,118,966   21,965,833 21,989,963 22,051,158
  Basic earnings per share.....       $0.73        $1.40      $1.26      $1.16
  Diluted earnings per share...       $0.72        $1.39      $1.25      $1.16
 Southwest:
  Average shares outstanding...   3,055,875    3,088,622  3,172,735  3,183,026
  Average shares outstanding
   assuming dilution...........   3,055,875    3,088,622  3,172,735  3,183,026
  Basic earnings per share.....       $1.46        $2.92      $3.03      $2.84
  Diluted earnings per share...       $1.46        $2.92      $3.03      $2.84

                          REGULATION AND SUPERVISION

  First Commonwealth and Southwest are bank holding companies registered as such with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). As bank holding companies, First Commonwealth and Southwest are each required to file with the Federal Reserve Board an annual report and other information. The Federal Reserve Board is also empowered to make examinations and inspections of First Commonwealth and Southwest and their respective subsidiaries.

  The Bank Holding Company Act and Regulation Y of the Federal Reserve Board require every bank holding company to obtain prior approval of the Federal Reserve Board before it may acquire direct or indirect ownership or control of more than 5% of the outstanding voting shares or substantially all of the assets of a bank or merge or consolidate with another bank holding company. The Federal Reserve Board may not approve acquisitions by First Commonwealth or Southwest of such percentages of voting shares or substantially all of the assets of any bank located in any state other than Pennsylvania unless the laws of such state specifically authorize such an acquisition.

  The Bank Holding Company Act generally prohibits a bank holding company from engaging in a non-banking business or acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any non-banking corporation, subject to certain exceptions, the principal one of which exceptions is applicable where the business activity in question is determined by the Federal Reserve Board to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Bank Holding Company Act does not place territorial restrictions on the activities of such banking related subsidiaries of bank holding companies.

  Under the Federal Reserve Act, subsidiary banks of a bank holding company are subject to certain restrictions on extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or other securities thereof or acceptance of such stock or securities as collateral for loans to any one borrower. A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the furnishing of property or services.

  Under the Pennsylvania Banking Code, there is no limit on the number of Pennsylvania banks that may be owned or controlled by a Pennsylvania bank holding company such as First Commonwealth or Southwest.

  The Federal Reserve Board has issued risk-based capital guidelines which provide for a standard designed principally as a measure of credit risk. These guidelines require that: (1) at least 50% of a banking organization's total capital ("Total Capital") be common and certain other "core" equity capital ("Tier I Capital"); (2) assets and off-balance sheet items be weighted according to risk; (3) the Total Capital to risk-weighted assets ratio be at least 8%; and (4) the minimum leverage capital ratio, Tier I Capital to total assets, be 3% for banking organizations that do not anticipate significant growth and have well-diversified risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity and good earnings. The minimum leverage capital ratio for other banking organizations is generally expected to be 4-5%, depending on their particular condition and growth plans.

  The table below presents First Commonwealth's historical and pro forma capital position relative to its minimum capital requirements:

                         HISTORICAL AT JUNE 30, 1998       PRO FORMA AT JUNE 30, 1998
                         --------------------------------- -------------------------------
                                           PERCENTAGE OF                   PERCENTAGE OF
                            AMOUNT            ASSETS         AMOUNT            ASSETS
                         --------------- ----------------- -------------- ----------------
                                         (DOLLARS IN THOUSANDS)
Tier I Capital.......... $       266,466            13.90% $      349,522           14.55%
Risk-Based Requirement..          76,657             4.00          96,115            4.00
Total Capital...........         287,287            15.00         376,408           15.66
Risk-Based Requirement..         153,314             8.00         192,230            8.00
Leverage Capital........         266,466             8.40         349,522            8.80
Minimum Leverage
 Requirement............          95,218             3.00         119,114            3.00

                         DESCRIPTION OF CAPITAL STOCK

  The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the PBCL and the Articles of Incorporation of First Commonwealth (the "First Commonwealth Charter"). The First Commonwealth Charter is included as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

  THE FOLLOWING DESCRIPTIONS OF THE FIRST COMMONWEALTH CAPITAL SECURITIES SHOULD BE READ CAREFULLY BY SOUTHWEST SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF SOUTHWEST COMMON STOCK WILL BE CONVERTED INTO 2.9 FULLY PAID AND NON-ASSESSABLE SHARES OF FIRST COMMONWEALTH COMMON STOCK (SUBJECT TO POSSIBLE INCREASE IN CERTAIN LIMITED CIRCUMSTANCES; SEE "THE MERGER--TERMINATION; POSSIBLE EXCHANGE RATIO INCREASE").

 First Commonwealth Capital Stock

  As of September 30, 1998, the authorized capital stock of First Commonwealth consisted of 3,000,000 shares of Preferred Stock, par value $1.00 ("Preferred Stock"), of which none was issued or outstanding, and 100,000,000 shares of First Commonwealth Common Stock, par value $1.00 per share, of which 22,110,895 shares were issued and outstanding.

  The First Commonwealth Board of Directors is authorized to issue the shares of Preferred Stock in series without further shareholder action with such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series as it may determine from time to time by resolution.

 First Commonwealth Common Stock

  Dividend Rights. The holders of First Commonwealth Common Stock are entitled to share ratably in dividends out of funds legally available therefor, when and as declared by the First Commonwealth Board, after full cumulative dividends on all shares of Preferred Stock, if outstanding, ranking superior as to dividends to First Commonwealth Common Stock, have been paid or declared and funds sufficient for the payment thereof set apart.

  Voting Rights. Each holder of First Commonwealth Common Stock has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding shares of First Commonwealth Common Stock are fully paid and non-assessable. In certain circumstances, Preferred Stock, if outstanding, may affect voting rights of First Commonwealth Common Stock. There are no shares of Preferred Stock issued and outstanding.

  Size and Classification of Board of Directors. The First Commonwealth Charter provides for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years, which number will increase to 24 at the Effective Time of the Merger. The First Commonwealth Board of Directors currently consists of 19 members. Classification of the First Commonwealth Board may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in First Commonwealth Common Stock and thereby could impede a change in control of First Commonwealth.

  Preemptive Rights. The holders of First Commonwealth Common Stock have no preemptive rights to acquire any new or additional unissued shares or treasury shares of First Commonwealth capital stock.

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of First Commonwealth, whether voluntary or involuntary, the holders of First Commonwealth Common Stock will be entitled to share ratably in any of First Commonwealth's assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

  Assessment and Redemption. The shares of First Commonwealth Common Stock issuable pursuant to the Merger will be, when issued, fully paid and non-assessable. First Commonwealth Common Stock does not have any redemption provisions.

 First Commonwealth Preferred Stock

  The First Commonwealth Charter contains general terms for Preferred Stock, par value $1.00. No shares of Preferred Stock are issued or outstanding.

  See "Comparison of Shareholder Rights--Amendment of Articles of
Incorporation or By-laws," for a description of the manner in which the First Commonwealth Charter and By-laws may be amended.

                       COMPARISON OF SHAREHOLDER RIGHTS

 General

  Each of First Commonwealth and Southwest is a Pennsylvania corporation subject to the provisions of the PBCL. Shareholders of Southwest, whose rights are governed by the Southwest Charter and Southwest's by-laws (the "Southwest By-laws") and the PBCL will, upon consummation of the Merger, become shareholders of First Commonwealth and, at the Effective Time, their rights as shareholders will be determined by the First Commonwealth Charter, the First Commonwealth's by-laws (the "First Commonwealth By-laws") and the PBCL.

  The following is a summary of the material differences in the rights of shareholders of Southwest under the Southwest Charter, Southwest By-laws and the PBCL, on the one hand, and the rights of the shareholders of First Commonwealth under the First Commonwealth Charter, the First Commonwealth By-laws and the PBCL, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the articles of incorporation and by-laws of each corporation.

 Authorized Capital

  The authorized capital stock of Southwest consists of 10,000,000 shares of common stock, par value $2.50 per share ("Southwest Common Stock"). As of September 30, 1998, there were [3,043,738] shares of Southwest Common Stock. There are no other shares of capital stock of Southwest authorized, issued or outstanding. Southwest has no options, warrants, or other rights authorized, issued or outstanding.

  For a description of the authorized capital of First Commonwealth, see "Description of Capital Stock--First Commonwealth Capital Stock."

 Amendment of Articles of Incorporation or By-laws

  The Southwest Charter contains various provisions that require a supermajority vote of shareholders to amend or repeal particular sections thereof. Amendment or repeal of the provisions of the Southwest Charter relating to the classification of directors, the requirements for submitting shareholder proposals and shareholder provisions, the amendment of By-laws generally, and the consideration of non-economic factors by Southwest's Board of Directors in making decisions, all require a 75% vote of shareholders, absent prior approval of the Southwest Board of Directors. All other provisions of the Southwest Charter may be amended by approval of Southwest's Board of Directors and the votes of a majority of the shares of Southwest.

  The authority to amend or repeal Southwest's By-laws is vested in Southwest's Board of Director's, subject always to the power of the shareholders of Southwest to change such action by the affirmative vote of shareholders holding at least 75% of the voting power.

  The First Commonwealth Charter may be amended in the manner prescribed by the PBCL. The PBCL generally provides that an amendment of the articles of incorporation must be proposed by the board of directors and may be adopted by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and by a majority of the votes cast by the shareholders of any class or series of shares entitled to vote thereon. Notwithstanding the foregoing, without the consent of the holders of at least 75% of the shares of First Commonwealth Common Stock outstanding, First Commonwealth cannot adopt or effect any amendment to the First Commonwealth Charter affecting shareholder approval of mergers, consolidations, liquidations, dissolutions or sale of assets. See "--Merger or Other Fundamental Transactions," below. First Commonwealth's By-laws may be amended by a majority vote of the First Commonwealth Board of Directors or by an affirmative vote of the holders of 80% of the outstanding shares of First Commonwealth Common Stock.

 Size and Classification of Board of Directors

  Southwest's Charter and By-laws provide that the Southwest Board of Directors shall be composed of not less than five nor more than 25 directors, the number of which may be determined by the Southwest Board of Directors. Currently, the Southwest Board of Directors is composed of 11 members. The Southwest Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Southwest are elected at each annual meeting of shareholders of Southwest. Classification of the Southwest Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Southwest Board of Directors and thereby could impede a change in control of Southwest.

  For a description of the size and classification of the First Commonwealth Board see "Description of Capital Stock--First Commonwealth Common Stock--Size and Classification of Board of Directors."

  The classification of the First Commonwealth and Southwest Boards may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by any holder of First Commonwealth Common Stock or Southwest Common Stock, as the case may be, who obtains a controlling interest in First Commonwealth Common Stock or Southwest Common Stock.

 Cumulative Voting

  The PBCL requires directors to be elected by cumulative voting unless the articles of the corporation provide otherwise. The Southwest Charter contains no provision limiting cumulative voting. A shareholder with cumulative voting rights has the right to multiply the number of shares that he or she holds times the total number of directors being elected and may cast the entire number of votes for one candidate or may distribute them among any two or more candidates.

  The First Commonwealth Charter eliminated cumulative voting, therefore, each shareholder will be entitled to cast one vote for each share held at the election of each director, without the power to cumulate votes.

 Limitation of Liability and Indemnification

  As permitted by the PBCL, the First Commonwealth By-laws, the Southwest Charter and the Southwest By-laws provide that a director or officer shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation (i) does not apply to the responsibility or liability of a director or officer pursuant to any criminal statute or the liability of a director or officer for the payment of taxes, and (ii) may, in the view of certain commentators, shield a director from liability for certain breaches of his or her duty of loyalty as well as his or her duty of care.

  The PBCL and the First Commonwealth By-laws provide that, in respect of an action by or in the right of a corporation, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; provided, however, that there shall be no indemnification in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

  The Southwest By-laws provide for similar rights of indemnification, except that indemnification will not be provided only in the event that the conduct of the indemnified party is determined by a court to involve willful misconduct or negligence.

 Shareholder Meetings

  Southwest's By-laws provide that the Board of Directors may fix the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Tuesday of April in such year. Notice of the annual or special meetings of shareholders must be given not less than five days before the date of the meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the meeting. Southwest's By-laws provide that special meetings of shareholders may be called at any time by the President of Southwest or a majority of the Board of Directors of Southwest.

  First Commonwealth's By-laws provide that the First Commonwealth Board may fix and designate the date and time of the annual meeting of shareholders, which date must be no later than 150 days after December 31. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting constitutes a quorum at that meeting. First Commonwealth's By-laws provide that a special meeting of the shareholders may be called at any time by the First Commonwealth Board of Directors, who may fix the date, time and place of the meeting.

  Southwest's Charter sets forth procedures pursuant to which any business, including the nomination of directors by a shareholder, may be properly brought by a shareholder before an annual meeting of shareholders.

  Southwest's Charter provides that nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote for the election of directors. Written notice of a shareholder's intent to nominate a director at the meeting must be given by the shareholder and received by the Secretary of Southwest not less than 60 days prior to the anniversary date of the immediately preceding annual meeting of the shareholders. The notice is required to be in writing and contain or be accompanied by certain information about such nominee, as described in Southwest's By-laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

  First Commonwealth's By-laws provide that nominations for election of directors may be made by any shareholder entitled to vote for the election of directors so long as written notice of such shareholder's intent to nominate a director at the meeting is given by the shareholder and received by the Secretary of First Commonwealth not less than 120 days prior to the anniversary date of the mailing date of First Commonwealth's proxy statement for the immediately preceding annual meeting. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in First Commonwealth's By-Laws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

 Merger or Other Fundamental Transactions

  Under the PBCL, a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of a corporation other than in the usual and regular course of business) generally must be proposed by the board of directors and approved by the affirmative vote of a majority of the votes cast by all shareholders of any class or series of shares entitled to vote thereon as a class, except that Section 1924 of the PBCL provides that shareholder approval is not required under certain circumstances. One such circumstance not requiring shareholder approval under the PBCL is one, similar to the present Merger, in which (1) no change in First Commonwealth's articles are required, (2) the First Commonwealth shareholders retain their shares, and (3) the First Commonwealth shareholders hold, after the Merger, at least a majority of the shares of the continuing corporation.

  The First Commonwealth Charter requires that a plan of merger, consolidation, division, conversion or asset transfer (in respect of a sale or other disposition of all, or substantially all, the assets of First Commonwealth) must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of its common stock. The First Commonwealth Charter does not require such supermajority approval if shareholder approval is not required under the PBCL. Such supermajority merger provisions can only be amended by the vote of 75% of the outstanding common shares of First Commonwealth.

  The Southwest Charter has no provision for a supermajority vote in the event of a merger, consolidation, sale of substantially all of its assets or liquidation. Therefore, Southwest would be governed by the PBCL which provides that, with certain exceptions (e.g., Section 1924 of the PBCL noted above), any such transaction must be approved by a majority of votes cast.

  The PBCL further provides that if a shareholder of a registered corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to receive a disproportionate amount of the shares or other securities of any corporation surviving or resulting from a plan of division, or is to be treated differently in a corporate dissolution from other shareholders of the same class, or is to have a materially increased percentage of voting or economic share interest in the corporation relative to substantially all other shareholders as a result of a reclassification, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder (and certain affiliated and associated persons). Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the board of directors other than certain directors affiliated or associated with, or nominated by, the interested shareholder.

  Under the PBCL, an articles amendment or plan of reclassification, merger, consolidation, exchange, asset transfer, division or conversion that provides mandatory special treatment for the shares of a class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class must be approved by each group of holders of any outstanding shares of a class who are to receive the same special treatment under the amendment or plan, voting as a special class in respect of the plan, regardless of any limitations stated in the articles or by-laws on the voting rights of any class or series. At the option of the corporation's board of directors, the approval of such special treatment by any such affected group may be omitted, but in such event the holder of any outstanding shares of the special class so denied voting rights will be entitled to the dissenters' rights (i.e., the right to demand payment in cash by the corporation of the fair value of the shareholder's shares).

 State Anti-Takeover Statutes

  First Commonwealth and Southwest are subject to various provisions of the PBCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the PBCL.

  Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

  Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

  Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration. Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

  Subchapters 25E-H contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

  In addition, the fiduciary duty standards applicable to the board of directors of each of First Commonwealth and Southwest under the PBCL (i) explicitly give the board of directors the authority to weigh (in addition to consideration of employees, suppliers, customers and creditors of the corporation, the communities in which the corporation is located and other pertinent factors) the short and long-term interests of the corporation and the possibility that they may be best served by the independence of the corporation, and the resources, intent and past and potential conduct of the prospective acquiror, (ii) relieve the board from any duty to regard the shareholder interest as dominant or controlling, (iii) explicitly give the board the discretion to refuse to redeem a shareholder rights plan or to refuse to take certain specified actions with respect to potential acquisitions of control of the corporation, (iv) declare actions by directors with respect to a takeover bid to be subject to the same standard of conduct for directors that is applicable to all other conduct and (v) establish a presumption that actions with respect to a takeover bid by the "disinterested directors" (a term defined to include essentially all directors except certain officers and persons associated with the prospective acquiror) are lawful unless it is proved under a clear and convincing evidence standard that the director did not act in good faith after reasonable investigation.

  Under a provision of the Pennsylvania Banking Code of 1965 designed to protect shareholders of Pennsylvania banking institutions, subject to certain exceptions, no person may offer to acquire, or acquire control of more than 10% of the outstanding shares of a Pennsylvania banking institution or 5% of the outstanding shares of a Pennsylvania banking institution if such institution had net operating loss carry forwards in excess of 20% of its total shareholders' equity as reported in its most recent publicly available annual financial statements, without the prior written approval of the Pennsylvania Department of Banking.

                                    EXPERTS

 First Commonwealth

  The consolidated financial statements for the year ended December 31, 1997, incorporated in this Proxy Statement/Prospectus by reference from First Commonwealth's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  Representatives of Deloitte & Touche LLP are expected to be present at the First Commonwealth Special Meeting, will have the opportunity to make a statement thereat if they desire to do so, and are expected to be available to respond to appropriate questions.

  The consolidated financial statements of First Commonwealth as of December 31, 1996, and for the years ended December 31, 1996 and 1995, incorporated in this Proxy Statement/Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing.

 Southwest

  The financial statements and the related financial statement schedules for the year ended December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, incorporated in this Proxy Statement/Prospectus by reference from Southwest's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report of such firm as experts in accounting and auditing.

  Representatives of KPMG Peat Marwick LLP are expected to be present at the Southwest Special Meeting, will have the opportunity to make a statement thereat if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

  David R. Tomb, Jr., Esq., Counsel of First Commonwealth, has rendered an opinion with respect to the validity of the First Commonwealth Common Stock to be issued in connection with the Merger and has passed upon certain other legal matters on behalf of First Commonwealth. At August 28, 1998, Mr. Tomb, a director and officer of First Commonwealth, was the beneficial owner of 323,262 shares of First Commonwealth Common Stock (including total shares held by business entities) and options covering an additional 17,361 shares of First Commonwealth Common Stock.

  Certain federal income tax matters related to the Merger will be passed upon by Tucker Arensberg, P.C., Pittsburgh, Pennsylvania.

                             SHAREHOLDER PROPOSALS

  Any First Commonwealth shareholder who wishes to submit a proposal for presentation to the 1999 Annual Meeting of Shareholders must submit the proposal to First Commonwealth, Old Courthouse Square, 22 North Sixth Street, Indiana, Pennsylvania 15701, Attention: Secretary, not later than November 26, 1998, for inclusion, if appropriate, in First Commonwealth's proxy statement and the form of proxy relating to the 1999 Annual Meeting.

  Any Southwest shareholder who wishes to submit a proposal for presentation to the 1999 Annual Meeting of Shareholders, if the Merger has not been consummated prior to the date the meeting is to be held, must submit the proposal to Southwest, 111 South Main Street, Greensburg, Pennsylvania 15601,
Attention: Secretary, not later than November 30, 1998, for inclusion, if appropriate, in Southwest's proxy statement and the form of proxy relating to the 1999 Annual Meeting.

                         SOUTHWEST NATIONAL CORPORATION

                                      and

                    FIRST COMMONWEALTH FINANCIAL CORPORATION

                ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS


  I.    Agreement and Plan of Merger

  II.   Stock Option Agreement

  III.  Opinion of Danielson Associates, Inc.

                         AGREEMENT AND PLAN OF MERGER

                           dated as of July 15, 1998

                                 by and between

                         SOUTHWEST NATIONAL CORPORATION

                                      and

                    FIRST COMMONWEALTH FINANCIAL CORPORATION


                                   ANNEX I-1

                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----

I.        THE MERGER; EFFECTS OF THE MERGER..............................  5
          1.01.  The Merger..............................................  5

II.       CONSIDERATION..................................................  5
          2.01.  Merger Consideration....................................  5
          2.02.  Shareholder Rights; Stock Transfers.....................  6
          2.03.  Fractional Shares.......................................  6
          2.04.  Exchange Procedures.....................................  6
          2.05.  Anti-Dilution Provisions................................  8
          2.06.  Treasury Shares.........................................  8

III.      ACTIONS PENDING MERGER.........................................  8
          3.01.  Ordinary Course.........................................  9
          3.02.  Capital Stock...........................................  9
          3.03.  Dividends; Changes in Stock.............................  9
          3.04.  Compensation: Employment Agreements; Etc................  9
          3.05.  Benefit Plans........................................... 10
          3.06.  Acquisitions and Dispositions........................... 10
          3.07.  Amendment............................................... 10
          3.08.  Accounting Methods...................................... 10
          3.09.  Adverse Actions......................................... 10
          3.10.  Indebtedness............................................ 11
          3.11.  Agreements.............................................. 11

IV.       REPRESENTATIONS AND WARRANTIES................................. 11
          4.01.  Disclosure Letters...................................... 11
          4.02.  Standard................................................ 11
          4.03.  Representations and Warranties.......................... 11

V.        COVENANTS...................................................... 20
          5.01.  Best Efforts............................................ 20
          5.02.  Shareholder Approvals................................... 20
          5.03.  Registration Statement.................................. 21
          5.04.  Press Releases.......................................... 22
          5.05.  Access; Information..................................... 22
          5.06.  Acquisition Proposals................................... 22
          5.07.  Affiliate Agreements.................................... 23
          5.08.  Takeover Laws........................................... 23
          5.09.  Shares Listed........................................... 24

                                   ANNEX I-2

          5.10.  Regulatory Applications................................. 24
          5.11.  Indemnification......................................... 25
          5.12.  Benefit Plans; Employment Contracts..................... 26
          5.13.  Certain Director and Officer Positions.................. 27
          5.14.  Notification of Certain Matters......................... 27
          5.15.  Dividend Adjustment..................................... 27
          5.16.  Post-Merger Operations.................................. 28

VI.       CONDITIONS TO CONSUMMATION OF THE MERGER....................... 28
          6.01.  Shareholder Vote........................................ 28
          6.02.  Regulatory Approvals.................................... 28
          6.03.  Third Party Consents.................................... 28
          6.04.  No Injunction, Etc...................................... 29
          6.05.  Pooling Letters......................................... 29
          6.06.  Representations, Warranties and Covenants of FCFC....... 29
          6.07.  Representations, Warranties and Covenants of Southwest.. 29
          6.08.  Effective Registration Statement........................ 29
          6.09.  Blue-Sky Permits........................................ 29
          6.10.  Tax Opinion............................................. 29
          6.11.  NYSE Listing............................................ 30

VII.      TERMINATION.................................................... 30
          7.01.  Termination............................................. 30
          7.02.  Effect of Termination and Abandonment................... 32

VIII.     OTHER MATTERS.................................................. 32
          8.01.  Survival................................................ 32
          8.02.  Waiver; Amendment....................................... 32
          8.03.  Counterparts............................................ 32
          8.04.  Governing Law........................................... 32
          8.05.  Expenses................................................ 32
          8.06.  Confidentiality......................................... 32
          8.07.  Notices................................................. 33
          8.08.  Definitions............................................. 33
          8.09.  Entire Understanding; No Third Party Beneficiaries...... 34
          8.10.  Headings................................................ 34

                                   ANNEX I-3

                         AGREEMENT AND PLAN OF MERGER



  AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of July, 1998 (this "Plan"), by and between SOUTHWEST NATIONAL CORPORATION ("Southwest"), and FIRST COMMONWEALTH FINANCIAL CORPORATION ("FCFC").



                                 RECITALS:

  A. Southwest. Southwest is a corporation duly organized and existing in good
     ---------
standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Greensburg, Pennsylvania. Southwest has 10,000,000 authorized shares of common stock, each of $2.50 par value ("Southwest Common Stock"), of which as of June 30, 1998, 137,049 shares of Southwest Common Stock were issued and held by Southwest as treasury stock and 3,043,738 shares of Southwest Common Stock were issued and outstanding.

  B. FCFC.  FCFC is a corporation duly organized and existing in good
     ----
standing under the laws of the Commonwealth of Pennsylvania, with its principal executive offices located in Indiana, Pennsylvania. FCFC has 100,000,000 authorized shares of common stock, each of $1.00 par value ("FCFC Common Stock"), of which, as of June 30, 1998, 22,100,633 shares of FCFC Common Stock were issued and outstanding.

  C. Stock Option Agreement.  As a condition and inducement to FCFC's
     ----------------------
willingness to enter into this Plan, concurrently with the execution and delivery of this Plan, Southwest has executed and delivered a Stock Option Agreement with FCFC (the "Stock Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which Southwest is granting to FCFC an option to purchase, under certain circumstances, shares of Southwest Common Stock.

  D. Intention of the Parties.  It is the intention of the parties to
     ------------------------
this Plan that the Merger (as defined in Section 1.01) shall (i) be accounted for as a "pooling of interests" under generally accepted accounting principles and (ii) qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code" ).

  E. Approvals.  The Board of Directors of each of Southwest and FCFC
     ---------
(i) has determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and
(ii) has approved, at meetings of each of such Boards of Directors, this Plan.


  NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ANNEX I-4

I.   THE MERGER; EFFECTS OF THE MERGER.

     1.01. The Merger.  At the Effective Time (as defined in Section 1.01):
           ----------

           (A)  The Continuing Corporation.  Southwest shall merge with and
                --------------------------
into FCFC (the "Merger"), the separate existence of Southwest shall cease and FCFC shall survive and continue to exist as a Pennsylvania corporation (FCFC sometimes being referred to herein as the "Continuing Corporation" after the Effective Time).

           (B)  Effective Time of the Merger.  Subject to the provisions of
                ----------------------------
this Plan, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by FCFC and Southwest, and thereafter filed with the office of the Secretary of the Commonwealth of Pennsylvania, as provided in the Pennsylvania Business Corporation Law (the "BCL"), on the Closing Date (as defined in Section 1.01(C)). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of the Commonwealth of Pennsylvania or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"), in accordance with ((S))1928 of the Pennsylvania Business Corporation Law (the "BCL"). The Merger shall have the effects prescribed in ((S))1929 of the BCL.

           (C)  Closing.  The closing of the Merger (the "Closing") will take
                -------
place at 10:00 a.m. on a date to be specified by the parties, which shall be the first day which is at least two business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at such location as is agreed to in writing by the parties hereto.

           (D)  Articles of Incorporation and By-laws.  The articles of
                -------------------------------------
incorporation and by-laws of the Continuing Corporation shall be those of FCFC, as in effect immediately prior to the Effective Time [and as further amended as of the Effective Time as contemplated by this Plan].


II.  CONSIDERATION.

     2.01. Merger Consideration  .  Subject to the provisions of this Plan, at
           --------------------
the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder

           (A)  Outstanding FCFC Common Stock.  Each share of FCFC Common Stock
                -----------------------------
issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding common stock of the Continuing Corporation. Shares of FCFC

                                   ANNEX I-5

Common Stock owned by Southwest or its wholly-owned subsidiaries (other than shares held in trust, managed, custodial or nominee accounts and the like, that in any such case are beneficially owned by third parties (any such shares, "Trust Account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of FCFC.

           (B)  Outstanding Southwest Common Stock.  Each share (excluding
                ----------------------------------
shares held by Southwest or any of its wholly-owned subsidiaries (as defined in Section 8.08) ("Treasury Shares") or by FCFC or any of its wholly-owned subsidiaries, in each case other than Trust Account shares or DPC shares) of Southwest Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 2.9 shares (subject to possible adjustment as set forth in Sections 2.05 and 7.01(D), the "Exchange Ratio") of FCFC Common Stock. All shares of Southwest Common Stock owned by Southwest as Treasury Shares and all shares of Southwest Common Stock owned by FCFC or a wholly-owned subsidiary of FCFC or of Southwest (other than Trust Account shares or DPC shares) shall be cancelled and retired and shall cease to exist and no shares of FCFC or other consideration shall be deliverable in exchange therefor.

     2.02. Shareholder Rights; Stock Transfers.  At the Effective Time, holders
           -----------------------------------
of Southwest Common Stock shall cease to be, and shall have no rights as, shareholders of Southwest, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Southwest or the Continuing Corporation of shares of Southwest Common Stock.

     2.03. Fractional Shares.  Notwithstanding any other provision hereof, no
           -----------------
fractional shares of FCFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FCFC shall pay to each holder of Southwest Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the last sale prices of FCFC Common Stock, (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the ten trading days immediately preceding the Effective Date.

     2.04. Exchange Procedures.
           -------------------

           (A) As of the Effective Time, FCFC shall, or shall cause to be deposited, with The Bank of New York (or another bank selected by FCFC and reasonably acceptable to Southwest) (the "Exchange Agent"), for the benefit of the holders of shares of Southwest Common Stock, for exchange in accordance with Sections 2.01 and 2.03, certificates representing the shares of FCFC Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of FCFC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued in exchange for outstanding shares of Southwest Common Stock.

           (B) Promptly after the Effective Time, FCFC shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates previously representing shares of

                                   ANNEX I-6

Southwest Common Stock (each a "Certificate") the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as are mutually agreeable to FCFC and Southwest; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FCFC Common Stock and cash in lieu of fractional shares. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of FCFC Common Stock and (y) a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Sections
2.01 and 2.03, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of Southwest Common Stock not registered in the transfer records of Southwest, a certificate representing the proper number of shares of FCFC Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to the transferee if the Certificate representing such Southwest Common Stock is presented to the Exchange Agent, accompanied by documents sufficient (1) to evidence and effect such transfer and (2) to evidence that all applicable stock transfer taxes have been paid.

           (C) Whenever a dividend or other distribution is declared by FCFC on the FCFC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan; provided that after the 30th day following the Effective Date no dividend or other distribution declared or made on the FCFC Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FCFC Common Stock represented thereby until the holder of such Certificate shall duly surrender such Certificate in accordance with this Section 2.04. Following such surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of FCFC Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such whole shares of FCFC Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such whole shares of FCFC Common Stock.

           (D) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any FCFC Common Stock) that remains unclaimed by the shareholders of Southwest for six months after the Effective Time shall be repaid to FCFC. Any shareholders of Southwest who have not theretofore complied with this Section 2.04 shall thereafter look only to FCFC for payment of their shares of FCFC Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the FCFC Common Stock deliverable in respect of each share of Southwest Common Stock such shareholder holds as

                                   ANNEX I-7
determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of the Southwest Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of FCFC, the Exchange Agent or any other person shall be liable to any former holder of the Southwest Common Stock for any amount delivered to a public body or official pursuant to applicable abandoned property, escheat or similar laws.

           (E) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FCFC, the posting by such person of a bond in such amount as FCFC may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of FCFC Common Stock and cash in lieu of fractional shares (and unpaid dividends and distributions thereon) deliverable in respect thereof pursuant to this Plan.

           (F) Notwithstanding anything in this Plan to the contrary, for a period of 90 days after the Effective Date holders of Certificates shall be entitled to vote the number of whole shares of FCFC Common Stock into which their Southwest Common Stock was converted in the Merger as holders of such shares of FCFC Common Stock notwithstanding that such Certificates shall not have been exchanged.

     2.05. Anti-Dilution Provisions.  In the event FCFC changes (or establishes
           ------------------------
a record date for changing) the number of shares of FCFC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FCFC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     2.06. Treasury Shares.  Each of the shares of Southwest Common Stock held
           ---------------
as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.


III. ACTIONS PENDING MERGER.

     From the date hereof until the Effective Time, except as expressly contemplated in this Plan. (i) without the prior written consent of FCFC (which consent shall not be unreasonably withheld or delayed) Southwest will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of Southwest (which consent shall not be unreasonably withheld or delayed) FCFC will not, and will cause each of its subsidiaries not to:

                                   ANNEX I-8

     3.01. Ordinary Course.  Conduct the business of it and its subsidiaries
           ---------------
other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or knowingly take any action that would, or might reasonably be expected to (unless such action is required by law or sound banking practice) (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities (as defined in Section 4.03(1)) required for the transactions contemplated hereby without the imposition of any burdensome condition of the type referred to in Section 6.02 or (ii) adversely affect its ability to perform any of its material obligations under this Plan, provided that nothing in this Plan shall be deemed to restrict the ability of a party to exercise its rights under the applicable Stock Option Agreement.

     3.02. Capital Stock.  Other than (i) as Previously Disclosed in Section
           -------------
4.03(C) of its Disclosure Letter (as defined in Section 4.01), (ii) pursuant to the exercise of stock options outstanding on the date hereof or thereafter issued as permitted by this Section 3.02, (iii) in connection with acquisitions of businesses permitted in Section 3.06, (iv) in the case of FCFC, pursuant to employee benefit plans or programs in effect on the date of this Plan, or (v) under the Stock Option Agreement, (x) issue, sell or otherwise permit to become outstanding any additional shares of capital stock, any stock appreciation rights, or any Rights (as defined in Section 8.08), (y) enter into any agreement with respect to the foregoing, or (z) permit additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights prior to the Effective Time.

     3.03. Dividends; Changes in Stock.  Unless action is required pursuant to
           ---------------------------
Section 5.15, (1) make, declare or pay any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, except (A) Southwest may continue the declaration and payment of regular quarterly cash dividends of $0.35 per share of Southwest Common Stock and FCFC may continue the declaration and payment of regular quarterly cash dividends of $0.22 per share of FCFC Common Stock, in each case with usual record and payment dates for such dividends in accordance with such parties' past dividend practice, and (B) for dividends by a wholly-owned subsidiary of such party, and (2) except as Previously Disclosed in Section 3.03 of its Disclosure Letter, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than acquisition of Trust Account shares or DPC shares in the ordinary course of business).

     3.04. Compensation: Employment Agreements; Etc.    In the case of Southwest
           -----------------------------------------
and its subsidiaries, except as permitted by Section 5.12, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice (including taking into account deferred increases) or (ii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof consistent with past practice, which to the extent practicable have been Previously Disclosed in
Section 3.04 of its Disclosure Letter.

                                   ANNEX I-9

     3.05. Benefit Plans.  In the case of Southwest and its subsidiaries, enter
           -------------
into or modify (except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, which have been Previously Disclosed in Section 3.05 of its Disclosure Letter) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.06. Acquisitions and Dispositions.  Except as Previously Disclosed in
           -----------------------------
Section 3.06 of its Disclosure Letter and except for dispositions and acquisitions of assets in the ordinary and usual course of business consistent with past practice, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or merge or consolidate with, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity (any of the foregoing, a "Business Combination Transaction"), except that FCFC may enter into an agreement or agreements for, and may consummate, Business Combination Transactions in which the aggregate purchase price or prices paid by FCFC and/or its subsidiaries does not exceed $10,000,000 or the aggregate number of shares of FCFC Common Stock issuable does not exceed 10% of the number of such shares outstanding on June 30, 1998 (the "10% Limit"). Notwithstanding the foregoing, with the prior consent of a majority of the Southwest Board of Directors, FCFC may enter into an agreement or agreements for Business Combination Transactions in which the aggregate purchase price or prices paid exceeds $10,000,000 or includes shares of FCFC Common Stock in excess of the 10% Limit.

     3.07. Amendment.  Amend its articles of incorporation or by-laws.
           ---------

     3.08. Accounting Methods.  Implement or adopt any change in its
           ------------------
accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     3.09. Adverse Actions.  (1) Knowingly take any action that would, or is
           ---------------
reasonably likely to, prevent or impede the Merger from qualifying (i) for pooling-of-interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (2) knowingly take any action that is intended or is reasonably likely to result in (w) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time, (x) any of the conditions to the Merger set forth in Article VI not being satisfied, (y) a material violation of any provision of either Stock Option Agreement, or (z) a material violation of any provision of this Plan except, in every case, as may be required by applicable law; provided, however, that nothing contained in this Agreement shall limit the ability of FCFC to exercise its rights under the Stock Option Agreement.

                                   ANNEX I-10

     3.10. Indebtedness.  No party shall, or shall permit any of its
           ------------
subsidiaries to, incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of such party or any of its subsidiaries or guarantee any long-term debt securities of such party or any of its subsidiaries or guarantee any long-term debt securities of others other than (i) in replacement for existing or maturing debt, (ii) indebtedness of any subsidiary of a party to such party or another subsidiary of such party or (iii) in the ordinary course of business consistent with prior practice.

     3.11. Agreements.  Agree or commit to do anything prohibited by Sections
           ----------
3.01 through 3.10.


IV. REPRESENTATIONS AND WARRANTIES.

     4.01. Disclosure Letters.  Concurrently herewith, FCFC has delivered
           ------------------
to Southwest and Southwest has delivered to FCFC a letter (as the case may be, its "Disclosure Letter") setting forth certain items of disclosure with respect to the representations and warranties set forth below. The mere inclusion of an item in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 8.08).

     4.02. Standard.  No representation or warranty of FCFC or Southwest
           --------
contained in Section 4.03 (other than the representations and warranties contained in (i) Sections 4.03(A) (with respect to the facts set forth in Recitals A and B), (C), (U) and (V)(ii), which shall be true and correct (except for inaccuracies which are de minimis in amount) and (ii) Sections 4.03(D)(l)(i)-(iv), (E), (F), M(1)-(2), (P), (Q) and (V)(i) which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section
4.03 is not reasonably likely to have a Material Adverse Effect.

     4.03. Representations and Warranties.  Subject to Sections 4.01 and 402,
           ------------------------------
Southwest hereby represents and warrants to FCFC, and FCFC hereby represents and warrants to Southwest, as follows:

           (A)  Recitals.  In the case of the representations and warranties of
                --------
Southwest, the facts set forth in Recitals A, C, D and E of this Plan with respect to it are true and correct. In the case of the representations and warranties of FCFC, the facts set forth in Recitals B, C, D and E of this Plan with respect to it are true and correct.

           (B)  Organization, Standing, and Authority.  It is duly qualified to
                 -------------------------------------
do business and is in good standing in the states of the United States and foreign jurisdictions where its

                                   ANNEX I-11
ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Articles of Incorporation and by-laws of it, copies of which were furnished to (i) FCFC, in the case of Southwest, and (ii) Southwest, in the case of FCFC, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

          (C)  Shares.
               ------

               (1) The outstanding shares of its capital stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed in Section 4.03(C) of its Disclosure Letter or, in the case of FCFC, as may be permitted by Sections 3.06, there are no shares of its capital stock authorized and reserved for issuance, it does not have any Rights issued or outstanding with respect to its capital stock, and it does not have any commitment to authorize, issue, sell, repurchase or redeem any such shares or Rights, except pursuant to this Plan and the relevant Stock Option Agreement. Between June 30, 1998 and the date of this Plan, it has issued no shares of its capital stock or Rights except pursuant to commitments Previously Disclosed in
          Section 4.03(C) of its Disclosure Letter.

               (2) In the case of the representations and warranties of FCFC, the shares of FCFC Common Stock to be issued in exchange for shares of Southwest Common Stock in the Merger, when issued in accordance with the terms of this Plan will be duly authorized, validly issued, fully paid and non-assessable.

          (D)  Subsidiaries.
               ------------

               (1) (i) It has Previously Disclosed in Section 4.03(D) of its Disclosure Letter a list of all its subsidiaries as of the date of this Plan together with the state or other jurisdiction of incorporation for each such subsidiary and the percentage of the issued and outstanding voting securities owned by it, (ii) no equity securities of any of its significant subsidiaries (as defined in Section 8.08) are or may become required to be issued (other than to it or a subsidiary of it) by reason of any Rights, (iii) it owns 100% of the issued and outstanding voting securities of each significant subsidiary (except for directors' qualifying shares, if any), (iv) there are no contracts, commitments, understandings or arrangements by which any of its significant subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such significant subsidiary (other than to it or a subsidiary of it), (v) there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of shares of any significant subsidiary (other than to it or a subsidiary of it), and
          (vi) all of the shares of capital stock of each such significant subsidiary held by it or its subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section 55 or

                                   ANNEX I-12
          equivalent state statutes in the case of banking subsidiaries) non-assessable and are owned by it or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance ("Liens").

               (2) Except as Previously Disclosed in Section 4.03(D) of its Disclosure Letter, it does not own (other than Trust Account shares and DPC shares) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

               (3) Each of its significant subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has in effect all federal, state, local and foreign governmental authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry out its business as it is now conducted.

          (E)  Corporate Power.  It and each of its significant subsidiaries
               ---------------
has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Stock Option Agreement.

          (F)  Corporate Authority.  Subject, in the case of this Plan, to
               -------------------
receipt of the requisite approval of its shareholders referred to in Section 6.01, the execution and delivery of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on its part, and this Plan and, as to Southwest, the Stock Option Agreement have been duly executed and delivered by it, and each is a valid and binding agreement of it, enforceable in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

          (G)  No Defaults.  Except as Previously Disclosed in Section 4.03(G)
               -----------
of its Disclosure Letter, subject to receipt of the Regulatory Approvals, and expiration of the waiting periods, referred to in Section 6.02 and the required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the Stock Option Agreement and the completion of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its significant subsidiaries or to which it or any of its significant subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation or by-laws, or (iii) require any consent or approval under any such law,

                                   ANNEX I-13
rule, regulation, judgment, decree, order, governmental permit or license agreement, indenture or instrument.

          (H)  Financial Reports and SEC Documents.  Its Annual Report on Form
               -----------------------------------
10-K for the fiscal year ended December 31, 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1997 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed (collectively, its "SEC Documents"), with the Securities and Exchange Commission (the "SEC") (i) complied or will comply as of the date of filing thereof in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain as of the date of filing thereof any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. All material agreements, contracts and other documents required to be filed by it as exhibits to any SEC Document have been so filed.

          (I)  Litigation; Regulatory Action.  Except as Previously Disclosed
               -----------------------------
in Section 4.03(I) of its Disclosure Letter:

                (1) no material litigation or proceeding before any court or governmental agency is pending against it or any of its subsidiaries and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened;

                (2) neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or

                                   ANNEX I-14
          regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities"); and

                (3) neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions.

          (J)  Compliance with Laws.  Except as Previously Disclosed in Section
               --------------------
4.03(J) of its Disclosure Letter, it and each of its subsidiaries:

               (1) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

               (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

               (3) has received, since December 31, 1997, no notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or
          (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).


          (K)  Defaults; Properties.
               --------------------

               (1) Except as Previously Disclosed in Section 4.03(K) of its Disclosure Letter, neither it nor any of its subsidiaries is in default under any contract, agreement, commitment arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event

                                   ANNEX I-15
          that, with the lapse of time or the giving of notice or both, would constitute such a default.

              (2) Except as disclosed or reserved against in its SEC Documents, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in its SEC Documents as being owned by it or its subsidiaries as of the dates thereof. To its knowledge, all buildings and all fixtures, equipment and other property and assets are held under valid leases or subleases by it or its subsidiaries enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability affecting creditors' rights or by general equity principles).

          (L)  No Brokers.  Except as set forth in Section 4.03(L) of its
               ----------
Disclosure Letter, all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other party hereto and no action has been taken by it that would give rise to any valid claim against the other party hereto for a brokerage commission, finder's fee or other like payment.

          (M)  Employee Benefit Plans.
               ----------------------

               (1) Section 4.03(M) of its Disclosure Letter contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing ("Compensation and Benefit Plans").

               (2) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the other party.

               (3) Each of its Compensation and Benefit Plans has been administered in compliance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering

                                   ANNEX I-16
          employees or former employees of it and its subsidiaries
          (its "Plans"), to the extent subject to ERISA, are in compliance in all material respects with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Plan of it or its subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received (or has applied for) a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. Except as Previously Disclosed in
          Section 4.03(M) of its Disclosure Letter, there is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

               (4) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its subsidiaries or by any ERISA Affiliate within the past 12 months.

               (5) All contributions, premiums and payments required to be made under the terms of any Plan of it or any of its subsidiaries have been made. Neither any Pension Plan of it or any of its subsidiaries nor any single employer plan of an ERISA Affiliate of it or any of its subsidiaries has an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (6) Under each Pension Plan of it or any of its subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all benefit liabilities, within the meaning of
          Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent

                                   ANNEX I-17
          actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (7) Neither it nor any of its subsidiaries has any obligations for retiree health and life benefits under any plan, except as Previously Disclosed in Section 4.03(M) of its Disclosure Letter.

               (8) Each Compensation and Benefit Plan which is a group health plan provides continuation coverage for separating employees and "qualified beneficiaries" in accordance with the provisions of Section 4980B(f) of the Code. Such group health plans are in compliance with
          Section 1862(b)(1) of the Social Security Act.

               (9) In the case of the representations and warranties of Southwest, except as Previously Disclosed in Section 4.03(M) of Southwest's Disclosure Letter, neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Southwest or any of its subsidiaries under any Compensation and Benefit Plan or otherwise from Southwest or any of its subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (N)  Labor Matters.  Neither it nor any of its subsidiaries is a
               -------------
party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (O)  Insurance.  It and its subsidiaries have taken all requisite
               ---------
action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.

          (P)  Takeover Laws.  It has taken all action required to be taken by
               -------------
it in order to opt out or exempt this Plan and the Stock Option Agreement, and the transactions

                                   ANNEX I-18
contemplated hereby and thereby, from, and this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "business combination," "moratorium," "disgorgement," "control share," or other applicable antitakeover laws and regulations (collectively, "Takeover Laws") of the Commonwealth of Pennsylvania, including Chapter 25 of the BCL.

          (Q)  Vote Required. The affirmative vote of the holders of a majority
               -------------
of the shares of its Common Stock present and voting at the meeting referred to in Section 5.02 is the only vote of the holders of any class or series of its capital stock necessary to approve this Plan and the transactions contemplated hereby.

          (R)  Environmental Matters.  Other than as previously disclosed in
               ---------------------
Section 4.03(R) of its Disclosure Letter, there are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other government authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments, decrees, letters or memoranda by or with any court, regulatory agency or other governmental authority, or with any other entity, imposing any liability or obligation; there are and have been no Materials of Environmental Concern or other conditions at any property (whether or not owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries): and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations under any Environmental Law. "Environmental Laws" means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health-and-safety or of the environment, as in effect on or prior to the date of this Agreement. "Materials of Environmental Concern" means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.

           (S)  Tax Reports.  Except as Previously Disclosed in Section 4.03(S)
                -----------
of its Disclosure Letter: (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated federal income tax returns of it and its subsidiaries (collectively, the "Tax Returns"), have been timely filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate; (ii) all taxes (which shall include federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or its subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on such Tax Returns have been paid in full; (iii) all Taxes due with respect to completed and settled examinations have been paid in full; (iv) no issues have been raised by the relevant taxing authority in connection with the

                                   ANNEX I-19
examination of any of such Tax Returns; and (v) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or any of its subsidiaries.

           (T)  Pooling; Reorganization.  As of the date hereof, it is aware of
                -----------------------
no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under Section 368(a) of the Code.

           (U)  Year 2000.  It and each of its subsidiaries has reviewed the
                ---------
areas within their business and operations which could be adversely affected by and have developed or are developing a program to address on a timely basis, the risk that certain computer applications used by it or its subsidiaries may be unable to recognize and perform properly date sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in a Material Adverse Effect. It has received from the Regulatory Authorities a current rating of "satisfactory" in regards to its Year 2000 preparedness.

           (V)  No Material Adverse Effect.  Since December 31, 1997, except as
                --------------------------
previously disclosed in its SEC Documents filed with the SEC on or before the date hereof or in any Section of its Disclosure Letter, (i) it and its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.


V.   COVENANTS.

     Southwest hereby covenants to and agrees with FCFC, and FCFC hereby covenants to and agrees with Southwest, that:

     5.01. Best Efforts.  Subject to the terms and conditions of this Plan,
           ------------
it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. Southwest shall, and shall cause its officers, directors and employees to cooperate with and assist FCFC in the formulation of a plan or plans of integration of the operation of Southwest with those of FCFC.

     5.02. Shareholder Approvals.  Each of them shall take, in accordance with
           ---------------------
applicable law, National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System ("NMS") rules, in the case of Southwest, and New York Stock Exchange ("NYSE") rules, in the case of FCFC, and its respective articles of incorporation and by-laws, all

                                   ANNEX I-20
action necessary to convene, respectively, (i) an appropriate meeting of shareholders of FCFC to consider and vote upon the approval of this Plan (the "FCFC Meeting"), and (ii) an appropriate meeting of shareholders of Southwest to consider and vote upon the approval of this Plan (the "Southwest Meeting"); each of the FCFC Meeting and the Southwest meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement (as defined in Section 5.03) is declared effective. The Board of Directors of each of FCFC and Southwest will recommend approval of such matters, and each of FCFC and Southwest will take all reasonable lawful action to solicit such approval by its respective shareholders. Notwithstanding the foregoing, the Board of Directors of Southwest may determine not to recommend or solicit approval of the Merger or may withdraw its recommendation in favor of the Merger if it receives a written opinion of counsel that recommending or soliciting approval of the Merger, or failing to withdraw its recommendation, would constitute a breach or failure on the part of the Southwest Board of Directors to perform the duties of their office and any liability for such breach or failure would not be covered under Southwest's directors' and officers' liability insurance policy. Southwest and FCFC shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

     5.03. Registration Statement.
           ----------------------

           (A) Each of FCFC and Southwest agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FCFC with the SEC in connection with the issuance of FCFC Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of FCFC and Southwest constituting a part thereof (the "Joint Proxy Statement")). Each of Southwest and FCFC agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FCFC also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Southwest agrees to furnish to FCFC all information concerning Southwest, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

           (B) Each of Southwest and FCFC agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the FCFC Meeting and the Southwest Meeting, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the same meeting in

                                   ANNEX I-21
the Joint Proxy Statement or any amendment or supplement thereto. Each of Southwest and FCFC agrees that the Joint Proxy Statement (except, in the case of Southwest, with respect to portions thereof prepared by FCFC, and except, in the case of FCFC, with respect to portions thereof prepared by Southwest) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the Registration Statement (except, in the case of Southwest, with respect to portions thereof prepared by FCFC, and except, in the case of FCFC, with respect to portions thereof prepared by Southwest) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

           (C) In the case of FCFC, FCFC will advise Southwest, promptly after FCFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the FCFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.04. Press Releases.  Except as otherwise required by applicable law or
           --------------
the rules of the NASDAQ NMS or NYSE, neither FCFC nor Southwest shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Plan or the Stock Option Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     5.05. Access; Information.  Upon reasonable notice, it shall afford the
           -------------------
other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to it
(i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and
(ii) all other information concerning the business, properties and personnel of it as the other may reasonably request; and it will not use any information obtained pursuant to this Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by it or as it is advised by counsel that any such information or document is required by law or applicable NASDAQ or NYSE rules to be disclosed. No investigation by either party of the business and affairs of another shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to either party's obligation to complete the transactions contemplated by this Plan.

     5.06. Acquisition Proposals.  Without the prior written consent of the
           ---------------------
other, neither Southwest nor FCFC shall, and each of them shall cause its respective subsidiaries not to, and

                                   ANNEX I-22
each of them shall direct its officers, directors and employees and bankers, financial advisors, attorneys, accountants and other representatives ("Representatives") not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person (other than the other party hereto) relating to a Takeover Proposal, or enter into any agreement with respect to or take any action to endorse or recommend a Takeover Proposal. As used herein, the term "Takeover Proposal" shall mean any proposal for a merger, consolidation or other business combination involving such party or such subsidiary or any of its significant subsidiaries (other than a merger, consolidation or other business combination in which such party is the surviving corporation), or any tender or exchange offer or other plan, proposal or offer by any person (other than the other party hereto) to acquire in any manner 10% or more of the shares of any class of voting securities of, or 20% or more of the assets of, such party or any of its significant subsidiaries. Other than pursuant to the transactions contemplated by this Plan. Each of FCFC and Southwest shall advise the other orally (within one business day) and in writing (as promptly as practicable), in reasonable detail, of any such inquiry or proposal which it or any of its subsidiaries or any Representative may receive and if such inquiry or proposal is in writing, then FCFC or Southwest, as the case may be, shall deliver to the other a copy of such inquiry or proposal as promptly as practicable after the receipt thereof.

     5.07. Affiliate Agreements.
           --------------------

           (A) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, FCFC shall deliver to Southwest, and Southwest shall deliver to FCFC, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

           (B) Each of Southwest and FCFC shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of Southwest or FCFC, as the case may be, to execute and deliver to Southwest and FCFC on a date at least 40 days prior to the Merger an agreement in the form attached hereto as Exhibit B or Exhibit C, respectively.

     5.08. Takeover Laws.  No party shall take any action that would cause the
           -------------
transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, applicable provisions of Chapter 25 of the BCL, other Takeover Laws of the Commonwealth of Pennsylvania or Takeover Laws of any other State that purport to apply to this Plan, the Stock Option Agreements or the transactions contemplated hereby or thereby.

                                   ANNEX I-23

     5.09. Shares Listed.  In the case of FCFC, FCFC shall cause to be approved
           -------------
for listing, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of FCFC Common Stock to be issued to the holders of Southwest Common Stock in the Merger.

     5.10. Regulatory Applications.
           -----------------------

           (A) Each party shall promptly (i) prepare and submit applications to the appropriate Regulatory Authorities and (ii) make all other appropriate filings to secure all other approvals, consents and rulings, which are necessary for it to complete the Merger.

           (B) Each of FCFC and Southwest agrees to cooperate with the other and, subject to the terms and conditions set forth in this Plan, use its best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in Section 6.02. Each of FCFC and Southwest shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any Regulatory Authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

           (C) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Regulatory Authority.

                                   ANNEX I-24

     5.11. Indemnification.
           ---------------

           (A) For six years after the Effective Date (except as such time period is inapplicable as described below), FCFC shall indemnity defend and hold harmless the present and former directors, officers and employees of Southwest and its subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation and without regard to the six year time limit otherwise imposed by this Section 5.11(A), the transactions contemplated by this Plan) to the fullest extent that such persons are indemnified under Southwest's articles of incorporation and by-laws as in effect on the date hereof (and during such period FCFC shall also advance expenses (including expenses described in Section 5.11(E)) as incurred to the fullest extent permitted under Southwest's articles of incorporation and by-laws as in effect on the date hereof, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required). Notwithstanding the foregoing or anything to the contrary contained elsewhere herein, FCFC's indemnity agreement set forth above shall be limited to cover claims only to the extent that such claims are not paid under Southwest's directors' and officers' liability insurance policies referred to in Section 5.11(B) (or any substitute policy permitted by such section).

           (B) FCFC shall maintain Southwest's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms no less favorable, including FCFC's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall FCFC be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.11(B), any amount per annum in excess of 250% of the amount of the annual premiums paid as of the date hereof by Southwest for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FCFC shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

           (C)  Any Indemnified Party wishing to claim indemnification under
Section 5.11(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FCFC thereof; provided that the failure so to notify shall not affect the obligations of FCFC under Section 5.11(A) unless and to the extent FCFC has no actual knowledge of such claim, action, suit, proceeding or investigation and such failure so to notify materially increases FCFC's liability under such Section 5.11(A).

           (D) If FCFC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then

                                   ANNEX I-25
and in each case, proper provision shall be made so that the successors and assigns of FCFC shall assume the obligations set forth in this Section 5.11.

           (E) FCFC shall pay all reasonable costs, including attorneys fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.11. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

     5.12. Benefit Plans; Employment Contracts.
           -----------------------------------

           (A) As soon as practicable after the Effective Date, FCFC shall take all reasonable action so that employees of Southwest and its subsidiaries shall be generally entitled to participate in the pension, severance, benefit, vacation, sick pay and similar plans on substantially the same terms and conditions as employees of FCFC and its subsidiaries, and until such time, the plans of Southwest shall remain in effect; provided, that no employee of Southwest who becomes an employee of FCFC and who elects coverage by FCFC's medical insurance plans shall be excluded from coverage thereunder (for such employee or any other covered person) on the basis of a preexisting condition that was not also excluded under Southwest's medical insurance plans, but to the extent such preexisting condition was excluded from coverage under Southwest's medical insurance plans, this proviso shall not require coverage for such preexisting condition. For the purpose of determining eligibility to participate in such plans, eligibility for benefit forms and subsidies, the vesting of benefits under such plans and the accrual of benefits under such plans (including, but not limited to, any pension, severance, 401(k), employee stock ownership, vacation and sick pay), without duplicating any benefits, FCFC shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with Southwest or its subsidiaries (and to the extent required by such plan, service with other corporations), as the case may be, as if they were with FCFC or its subsidiaries. FCFC also shall, and shall cause its subsidiaries to, continue to honor, to the extent required by law, in accordance with their terms all employment, severance, consulting and other compensation contracts, disclosed in Section 4.03(M) of the Southwest Disclosure Letter, between Southwest or any of its subsidiaries and any current or former director, officer or employee thereof. FCFC will enter into an agreement with David S. Dahlmann, which shall be generally consistent with the summary term sheet, attached as Schedule 5.12(a) to FCFC's Disclosure Letter, and shall supersede the employment agreement currently in effect. The parties will work in good faith to treat affected employee in an equitable manner under all supplemental plans, policies or arrangements. To the extent permitted by law, once the employees of Southwest and its subsidiaries are covered by the FCFC plans, the parties shall take such action as is required to eliminate duplicate or overlapping plans and eliminate or freeze the remaining Southwest plans.

           (B) As soon as practicable, but no more than 60 days after the date hereof, Southwest shall enter into agreements with those individuals listed on
Schedule 5.12(b) to Southwest's Disclosure Letter. Such agreements shall be in a form acceptable to Southwest in its sole but reasonable discretion. Upon execution of each such agreement, any prior employment, salary continuation, termination, severance or other similar agreement between

                                   ANNEX I-26
such individual and Southwest or any of its subsidiaries shall be cancelled and shall be of no further force or effect.

     5.13. Certain Director and Officer Positions.
           --------------------------------------

           (A) FCFC agrees to fix the size of its Board at 24 members and to cause five members of Southwest's Board of Directors consisting of David S. Dahlmann and four other current directors of Southwest selected by FCFC from a list nominated by Southwest and willing so to serve subject to any applicable legal restrictions ("Former Southwest Directors") to be elected or appointed as directors of FCFC at, or as promptly as practicable after, the Effective Time. David S. Dahlmann, shall be appointed to the class of the Board of Directors of FCFC elected by the shareholders of FCFC at the annual meeting of FCFC immediately preceding the Effective Date. Three of the Former Southwest Directors shall be appointed to the class of the Board of Directors of FCFC elected by the shareholders of FCFC at the annual meeting of FCFC immediately preceding the annual meeting referenced in the preceding sentence. The remaining Former Southwest Director shall be appointed to the remaining class of the FCFC Board of Directors.

           (B)  FCFC agrees to cause David S. Dahlmann and one additional
Former Southwest Director to be elected or appointed as members of the Executive Committee of the Board of Directors of FCFC at, or as promptly as practicable after, the Effective Time. The other Former Southwest Director shall be agreed upon by the Chief Executive Officers of Southwest and FCFC prior to the Effective Time. In the event Southwest National Bank of Pennsylvania or any successor ("Southwest Bank") is merged into First Commonwealth Bank ("FCB"), the Board of Directors of FCB Bank immediately following the Merger shall consist of that number of former Southwest Bank directors as bears the same proportion to the total number of directors of FCB as the number of Former Southwest Directors bears to the total number of directors of FCFC.

     5.14. Notification of Certain Matters.  Each of Southwest and FCFC shall
           -------------------------------
give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     5.15. Dividend Adjustment.  After the date of this Agreement, each of FCFC
           -------------------
and Southwest shall coordinate with the other the payment of dividends with respect to the FCFC Common Stock and Southwest Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FCFC Common Stock and Southwest Common Stock shall not receive two dividends or fail to receive one dividend, for any single calendar quarter with respect to their shares of FCFC Common Stock and/or Southwest Common Stock or any shares of FCFC Common Stock that any such holder receives in exchange for such shares of Southwest Common Stock in the Merger.

                                   ANNEX I-27

     5.16. Post-Merger Operations. It is the present intention of FCFC that the
           ----------------------
Continuing Corporation maintain a substantial and prominent presence in the Westmoreland and Allegheny County market and, in connection therewith through Southwest Bank, shall continue to use and occupy Southwest Bank's existing branch system and personnel, subject to such changes in business plans as the Board of Directors of the Continuing Corporation may determine to be in the best interests of the Continuing Corporation and its shareholders, employees, customers and the communities it serves. The foregoing notwithstanding, no employee of Southwest Bank who was an employee both as of the Date of the Plan and as of the Effective Date, shall be terminated, except for cause, or laid-off as a direct and proximate result of the Merger. FCFC does, however, reserve the right to reassign Southwest Bank employees within FCFC and its affiliates. Further, until at least two years from the Effective Date, Southwest Bank shall remain a separate wholly-owned subsidiary of FCFC. At the request of FCFC after the Effective Date, Southwest Bank may convert from a national bank to a banking organization organized under the laws of the Commonwealth of Pennsylvania. The existing Board of Directors of Southwest Bank shall remain in place at least for two years from the Effective Date with the exception that the number of directors shall be increased by one and the vacancy created shall be filled by Joseph E. O'Dell or a successor designated by FCFC.


VI.  CONDITIONS TO CONSUMMATION OF THE MERGER.

     The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following (except that only Southwest's obligations are conditioned upon satisfaction of Section 6.06 and only FCFC's obligations are conditioned upon satisfaction of Sections 6.07 and 6.12):

     6.01. Shareholder Vote.  Approval of this Plan by the requisite votes of
           ----------------
the shareholders of Southwest and FCFC;

     6.02. Regulatory Approvals.  Procurement by FCFC and Southwest of all
           --------------------
requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto and such approvals and consents shall not impose any condition or restriction upon the Continuing Corporation or its subsidiaries which would be reasonably expected either (i) to have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Continuing Corporation, or (ii) to prevent the parties from realizing the major portion of the economic benefits of the Merger and the transactions contemplated thereby that they currently anticipate obtaining therefrom;

     6.03. Third Party Consents.  All consents or approvals of all persons
           --------------------
(other than Regulatory Authorities) required for the completion of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Southwest or FCFC;

                                   ANNEX I-28

     6.04. No Injunction, Etc.    No order, decree or injunction of any court
           -------------------
or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby;

     6.05. Pooling Letters.  Southwest shall have received from KPMG Peat
           ---------------
Marwick LLP, independent auditors for Southwest, and FCFC shall have received from Deloitte & Touche LLP, independent auditors for FCFC, letters, dated the date of or shortly prior to each of the mailing dates of the Joint Proxy Statement and the Effective Date, to the effect that the Merger, if consummated in accordance with this Plan, qualifies for pooling of interests accounting treatment;

     6.06. Representations, Warranties and Covenants of FCFC.  (i) Each of the
           -------------------------------------------------
representations and warranties contained herein of FCFC shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date in any case subject to the standards established by Section 4.02, (ii) each and all of the agreements and covenants of FCFC to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Southwest shall have received a certificate signed by the Chief Financial Officer of FCFC, dated the Effective Date, to the effect set forth in clauses (i) and (ii);

     6.07. Representations, Warranties and Covenants of Southwest.  (i) Each of
           ------------------------------------------------------
the representations and warranties contained herein of Southwest shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by Section 4.02, (ii) each and all of the agreements and covenants of Southwest to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) FCFC shall have received a certificate signed by the Chief Financial Officer of Southwest, dated the Effective Date, to the effect set forth in clauses (i) and (ii);

     6.08. Effective Registration Statement.  The Registration Statement shall
           --------------------------------
have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority;

     6.09. Blue-Sky Permits.  FCFC shall have received all state securities laws
           ----------------
and "blue sky" permits necessary to consummate the Merger;

     6.10. Tax Opinion.  FCFC and Southwest shall have received an opinion from
           -----------
Tucker Arensberg, P.C., to the effect that (i) the Merger constitutes a reorganization under Section 368

                                   ANNEX I-29
of the Code, and (ii) no gain or loss will be recognized by shareholders of Southwest who receive shares of FCFC Common Stock, in exchange for their shares of Southwest Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, such counsel may require and rely upon representations and agreements contained in certificates of officers of FCFC, Southwest, and others; and

     6.11. NYSE Listing.  The shares of FCFC Common Stock issuable pursuant to
           ------------
this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.


VII. TERMINATION.

     7.01. Termination.  This Plan may be terminated, and the Merger may be
           -----------
abandoned:

           (A)  Mutual Consent.  At any time prior to the Effective Time, by
                --------------
the mutual consent of FCFC and Southwest, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

           (B)  Delay.  At any time prior to the Effective Time, by FCFC or
                -----
Southwest, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by November 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.01(B).

           (C)  No Approval.  By Southwest or FCFC, if its Board of Directors
                -----------
so determines by a vote of a majority of the members of its entire Board, in the event that (i) the consent of the Board of Governors of the Federal Reserve System for consummation of the Merger and the other transactions contemplated by this Plan shall have been denied by final action of the Board and the time for appeal shall have expired, or (ii) any shareholder approval required by Section
6.01 herein is not obtained at the Southwest Meeting or the FCFC Meeting.


           (D) Possible Adjustment.  By Southwest, if its Board of Directors so
               -------------------
determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if the Average Closing Price on the Determination Date of shares of FCFC Common Stock shall be less than the product of 0.80 and the Starting Price; provided
                                                                     --------
however, the Board of Directors of Southwest cannot exercise the right of
-------
termination set forth immediately above if on the Date of Determination (i) the Index Price on the Date of Determination is equal to or less than the product of
0.80 and the Index Price on the Starting Date and (ii) the Average Closing Price of the FCFC Common Stock is equal to or greater than the product of 0.70 and the Starting Price. If Southwest elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to FCFC; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, FCFC shall have the option to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest

                                   ANNEX I-30
one-thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If FCFC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Southwest of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(D) and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(D).

For purposes of this Section 7.01(D), the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the daily last sale prices of FCFC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

     "Determination Date" means the date on which the approval of the Federal Reserve Board required for completion of the Merger shall be received.

     "Index Group" shall mean the group of bank holding companies listed in the SNL Bank Index (banks with assets of $1,000,000,000 to $5,000,000,000), the common stock of all of which shall be publicly traded since the Starting Date.

     "Index Price" on a given date shall mean the market-capitalization-weighted average (weighted pursuant to the SNL Bank Index (banks with assets of $1,000,000,000 to $5,000,000,000)) of the closing prices of the companies composing the Index Group.

     "Starting Date" means July 14, 1998.

     "Starting Price" shall mean the average of the last sales prices of FCFC Common Stock (as reported in the Wall Street Journal, or if not reported therein, in another authoritative source) for the Starting Date and the nine trading dates immediately preceding the Starting Date.

     If FCFC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the price for the common stock of FCFC shall be appropriately adjusted for the purposes of applying this Section 7.01 (D).

           (E)  Failure to Recommend, Etc.  At any time prior to the Southwest
                --------------------------
Meeting, by FCFC if the Board of Directors of Southwest shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FCFC; or at any time prior to the

                                   ANNEX I-31

FCFC Meeting, by Southwest if the Board of Directors of FCFC shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Southwest.

     7.02. Effect of Termination and Abandonment.  In the event of termination
           -------------------------------------
of this Plan and the abandonment of the Merger pursuant to this Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01, (ii) that the Stock Option Agreement shall be governed by its own terms as to termination and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.


VIII. OTHER MATTERS.

      8.01. Survival.  All representations, warranties, agreements and covenants
            --------
contained in this Plan shall not survive the Effective Time or termination of this Plan if this Plan is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 5.11, 5.12, 5.13, 8.01, 8.04, 8.06 and 8.09 shall survive the Effective Time, and if this Plan is terminated prior to the Effective Time, the agreements of the parties in Sections 5.05(B), 7.02, 8.01, 8.04, 8.05, 8.06, 8.07 and 8.09,
shall survive such termination.

      8.02. Waiver; Amendment.  Prior to the Effective Time, any provision of
            -----------------
this Plan may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the Southwest Meeting the consideration to be received by the shareholders of Southwest for each share of Southwest Common Stock shall not thereby be decreased.

      8.03. Counterparts.  This Plan may be executed in one or more
            ------------
counterparts, each of which shall be deemed to constitute an original.

      8.04. Governing Law.  This Plan shall be governed by, and interpreted
            -------------
in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof.

      8.05. Expenses    Each party hereto will bear all expenses incurred
            --------
by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between Southwest and FCFC and FCFC shall reimburse Southwest for the fees and expenses of its counsel.

     8.06.  Confidentiality.  Except as otherwise provided in Section 5.05(B),
            ---------------
each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed or as it is advised by counsel that any such information or document is required by

                                   ANNEX I-32
law or applicable NASDAQ or NYSE rule to be disclosed. For purposes of this Agreement, the term "major portion" of the economic benefits of the Merger means two-thirds of such economic benefits.

      8.07. Notices.  All notices, requests and other communications hereunder
            -------
to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

      If to FCFC, to:

            Joseph E. O'Dell
            President and Chief Executive Officer
            First Commonwealth Financial Corporation
            22 North Sixth Street
            Indiana, Pennsylvania 15701

      With copy to:

            David R. Tomb, Jr., Esquire
            Tomb & Tomb
            402 Indiana Theater Building
            Indiana, Pennsylvania 15701

      If to Southwest, to:

            David S. Dahlmann
            President and Chief Executive Officer
            Southwest National Corporation
            111 South Main Street
            Greensburg, Pennsylvania 15601

      With a copy to:

            Henry S. Pool, Esquire
            Tucker Arensberg, P.C.
            1500 One PPG Place
            Pittsburgh, Pennsylvania 15222

      8.08. Definitions.  Any term defined anywhere in this Plan shall have the
            -----------
meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

            (A) the term "Material Adverse Effect" shall mean, with respect to Southwest or FCFC, respectively, any effect that (i) is material and adverse to the financial

                                   ANNEX I-33
position, results of operations or business of Southwest and its subsidiaries taken as a whole, or FCFC and its subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of Southwest or FCFC, respectively, to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; provided, however, that Material Adverse Effect shall not be deemed to include the impact of actions or omissions of Southwest, or FCFC taken with the prior informed consent of Southwest or FCFC, as applicable, in contemplation of the transactions contemplated hereby;

           (B) the term "person" shall mean any individual, bank, savings association, corporation, partnership, association, joint-stock company, business trust or unincorporated organization;

           (C) the term "Previously Disclosed" by a party shall mean information set forth in its Disclosure Letter or a schedule that is delivered by that party to the other party prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan;

           (D) the term "Rights" means, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person; and

           (E) the terms "subsidiary" and "significant subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

     8.09. Entire Understanding; No Third Party Beneficiaries.  This Plan and
           --------------------------------------------------
the Stock Option Agreements together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Sections 5.11, 5.12 and 5.13, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

     8.10. Headings.  The headings contained in this Plan are for reference
           --------
purposes only and are not part of this Plan.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   ANNEX I-34

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                              SOUTHWEST NATIONAL CORPORATION


                              By   /s/ Davis S. Dahlmann
                                ------------------------
                                Name: David S. Dahlmann
                                Title: President and Chief Executive Officer



                              FIRST COMMONWEALTH FINANCIAL CORPORATION


                              By   /s/ Joseph E. O'Dell
                                -----------------------
                                Name: Joseph E. O'Dell
                                Title: President and Chief Executive Officer

                                   ANNEX I-35

                                                                       Exhibit B



                      FORM OF SOUTHWEST AFFILIATE'S LETTER



                                                         ________________ , 1998



First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, PA 15701

Southwest National Corporation
111 South Main Street
Greensburg, PA 15601

Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 15, 1998 (the "Plan"), by and between First Commonwealth Financial Corporation ("FCFC") and Southwest National Corporation ("Southwest"), Southwest plans to merge with and into FCFC (the "Merger"). As a result of the Merger, the undersigned may receive shares of FCFC common stock par value $1.00 per share (the "FCFC Common Stock") in exchange for shares of Southwest common stock, par value $2.50 per share (the "Southwest Common Stock").

     The undersigned hereby represents, warrants and covenants with and to FCFC that in the event the undersigned receives any FCFC Common Stock as a result of the Merger:

          (A) The undersigned will not sell, transfer or otherwise dispose of such FCFC Common Stock unless (I) such sale, transfer or other disposition has been registered under the Securities Act of 1933, as amended (the "Act"), (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Act (as such rule may be hereafter from time to time be amended), or (iii) in the opinion of counsel in form and substance

                                   ANNEX I-36
reasonably satisfactory to FCFC, or under a "no-action" letter obtained by the undersigned from the staff of the Securities and Exchange Commission (the "SEC"), such sale, transfer of other disposition will not violate or is otherwise exempt from registration under the Act.

          (B) The undersigned understands that FCFC is under no obligation to register the sale, transfer or other disposition of shares of FCFC Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          (C) The undersigned also understand that stop transfer instructions will be given to FCFC's transfer agent with respect to the shares of FCFC Common Stock issued to the undersigned as a result of the Merger

     It is understood and agreed that the restriction set forth in paragraph (C) above shall be removed if the undersigned shall have delivered to FCFC (I) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FCFC, to the effect that such legend is not required for purposes of the Act, or (ii) evidence of representations satisfactory to FCFC that the FCFC Common Stock represented by such certificates is being or has been sold in a transaction made in conformity with the provisions of Rule 145(d).

          (D) The undersigned further represents, warrants and covenants with and to, FCFC that the undersigned will not sell, transfer or otherwise dispose of his or her interests in, or reduce his or her risk relative to, any shares of FCFC Common Stock or Southwest Common Stock beneficially owned by the undersigned during the period commencing 30 days prior to the effective date of the Merger and ending at such time as FCFC notifies the undersigned that results covering at least 30 days of combined operations of FCFC after the Merger have been

                                   ANNEX I-37
published by FCFC, which FCFC agrees to publish consistent with its normal financial reporting practice.

          (E) The undersigned further represents, warrants and covenants with and to FCFC that the undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to paragraph (G) below to, have all shares of Southwest Common Stock owned by the undersigned or such parties, as applicable, registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker-dealer, nominee or clearing house.

          (F) The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Southwest and FCFC that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

          (G) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the capital stock of Southwest or FCFC, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for Southwest.

                                     Very truly yours,



                                     _______________________________________
                                     Name:

                                         add below the signatures of all
                                         registered owners of shares deemed
                                         beneficially owned by the affiliate

                                   ANNEX I-38

                                     _______________________________________
                                     Name:


                                     _______________________________________
                                     Name:


                                     _______________________________________
                                     Name:


     Acknowledged this                   day of                   , 1998.

                                        FIRST COMMONWEALTH FINANCIAL
                                        CORPORATION



                                        By:
                                           _____________________________________
                                           Name: Joseph E. O'Dell
                                           Title: President and Chief Executive
                                                  Officer



                                        SOUTHWEST NATIONAL CORPORATION



                                        By:
                                           _____________________________________
                                           Name: David S. Dahlman
                                           Title:  President and Chief Executive
                                                   Officer

                                   ANNEX I-39

                                                                       Exhibit C



                        FORM OF FCFC'S AFFILIATE LETTER



                                                       __________________ , 1998



First Commonwealth Financial Corporation
Old Courthouse Square
22 North Sixth Street
Indiana, PA 15601

Gentlemen:


     Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 15, 1998 (the "Plan"), by and between First Commonwealth Financial Corporation ("FCFC") and Southwest National Corporation ("Southwest"), Southwest plans to merge with and into FCFC (the "Merger").

     The undersigned hereby represents, warrants and covenants with and to FCFC that:

           (A) The undersigned will not sell, transfer or otherwise dispose of his or her interests in, or reduce his or her risk relative to, any shares of common stock of either FCFC or Southwest beneficially owned by the undersigned, during the period commencing 30 days prior to the effective date of the Merger and ending at such time as FCFC notifies the undersigned that results covering at least 30 days of combined operations of FCFC after the Merger published by FCFC.

                                   ANNEX I-40

           (B) The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of FCFC and Southwest that are deemed to be beneficially owned by the undersigned under applicable federal securities laws.

                                 Very truly yours,




                                 Name:
                                      ______________________________________
                                         add below the signatures of all
                                         registered owners of shares deemed
                                         beneficially owned by the affiliate





                                     _______________________________________
                                     Name:


                                     _______________________________________
                                     Name:


                                     _______________________________________
                                     Name:


     Acknowledged this                   day of                   , 1998.

                                        FIRST COMMONWEALTH FINANCIAL
                                        CORPORATION



                                        By:
                                           _____________________________________
                                           Name:
                                           Title:

                                   ANNEX I-41

     There are no schedules to this document.




                                   ANNEX I-42

                   FORM OF SOUTHWEST STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of July 15, 1998 (the "Agreement"), by and between SOUTHWEST NATIONAL CORPORATION, a Pennsylvania corporation ("Issuer"), and FIRST COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania corporation ("Grantee").

                                    RECITALS

     A.  The Plan. Grantee and Issuer are concurrently herewith entering into an
         --------
Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee being the surviving corporation.

     B.  Inducement. As an inducement to Grantee's execution of the Plan and
         ----------
Grantee's agreement referred to in the next sentence, Issuer has offered to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein
        -------------
shall have the meanings ascribed to such terms in the Plan.

     2. Grant of Option. Subject to the terms and conditions set forth herein,
        ---------------
Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase a number of shares of common stock, par value $2.50 per share ("Issuer Common Stock"), of Issuer up to 756,185 of such shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the then issued and outstanding shares of Issuer Common Stock) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $50.75.

     3.  Exercise of Option.
         ------------------
         (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or, in the case of Grantee or the Plan, and
     (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance

                                   ANNEX II-1
     with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) or (C) 18 months after termination of the Plan following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. Notwithstanding the termination of the Option, Grantee or Holder as the case may be, shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance herewith prior to the termination of the Option. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         (b) As used herein, a "Purchase Event" means any of the following events:

              (i) Without Grantee's prior written consent, Issuer shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries (other than transactions solely between Issuer's subsidiaries that are not violative of the Plan), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 15% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its significant subsidiaries, other than, in each case of (A), (B) or (C), any merger, consolidation, share exchange or similar transaction involving Issuer or any of its significant subsidiaries in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the completion of such merger, consolidation, or similar transaction (provided any such transaction is not violative of the Plan) (each of (A), (B) or (C), an "Acquisition Transaction"); or

              (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any subsidiary of Grantee is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the voting power of Issuer or any of its significant subsidiaries; or

                                   ANNEX II-2

              (iii) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

              (iv) the shareholders shall not have approved the Plan by the requisite vote at the Southwest Meeting, the Southwest Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or
         (C) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act, as amended ("HOLA"), the BHC Act, the Bank Merger Act, as amended (the "BMA") or the Change in Bank Control Act of 1978, as amended (the "CBCA"), for approval to engage in an Acquisition Transaction.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

              (i) any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its shareholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

              (ii) after a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Plan terminates, Issuer shall have breached any representation, warranty, covenant or agreement contained in the Plan; or

              (iii) any person (other than Grantee or any subsidiary of Grantee) other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any Regulatory Authority for approval to engage in an Acquisition Transaction; or

              (iv) any event entitling Grantee to terminate the Plan pursuant to Section 7.01(E) thereof.

                                   ANNEX II-3

As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

         (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided that if the Closing cannot be consummated by reason of any applicable judgement, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided, further, without limiting the foregoing, that if prior notification to or approval of any Regulatory Authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

         (f) Notwithstanding Section 3(e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. In the event (i) Holder receives official notice that an approval of any other Regulatory Authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise its right as set forth in Section 8 to exercise the Option in connection with the resale of Issuer Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and
     Section 4 shall apply with appropriate adjustments to any such exercise.

     4.  Payment and Delivery of Certificates.
         ------------------------------------
         (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f).

                                   ANNEX II-4

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JULY 15, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that (i) the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificates without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

         (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable Purchase Price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 4(d) in the name of Holder or its assignee, transferee, or designee.

                                   ANNEX II-5

         (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all pre-merger notification, reporting and waiting period requirements and
     (B) in the event prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5.  Representations and Warranties of Issuer. Issuer hereby represents and
          ----------------------------------------
warrants to Grantee (and Holder, if different than Grantee) as follows:

         (a) Corporate Authority. Issuer has full corporate power and authority
             -------------------
     to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and, subject to receiving any necessary Regulatory Approvals, the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.

         (b) Beneficial Ownership. To the best knowledge of Issuer, as of the
             --------------------
     date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common Stock.

         (c) Shares Reserved for Issuance; Capital Stock. Issuer has taken all
             -------------------------------------------
     necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all Liens, (other than those created by this Agreement) and not subject to any preemptive rights.

                                   ANNEX II-6

         (d) No Violations. The execution, delivery and performance of this
             -------------
     Agreement does not and will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

         (e) Board Action. The Board of Directors of Issuer having approved this
             ------------
     Agreement and the consummation of the transactions contemplated hereby by a majority vote of the members of the Southwest Board of Directors, the provisions of Chapter 25 of the BCL, do not and will not apply to this Agreement or the purchase of shares of Issuer Common Stock pursuant to this Agreement.

     6. Representations and Warranties of Grantee. Grantee hereby represents and
        -----------------------------------------
warrants to Issuer as follows:

         (a) Corporate Authority. Grantee has full corporate power and authority
             -------------------
     to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

         (b) Purchase Not for Distribution. Any Option Shares or other
             -----------------------------
     securities acquired by Grantee or Holder upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     7.  Adjustment Upon Changes in Issuer Capitalization, Etc.
         -----------------------------------------------------

         (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, reissuance of treasury shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer

                                   ANNEX II-7

     Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator

                                   ANNEX II-8
     is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

         (e)  The following terms have the meanings indicated:

              (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a merger in which Issuer is the continuing or surviving person, or (z) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

              (ii) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

              (iii) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (I) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder divided by (II) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.

              (iv) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

         (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the

                                   ANNEX II-9
     event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

          (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

     8.  Repurchase at the Option of Holder.
         ----------------------------------

         (a) At the request of Holder at any time (i) commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 18 months immediately thereafter and (ii) for 30 business days following the occurrence of either of the events set forth in clauses (i) and (ii) of
     Section 3(f) (but solely as to shares of Issuer Common Stock with respect to which the required approval was not received, Issuer (or any successor) shall repurchase from Holder (x) the Option and (y) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

              (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

              (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

              (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of

                                  ANNEX II-10

     Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

         (b) If Holder exercises its rights under this Section 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased hereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval) and the period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 8 Repurchase Consideration shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Issuer's proposed repurchase pursuant to this
     Section 8, Issuer shall promptly give notice of such fact to Holder. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or
     (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
     Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased; provided that if the Option shall have terminated prior to the date of such notice or shall be scheduled to terminate at any time before the expiration of a period ending on the thirtieth business day after such date, Grantee shall nonetheless have the right so to exercise the Option or exercise its rights under
     Section 9 until the expiration of such period of 30 business days. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

                                  ANNEX II-11

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq NMS during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock, or (ii) Issuer has entered into an agreement pursuant to which any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) could or will be consummated.

     9.  Registration Rights.
         -------------------

         (a) Demand Registration Rights. Issuer shall, subject to the conditions
             --------------------------
     of Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) Additional Registration Rights. If Issuer at any time after the
             ------------------------------
     exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock,

                                  ANNEX II-12

     Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; provided, further, however, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

         (c) Conditions to Required Registration. Issuer shall use all
             -----------------------------------
     reasonable efforts to cause each registration statement referred to in
     Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to
     Section 9(a) above:

              (i) prior to the earliest of (a) termination of the Plan pursuant to Article VII thereof, (b) failure to obtain the requisite shareholder approval pursuant to Section 6.01 of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;

              (ii) on more than one occasion during any calendar year;

              (iii) within 90 days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

              (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.

                                  ANNEX II-13

         In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

         (d) Expenses. Except where applicable state law prohibits such
             --------
     payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 9(a) or 9(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or 9(b) above.

         (e) Indemnification. In connection with any registration under Section
             ---------------
     9(a) or 9(b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

                                  ANNEX II-14

          Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this Section 9(e) unless the failure so to notify the indemnified party results in substantial prejudice thereto. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

          If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

                                  ANNEX II-15

          In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

         (f)  Miscellaneous Reporting. Issuer shall comply with all reporting
              -----------------------
     requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the
             -----------
     issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. Quotation; Listing. If Issuer Common Stock or any other securities to
         ------------------
be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NYSE, the Nasdaq NMS or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE, the Nasdaq NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

    11.  Division of Option. This Agreement (and the Option granted hereby) are
         ------------------
exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    12.  Miscellaneous.
         -------------

                                  ANNEX II-16

         (a) Expenses. Each of the parties hereto shall bear and pay all costs
             --------
     and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived
             --------------------
     at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c)  Entire Agreement; No Third-Party Beneficiaries; Severability. This
              ------------------------------------------------------------
     Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in
             -------------
     accordance with the laws of the Commonwealth of Pennsylvania without regard to any applicable conflicts of law rules.

         (e) Descriptive Headings. The descriptive headings contained herein are
             --------------------
     for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in
             -------
     writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).

         (g) Counterparts. This Agreement and any amendments hereto may be
             ------------
     executed in two counterparts, each of which shall be considered one and the same

                                  ANNEX II-17
     agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests
             ----------
     or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by
             ------------------
     the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement
             --------------------
     may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  ANNEX II-18

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers "hereunto duly authorized, all as of the day and year first written above.

                              SOUTHWEST NATIONAL CORPORATION

                              By:   /s/ David S. Dahlmann
                                 ---------------------------------------
                                 David S. Dahlmann
                                 President and Chief Executive Officer


                              FIRST COMMONWEALTH FINANCIAL CORP.

                              By:   /s/ Joseph E. O'Dell
                                 ---------------------------------------
                                 Joseph E. O'Dell
                                 President and Chief Executive Officer

BF 91510.1

                                  ANNEX II-19

                           Danielson Associates Inc.
                            6110 Executive Boulevard
                                   Suite 504
                         Rockville, Maryland 20852-3903
                              Tel: (301) 468-4884
                              Fax: (301) 468-0013
                                                               PITTSBURGH OFFICE
                                                             -------------------
                                                             Tel: (412) 262-3207


                                                                   July 15, 1998

Board of Directors
Southwest National Corporation
111 South Main Street
P.O. Box 760
Greensburg, Pennsylvania  15601

Dear Members of the Board:

     You have requested our opinion as to the "fairness," from a financial point of view, of the offer by First Commonwealth Financial Corporation ("First Commonwealth") of Indiana, Pennsylvania to acquire all of the shares of the common stock of Southwest National Corporation ("Southwest") of Greensburg, Pennsylvania. The First Commonwealth offer is to exchange 2.9 shares of First Commonwealth common stock for each share of Southwest common stock. Based on First Commonwealth's closing stock price of $30.31 on July 13, 1998, this offer has a monetary value of approximately $267.5 million. The "fair" sale value is defined as the price at which all of the shares of Southwest's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining as to the "fairness" of the offer, it also must be determined if the First Commonwealth common stock to be exchanged for Southwest's common stock is "fairly" valued.

     Danielson Associates Inc. ("Danielson Associates"), as part of its investment banking business, is regularly engaged in the valuation of banks, bank holding companies and thrifts in connection with mergers, acquisitions and other securities transactions. Danielson Associates has knowledge of, and experience with, Pennsylvania banking markets and banking organizations operating in those markets.

                                  ANNEX III-1

Board of Directors
July 15, 1998
Page Two

     This opinion is based partly on data supplied to Danielson Associates by Southwest, but it relies on some public information, all of which is believed to be reliable, but neither the completeness nor accuracy of such information can be guaranteed. In particular, the opinion assumes, based on management's representation, that there are no significant asset quality problems beyond what is stated in recent reports to regulatory agencies and in discussion with Danielson Associates' representatives.

     In arriving at this opinion, we reviewed (a) annual reports of Southwest and First Commonwealth for the fiscal years ended December 31, 1996 and 1997;
(b) call report data on each from 1989 through December 31, 1997, including quarterly reports for March 31, 1998; (c) recently reported prices and trading activities of, and dividends paid on, the common stock of First Commonwealth; and (d) certain other publicly available information, including data relating to the current economic and acquisition environment generally and the banking market in particular.

     In preparing the opinion, Southwest's market has been analyzed and its business and prospects have been reviewed. In addition, we conducted such other financial analyses as we deemed appropriate such as comparable company analyses, comparable transaction analyses and pro forma dilution analyses. Any unique characteristics have been considered.

     We believe that such analyses as described above must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying this opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses and summary description.

     In this analyses, we made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond First Commonwealth's or Southwest's control. Estimates contained in our analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates.

                                  ANNEX III-2

Board of Directors
July 15, 1998
Page Three

     Based on the foregoing, it is our opinion that, as of the date hereof, the consideration to be given to Southwest shareholders by first Commonwealth to acquire Southwest is fair from a financial point of view to Southwest and its shareholders.

                                  Respectfully submitted,

                                  /s/ Arnold G. Danielson

                                  Arnold G. Danielson
                                  Chairman
                                  Danielson Associates Inc.



AD:mf


                                  ANNEX III-3

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers.

  Pennsylvania Business Corporation Law of 1988. Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") provides that unless otherwise restricted in its bylaws, a business corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

  Section 1742 of the BCL provides that unless otherwise restricted in its bylaws, a corporation shall (subject to the limitations described below) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made under Section 1742 in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

  Section 1744 of the BCL provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the relevant section. Such determination shall be made:

  (1) by the board of directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

  (2) if such a quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

  (3)  by the shareholders.

  Notwithstanding the above, Section 1743 of the BCL provides that, to the extent that a director, officer, employee or agent of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

  Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by or granted pursuant to the subchapter on indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. Section 1746 also provides that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

  Section 1747 of the BCL provides that, unless otherwise restricted in its bylaws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify the director, officer, employee or agent against such liability under the provisions of the subchapter governing indemnification. Section 1747 declares such insurance to be consistent with the public policy of the Commonwealth of Pennsylvania.

  Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the subchapter governing indemnification shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and shall inure to the benefit of the heirs and personal representatives of such director, officer, employee or agent.

  Section 1713 of the BCL states that (i) a bylaw of a business which was adopted by the shareholders may provide that a director will not be personally liable for monetary damages unless the director has breached or failed to perform his duties and the breach or failure constitutes self-dealing, willful misconduct or recklessness. Such a limitation does not apply to the violation of criminal statutes or liability for taxes due.

  First Commonwealth By-Laws. Article 23 of the By-Laws of the First Commonwealth provides that First Commonwealth shall indemnify any director, officer and/or employee or any former director, officer and/or employee who was or is a party to, or is threatened to be made a party to, or is called as a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer and/or employee of First Commonwealth, or is or was serving at the request of First Commonwealth as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In the case of an action or suit by or in the right of the registrant, no indemnification shall be made in respect of a claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the registrant. Article 23 further provides that, except as may be otherwise ordered by a court, there shall be a presumption that any officer, director and/or employee is entitled to indemnification in the foregoing circumstances unless either a majority of the directors not involved in the proceedings or, if there are less than three such directors, then the holders of one-third of the outstanding shares of First Commonwealth, determine that the person is not entitled to such presumption. In the event of any such determination, a written opinion as to whether or not the parties involved are entitled to indemnification shall be requested from independent counsel.

  Section 12.3 of the By-Laws of First Commonwealth further provides that except as specifically provided by law, a director of First Commonwealth will not be personally liable for monetary damages with respect to any action taken, or any failure to act, unless such director has breached or failed to perform the duties of his office under Pennsylvania law relating to standard of care and justifiable reliance and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Any amendment or repeal of Section
12.3 which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, prior to the adoption of such amendment.

  First Commonwealth maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, which they may incur in connection with their serving in such capacity. Under the provisions of this insurance policy, First Commonwealth receives reimbursement for amounts as to which the directors and officers are indemnified by First Commonwealth under the indemnification provisions of Article 23 of the By-Laws of First Commonwealth. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the indemnification provisions described above.

ITEM 21. Exhibits

                                 EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

    2.1  Agreement and Plan of Merger dated as of July 15, 1998, between First Commonwealth
         Financial Corporation and Southwest National Corporation (filed herewith as Annex I to the Proxy Statement/Prospectus constituting part of this Registration Statement).

    2.2  Stock Option Agreement between First Commonwealth Financial Corporation and Southwest
         National Corporation (filed herewith as Annex II to the Proxy Statement/Prospectus constituting part of this Registration Statement).

   3.1*  Articles of Incorporation of First Commonwealth Financial Corporation, as amended
         (filed as Exhibit 3(i) to First Commonwealth's quarterly report on Form 10-Q for the quarter ended March 31, 1994 and incorporated herein by reference thereto).

   3.2*  By-Laws of First Commonwealth Financial Corporation, as amended (filed as Exhibit 3.2 to First Commonwealth's Registration Statement on Form S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October 15, 1993 and incorporated herein by reference thereto).

    5.1  Opinion of Tomb and Tomb regarding the legality of the shares of Common Stock of
         First Commonwealth Financial Corporation being registered.

    8.1  Form of Opinion of Tucker Arensberg, P.C. as to certain tax matters.

  10.1*  [Employment Agreement between Cenwest and Ronald C. Geiser (filed as Exhibit 10.2 to the Registrant's Form SE filed November 28, 1983 and incorporated herein by reference thereto).]

  10.2*  [Employment Agreement between Central and Sumner E. Brumbaugh (filed as Exhibit 10.2 to the Registrant's Registration Statement on Form S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October 15, 1993 and incorporated herein by reference thereto).]

  10.3*  Employment Agreement between Peoples and Robert F. Koslow, including Amendment No. 1 thereto (filed as Exhibit 10.3 to First Commonwealth's Registration Statement on Form
         S-4 (Reg. No. 33-50611), filed with the Securities and Exchange Commission on October
         15, 1993 and incorporated herein by reference thereto).

  10.4   Form of Employment Agreement between First Commonwealth and David S. Dahlmann.


  21.1*  List of subsidiaries of the Registrant (filed as Exhibit 21.1 to the Registrant's annual report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference thereto).

   23.1  Consent of Grant Thornton, independent certified public accountants.

   23.2  Consent of Deloitte & Touche, LLP, independent certified public accountants.

   23.3  Consent of KPMG Peat Marwick, independent certified public accountants.

  23.4*  Consent of Tomb and Tomb (contained in their opinion filed as Exhibit 5.1 hereto).

  23.5*  Consent of Tucker Arensberg, P.C. (contained in their opinion filed as Exhibit 8.1 hereto).

   23.6  Consent of Danielson Associates Inc.

   24.1  Powers of Attorney.

   99.1  Preliminary copy of letter to shareholders of Southwest National Corporation.

   99.2  Preliminary copy of Notice of Special Meeting of Shareholders of Southwest National
         Corporation.

   99.3  Preliminary copy of form of proxy for use by shareholders of Southwest National
         Corporation.

   99.4  Preliminary copy of letter to shareholders of First Commonwealth Financial
         Corporation.

   99.5  Preliminary copy of Notice of Special Meeting of Shareholders of First Commonwealth
         Financial Corporation.

   99.6  Preliminary copy of form of proxy for use by shareholders of First Commonwealth
         Financial Corporation.

   99.7  Opinion of Danielson Associates, Inc. (included as Annex III to the Proxy Statement/
         Prospectus).

*Incorporated herein by reference.


ITEM 22. Undertakings.

  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section l0(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, l0(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Indiana, Pennsylvania, on the 3rd day of September, 1998.

                                           FIRST COMMONWEALTH FINANCIAL
                                           CORPORATION



                                           By:  /s/ Joseph E. O'Dell
                                              ----------------------------------
                                                       Joseph E. O'Dell
                                           President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of September, 1998.

Signature and Capacity



/s/ Joseph E. O'Dell
----------------------------------------------
       Joseph E. O'Dell, President and
     Chief Executive Officer and Director
        (principal executive officer)


/s/ John J. Dolan
----------------------------------------------
   John J. Dolan, Senior Vice President and
           Chief Financial Officer
  (principal financial officer and principal
             accounting officer)


                       *
----------------------------------------------
        Sumner E. Brumbaugh, Director


                       *
----------------------------------------------
           E.H. Brubaker, Director


                       *
----------------------------------------------
          Edward T. Cote, Director


                       *
----------------------------------------------
         Ronald C. Geiser, Director


                       *
----------------------------------------------
         Johnston A. Glass, Director

                       *
----------------------------------------------
          A.B. Hallstrom, Director


                       *
----------------------------------------------
         H.H. Heilman, Jr., Director


                       *
----------------------------------------------
          David F. Irvin, Director


                       *
----------------------------------------------
          Dale P. Latimer, Director


                       *
----------------------------------------------
         Joseph W. Proske, Director


                       *
----------------------------------------------
             David R. Tomb, Jr.
      Senior Vice President, Secretary,
           Treasurer and Director


                       *
----------------------------------------------
              E. James Trimarchi


                       *
----------------------------------------------
              Robert C. Williams

*Joseph E. O'Dell hereby signs this Registration Statement on September 3rd, 1998, on behalf of each of the above-named Directors of First Commonwealth above whose typed names asterisks appear, pursuant to powers of attorney duly executed by each such Director and filed with the Securities and Exchange Commission as Exhibits to this Registration Statement


By:  /s/  Joseph E. O'Dell
   ----------------------------------
             Joseph E. O'Dell
             Attorney-in-Fact